Index

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant  ☒
Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐           Preliminary Proxy Statement
☐           Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒           Definitive Proxy Statement
☐           Definitive Additional Materials
☐           Soliciting Material under §240.14a-12

Hibbett, Inc.
_________________________________________________________________________________
(Name of Registrant as Specified in its Charter)
_________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒    No fee required.

☐              Fee paid previously with preliminary materials.

☐         Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.
____________________________________________________________________________________________

Index

______________________________________________

Notice of Annual Meeting
and
Proxy Statement
______________________________________________

2022 Annual Meeting of Stockholders
Wednesday, May 25, 2022 at 11:00 a.m. (Central Time)

Location: Virtually via the Internet at www.meetingnow.global/M5J7YJH

HIBBETT® 2022 Proxy Statement - 1 -

Index

2700 Milan Court, Birmingham, Alabama 35211

April 15, 2022

Dear Fellow Stockholders:

On behalf of the Board of Directors and the management of Hibbett, Inc., it is my pleasure to invite you to the 2022 Annual Meeting of Stockholders. The Annual Meeting will be held on May 25, 2022, beginning at 11:00 a.m. (Central Time), via a live webcast at www.meetingnow.global/M5J7YJH, where you will be able to vote electronically and submit questions during the Annual Meeting.

We look forward to discussing our Fiscal 2022 results and other important stockholder matters at our upcoming Annual Meeting. Thanks to solid execution by our entire organization, we reported record financial results for Fiscal 2022. Net sales increased 19.1% to $1.69 billion. Net income was $174.3 million, or $11.19 per diluted share, compared to $74.3 million, or $4.36 per diluted share, in the prior year. I’d like to particularly applaud our team members for their perseverance in navigating the ongoing uncertainty of the COVID-19 pandemic. Continuing to invest in our infrastructure and support our omni-channel growth has allowed us to maintain our competitive advantage as we enter Fiscal 2023.

Our strong financial results have enabled us to invest in growing our business while returning cash to our stockholders through share repurchases and the initiation of a quarterly cash dividend. In total, we returned $278.8 million in cash to stockholders during Fiscal 2022. Looking ahead, we believe the investments we have made in both our brick and mortar and digital platform position us well for long-term growth. We are increasingly engaged with our target consumer and have become the place they turn to for the latest athletic fashion. While we will continue to monitor ongoing supply chain disruptions and the effect of inflation on our customers’ discretionary spending, we are confident we can adapt to optimize results regardless of external factors and remain on-track for long-term growth.

The following pages contain the Notice of Annual Meeting of Stockholders and Proxy Statement, which describes the specific business to be considered and voted upon at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, I strongly encourage you to vote as soon as possible to ensure that your shares are represented. The accompanying Proxy Statement explains more about voting.

Thank you for your continued support.

Sincerely,

Michael E. Longo
President and Chief Executive Officer
HIBBETT® 2022 Proxy Statement - 2 -

Index

2700 Milan Court, Birmingham, Alabama 35211

Notice of 2022 Annual Meeting of Stockholders

To the Stockholders of Hibbett, Inc.:

The 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Hibbett, Inc., will be held at 11:00 a.m. (Central Time), on Wednesday, May 25, 2022. The Annual Meeting will be held in virtual format and conducted via a live webcast at www.meetingnow.global/M5J7YJH for the purpose of voting on the following matters:

1.To elect three (3) Class II Directors nominated by the board to serve three-year terms ending at the 2025 Annual Meeting of Stockholders;

2.To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for Fiscal 2023;

3.To approve, by non-binding advisory vote, the compensation of our named executive officers;

4.To approve the Hibbett, Inc. Amended and Restated Non-Employee Director Equity Plan;

5.To approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of Common Stock from 80,000,000 to 160,000,000;

6.To approve an amendment to the Hibbett, Inc. 2016 Executive Officer Cash Bonus Plan; and

7.To transact any other business properly brought before the meeting for any adjournment or postponement thereof.

The Board of Directors recommends that you vote “FOR” all the nominees listed in Proposal Number 1 and “FOR” Proposal Numbers 2, 3, 4, 5 and 6. The proxy holders will use their discretion to vote on other matters that may properly arise at the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record as of the close of business on April 7, 2022, will be entitled to vote at the Annual Meeting. Please note that brokers may not vote your shares on the election of directors or the advisory vote on executive compensation in absence of your specific instructions as to how to vote.

The Securities and Exchange Commission (SEC) rules allow us to furnish proxy materials to our stockholders on the Internet. We are pleased to take advantage of these rules and believe that they reduce the cost of delivery, provide
HIBBETT® 2022 Proxy Statement - 3 -

Index
greater flexibility to our stockholder, and lessen the environmental impact of our Annual Meeting. This Proxy Statement and our Annual Report are available on our website at hibbett.com under “Investor Relations.” Additionally, and in accordance with SEC rules, you may access our proxy materials at www.edocumentview.com/hibb which does not utilize “cookies” that identify visitors to the site.

Whether or not you expect to attend the Annual Meeting via a live webcast at www.meetingnow.global/M5J7YJH, it is important that you vote as soon as possible to ensure that your shares are represented. If you attend the Annual Meeting and wish to change your vote, you can do so by attending and voting at the virtual Annual Meeting.

By Order of the Board of Directors,

Elaine V. Rodgers
Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 25, 2022: The Company’s Proxy
Statement and Annual Report to stockholders for the fiscal year ended January 29, 2022 are available at hibbett.com under “Investor Relations”.
HIBBETT® 2022 Proxy Statement - 4 -

Index

PAGE
Proxy Statement Summary	6

General Information about the Annual Meeting, these Materials and Voting	10

Proposal Number 1 - Election of Directors	16

Our Board of Directors and Corporate Governance Matters	18

Environmental, Social and Governance Initiatives	35

Compensation and Non-Employee Directors	35
Director Compensation Table	35
Equity Plans for Directors	37

Compensation Committee Report	39

Executive Compensation	40
Compensation Discussion and Analysis	40
Summary Compensation Table	55
Grants of Plan-Based Awards Table	63
Outstanding Equity Awards at Fiscal Year End Table	63
Option Exercises and Stock Vested in Fiscal Year 2022	65
Nonqualified Deferred Compensation in Fiscal Year 2022	65
Potential Payments Upon Termination or Change in Control	66
Chief Executive Officer (CEO) Pay Ratio Disclosure	71

Security Ownership of Certain Beneficial Owners and Management	72

Delinquent Section 16(a) Reports, Related Person Transactions and Legal Proceedings	75

Audit Matters	76
Audit Committee Report	76
Fees Paid to Independent Registered Public Accountant	77
Policy on Pre-Approval of Audit and Permissible Non-Audit Services	78

Proposal Number 2 - Ratification of the Appointment of Independent Registered Public Accounting Firm	79

Proposal Number 3 - Approval of Executive Compensation	80

Proposal Number 4 - Approval of the Hibbett, Inc. Amended and Restated Non-Employee Director Equity Plan	81

Proposal Number 5 - Approval of an Amendment to our Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock from 80,000,000 to 160,000,000	89

Proposal Number 6 - Approval of an Amendment to the Hibbett, Inc. 2016 Executive Officer Cash Bonus Plan	92

Other Business	95

HIBBETT® 2022 Proxy Statement - 5 -

Index

PROXY STATEMENT SUMMARY
____________________

The Board of Directors (the “Board”) of Hibbett, Inc. (the “Company”) is soliciting your proxy to vote at the Company’s 2022 Annual Meeting of Stockholders (the “Annual Meeting”), or at any adjournment or postponement of the Annual Meeting. To assist you in your review of this proxy statement (the “Proxy Statement”), we have provided a summary of certain information relating to the items to be voted on at the Annual Meeting in this section. For additional information about these topics, please review this Proxy Statement in full and the Company’s Annual Report on Form 10-K for Fiscal 2022, which was filed with the Securities and Exchange Commission (SEC) on March 25, 2022 (the “Annual Report”).

We operate on a 52- or 53-week fiscal year ending on the Saturday nearest to January 31 of each year. The consolidated statements of operations for Fiscal 2022, Fiscal 2021 and Fiscal 2020 all included 52 weeks of operations.

This Proxy Statement and the form of proxy were made available to stockholders on or about April 15, 2022. The Annual Report is being made available with this Proxy Statement. The Annual Report is not part of the proxy solicitation materials.

Fiscal 2022 Business Performance

Key Financial Results

Net Sales

Net sales increased $271.5 million, or 19.1%, to $1.69 billion in Fiscal 2022 from $1.42 billion in Fiscal 2021 and comparable store sales for Fiscal 2022 increased 17.4% compared to Fiscal 2021.

Gross Margin

Gross margin was $646.4 million, or 38.2% of net sales, for Fiscal 2022 compared to $504.5 million, or 35.5% of net sales, for Fiscal 2021. Excluding adjustments to our non-cash inventory reserves in Fiscal 2021, gross margin of $646.4 million, or 38.2% of net sales, for Fiscal 2022 is comparable to the adjusted gross margin of $507.5 million, or 35.8% of net sales, for Fiscal 2021. (See Appendix A for a reconciliation of non-GAAP measures.)

SG&A

Store operating, selling and administrative (“SG&A”) expenses, including goodwill impairment in the prior year, were $382.4 million, or 22.6% of net sales, for Fiscal 2022 compared to $376.5 million, or 26.5% of net sales, for Fiscal 2021. Excluding certain City Gear acquisition and integration expenses and pandemic related impairment and valuation costs that occurred in Fiscal 2021, SG&A expenses of $382.4 million, or 22.6% of net sales, for Fiscal 2022 compared with adjusted SG&A expenses of $336.5 million, or 23.7% of net sales, for Fiscal 2021. (See Appendix A for a reconciliation of non-GAAP measures.)

Net Income

Net income for Fiscal 2022 was $174.3 million ($11.19 per diluted share) compared to $74.3 million ($4.36 per diluted share) for Fiscal 2021, prior to adjustment related to the pandemic and the acquisition of City Gear. As there were no adjustments in Fiscal 2022, net income of $174.3 million ($11.19 per diluted share) for Fiscal 2022 compared to adjusted net income of $104.3 million ($6.12 per diluted share) for Fiscal 2021. (See Appendix A for a reconciliation of non-GAAP measures.)

HIBBETT® 2022 Proxy Statement - 6 -

Index
E-Commerce

E-commerce sales decreased 1.6% and represented 13.8% of total net sales in Fiscal 2022 compared to 16.7% of total net sales in Fiscal 2021.

Fiscal 2022 Named Executive Officers

The Compensation Discussion and Analysis included in this Proxy Statement focuses on the compensation of our named executive officers (our “NEOs”) for Fiscal 2022, who are listed below:

Named Executive Officer	Title
Michael E. Longo	President and Chief Executive Officer
Robert J. Volke	Senior Vice President and Chief Financial Officer
Jared S. Briskin	Executive Vice President, Merchandising
William G. Quinn	Senior Vice President, Marketing and Digital
Ronald P. Blahnik	Senior Vice President, Chief Information Officer

Fiscal 2022 Compensation Highlights

The Compensation Committee believes that a majority of the total compensation opportunity for executives should be variable or at risk with the majority allocated to cash bonuses and equity awards that are contingent on the achievement of predetermined performance measures in order to align compensation with the interests of stockholders. Performance measures for management are based on Company-wide targets.

The primary objectives of our executive compensation program in Fiscal 2022 were to provide compensation that:

•attracts and retains highly qualified executive officers and motivates them to deliver a consistently high level of performance;
•aligns the economic interests of our executive officers with those of our stockholders by placing a portion of their compensation at risk through performance goals that, if achieved, are expected to increase total stockholder return;
•rewards performance that emphasizes teamwork among executive officers that supports healthy Company growth and supports the Company’s values by promoting a culture of integrity, business ethics and customer service; and
•rewards execution of short-term and long-term strategic initiatives.

We believe the compensation earned by our NEOs reflect our financial results in Fiscal 2022, particularly their variable or at risk compensation. The performance and pay results are strong indicators that our business strategy and compensation philosophies are appropriately synchronized.

In Fiscal 2022, the Compensation Committee structured the total compensation program for executives to consist of:

•base salary,
•performance-based cash bonus,
•performance-based equity awards,
•service-based equity awards, and
•certain other benefits discussed in more detail later in this Proxy Statement.

Our compensation philosophy has been consistent over the last several years with the exception of Fiscal 2021 as discussed later in this Proxy Statement.

HIBBETT® 2022 Proxy Statement - 7 -

Index
Board Governance Summary

We believe good corporate governance practices begin with a diverse, highly qualified and engaged Board. In the last five years, we have added five new directors, excluding our CEO, resulting in a Board with broad skill sets and backgrounds. Board refreshment and effectiveness is a product of consistent and thorough Board and Committee self-assessment processes, which includes anonymous and confidential feedback on topics such as the effectiveness of Board/Committee materials, Board/Committee composition and structure and Board meeting conduct and culture.

We recognize the strategic importance of Board diversity and strive to achieve an overall balance of diversity of perspectives, backgrounds and experiences relevant to our overall strategic philosophy when selecting Board nominees. By viewing diversity broadly, it allows us to factor criteria such as areas of functional, leadership and job experiences and educational background with intangible factors such as integrity, judgment and the ability of the nominee to devote adequate time to our Board over a sustained period. We continually assess our composition to be sure we have the right diversity of thought, experience, attributes and background to support our long-term strategic initiatives.

GOVERNANCE HIGHLIGHTS
Board Independence	▪	All of our Directors, except for our CEO, are independent, which includes an independent Chairman of the Board and Committees comprised entirely of independent Directors.

	▪	Our independent Directors have an opportunity to meet in executive session at each meeting and do so on a regular basis.

Director Elections	▪	The affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at the Annual Meeting and entitled to vote is required for the election of each Director.

Board and Committee Meetings	▪	Each of our Directors averaged greater than 90% attendance of all Board meetings and applicable Committee meetings.

Board and Committee Evaluations	▪	The Board and each Committee conduct a comprehensive self-evaluation each year to identify potential areas of improvement.

Corporate Strategy	▪	At least once per year, the Board and management engage in an in-depth discussion and align on the Company’s long-term corporate strategy. The strategy is revisited regularly during Board and Committee meetings.

	▪	In addition, the Board utilizes a strategy sub-committee that meets as needed with areas of management.
Succession Planning	▪	The Board reviews and discusses succession plans for executives and key contributors at least annually.

Environmental, Social and Governance Initiatives	▪	We recognize the importance of environmental, social and governance (ESG) issues and strive to be a responsible corporate citizen by promoting business practices that benefit all of our stakeholders.

HIBBETT® 2022 Proxy Statement - 8 -

Index
Proposals to be Voted on and Voting Recommendations

Proposal	Voting Recommendation	Page Reference (for more detail)
Election of Class II Directors (Proposal Number 1)	FOR	16
Ratification of Ernst & Young LLP (E&Y) as the Company’s independent registered public accounting firm for Fiscal 2023 (Proposal Number 2)	FOR	79
Advisory vote to approve executive compensation (say-on-pay) (Proposal Number 3)	FOR	80
Approval of the Hibbett, Inc. Amended and Restated Non-Employee Director Equity Plan (Proposal Number 4)	FOR	81
Approval of an amendment to our Certificate of Incorporation to increase the number of authorized shares of Common Stock from 80,000,000 to 160,000,000 (Proposal Number 5)	FOR	89
Approval of an amendment to the Hibbett, Inc. 2016 Executive Officer Cash Bonus Plan (Proposal Number 6)	FOR	92

Director Nominees

The following table provides summary information about our Class II Director nominees. The Class II Directors will be elected to each serve a three-year term that will expire at the Company’s 2025 Annual Meeting of Stockholders.

Nominee	Age	Director Since	Select Professional Experience	Independent	Current Board Committees	Select Skills/ Qualifications
Ramesh Chikkala	57	N/A	Mr. Chikkala is currently a corporate advisor and previously worked for Walmart, Inc. from 2006 to 2019 in areas of increasing responsibility with his most recent role as Senior Vice President, International Supply Chain (Omnichannel) and Food Manufacturing from 2013 to 2019. He served as Senior Vice President, Information Technology, from 2006 through 2013. Prior to Wal-Mart, Mr. Chikkala worked in various management roles with Family Dollar Stores, Gap, Inc. and Food Lion.	Yes	N/A	Mr. Chikkala’s past experience in supply chain operations and information technology with publicly-traded companies brings significant expertise to our Board in supply chain management and strategic planning.
Karen S. Etzkorn	58	2016
Ms. Etzkorn has served as Chief Information Officer (CIO) and Executive Vice President at HSNi since January 2013 and was appointed the role of CIO at Qurate Retail Group (QVC Group - HSNi’s parent company) in December 2017. Prior to that time, she served as Senior Vice President and CIO at Ascena Retail, Inc. and Tween Brands, Inc. from January 2008 to September 2012. In addition, she has held senior positions at retailers including The Home Depot, Williams-Sonoma, Gap, Inc. and Limited, Inc.
				Yes	Audit Compensation	Ms. Etzkorn’s skill set provides a unique knowledge base to our Board by offering strong technology expertise combined with overall retail understanding.

HIBBETT® 2022 Proxy Statement - 9 -

Index

Nominee	Age	Director Since	Select Professional Experience	Independent	Current Board Committees	Select Skills/ Qualifications
Linda Hubbard	62	2021	Ms. Hubbard is President and Chief Operating Officer of Carhartt, Inc., and has served in her current role since 2013. She joined Carhartt in 2002 and has also served as their Chief Financial Officer. Prior to joining Carhartt, Ms. Hubbard was an audit partner at Plante Moran. In addition, Ms. Hubbard has served on the Board of Directors of the Federal Reserve Bank of Chicago/Detroit Branch in Detroit, Michigan since 2017 and her term expires in 2022. Ms. Hubbard is a certified public accountant and qualifies as an “audit committee financial expert.”	Yes	Audit	Ms. Hubbard’s broad skill set brings the vendor’s perspective to our Company’s retail experience, as well as strong sourcing and logistic disciplines. Her work on the Board of the Federal Reserve Bank brings a different business and geographic perspective to our Board.

Forward-Looking Statements
This Proxy Statement, including the CEO letter to fellow stockholders, contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include any statement that does not directly relate to any historical or current fact and are based on current expectations and assumptions, which may not prove to be accurate. Forward-looking statements are not guarantees and are subject to risks, uncertainties, changes in circumstances that are difficult to predict, and significant contingencies, many of which are beyond the Company’s control. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. The Company describes risks and uncertainties that could cause actual results and events to differ materially in “Risk Factors,” “Quantitative and Qualitative Disclosures About Market Risk,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of its Forms 10-K and 10-Q. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements as a result of new information, future events, or otherwise, except as required by law.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING, THESE MATERIALS AND VOTING

What is included in these proxy materials? These materials include the Notice of Annual Meeting and Proxy Statement (the “Notice”) and the Annual Report, which contains the Company’s consolidated financial statements.

Why did I receive a Notice of Internet Availability of Proxy Materials but no proxy materials? We are furnishing proxy materials to our stockholders primarily over the Internet under the SEC’s notice and access rules instead of mailing full sets of the printed materials. We believe that these rules reduce the costs of delivery, provide greater flexibility to our stockholders and lessen the environmental impact of our Annual Meeting. On or about April 15, 2022, we started mailing a Notice of Internet Availability of Proxy Materials (the “Hibbett Notice”) to most of our stockholders in the United States. The Hibbett Notice contains instructions on how to access and read this Proxy Statement and our Annual Report on the Internet and how to vote online. If you received a Hibbett Notice by mail, you will not receive paper copies of the proxy materials in the mail, unless you request them. If you received a Hibbett Notice by mail and would like to receive a printed copy of the materials, please follow the instructions on the Hibbett Notice for requesting the materials, and we will promptly mail the materials to you.

How can I attend the Annual Meeting? The Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by a live webcast. No physical meeting will be held. You are entitled to attend the Annual Meeting only if you were a stockholder of the Company as of the close of business on April 7, 2022, or if you hold a valid proxy for the Annual Meeting. You will be able to attend the Annual Meeting online and will be afforded the same rights and opportunities to vote, ask questions and participate as you would at an in-person annual meeting. In particular, you can submit questions in advance of, or live during the Annual Meeting by visiting
HIBBETT® 2022 Proxy Statement - 10 -

Index
www.meetingnow.global/M5J7YJH and following the instructions and rules of conduct on the Annual Meeting website. During the Annual Meeting, we intend to answer stockholder questions that are pertinent to the Company and the official business of the Annual Meeting, subject to time constraints.

To participate in the Annual Meeting, you will need to review the information included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below.

How do I register to attend the Annual Meeting virtually on the Internet? If you are a registered stockholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Annual Meeting virtually on the Internet. Please follow the instructions on this Notice or proxy card that you received.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting virtually on the Internet. To register to attend the Annual Meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your Company holdings along with your name and email address to Computershare. You will receive a confirmation of your registration by email after we receive your registration materials.

Requests for registration must be labeled as “Legal Proxy” and be received no later than 4:00 p.m., Central Time, on May 15, 2022. Requests for registration should be directed to the following:

By email:	By mail:
Forward the email from your broker, or attach an image of your legal proxy, to: legalproxy@computershare.com.	Computershare Hibbett Legal Proxy P.O. Box 505000 Louisville, KY 40233

What if I have trouble accessing the virtual Annual Meeting? The virtual Annual Meeting platform is fully supported across browsers (e.g., MS Edge, Firefox, Chrome and Safari) and devices (including computers, tablets and cellphones) running the most updated version of applicable software and plugins. Please note that Internet Explorer is not currently supported. Participants should ensure that they have a reliable Internet connection whenever they intend to participate in the Annual Meeting. Participants should allow time to log in and ensure that they can hear streaming audio prior to the start of the Annual Meeting. We encourage you to access the Annual Meeting prior to the start time. A link on the Annual Meeting page will provide further assistance should you need it.

The Annual Meeting will begin promptly at 11:00 a.m., Central Time, on May 25, 2022. We encourage you to access the Annual Meeting prior to the start time leaving ample time for the check-in process. Please follow the registration instructions as outlined in this Proxy Statement. If you have difficulty accessing the Annual Meeting, or if any technical difficulties arise during the Annual Meeting, please call 1-888-724-2416 (toll-free) or the technical support number that will be posted on the log in page for the Annual Meeting. On May 25, 2022, there will be technicians available to assist you beginning at 10:30 a.m., Central Time, with any difficulties.

What is the purpose of this meeting and these materials? This is the Annual Meeting of our stockholders. At the Annual Meeting, you will be asked to vote on six proposals:

•the election of three Class II directors to serve three-year terms expiring in 2025;
•the ratification of our Audit Committee’s selection of E&Y as our independent registered public accounting firm for Fiscal 2023;
•the approval, by a non-binding advisory vote, of our named executive officers' compensation;
•the approval of the Hibbett, Inc. Amended and Restated Non-Employee Director Plan;
•the approval of an amendment to our Certificate of Incorporation to increase the number of authorized shares of Common Stock from 80,000,000 to 160,000,000; and
•the approval of an amendment to the Hibbett, Inc. 2016 Executive Officer Cash Bonus Plan.
HIBBETT® 2022 Proxy Statement - 11 -

Index

We are not aware of any other matters to be brought before the Annual Meeting. If other matters are properly raised at the Annual Meeting, the proxy holders may vote any shares represented by proxy in their discretion.

Our Board strongly encourages you to exercise your right to vote on these matters. Your vote is important. Voting early through the Internet, by telephone or by a proxy or voting instruction card helps ensure that we receive a quorum of shares necessary to hold the meeting. After the conclusion of the formal business of the Annual Meeting, management may give a report to interested stockholders on our performance during Fiscal 2022.

How do the Directors of the Company recommend that I vote? The Board recommends that you vote:

Proposal	Matter	Board Vote Recommendation
1	Election of Class II Directors	FOR Each Nominee
2	Ratification of the appointment of E&Y as our independent registered public accounting firm for Fiscal 2023	FOR
3	Approval, on a non-binding advisory basis, of the compensation of our Named Executive Officers	FOR
4	Approval of the Hibbett, Inc. Amended and Restated Non-Employee Director Plan	FOR
5	Approval of an amendment to our Certificate of Incorporation to increase the number of authorized shares of Common Stock from 80,000,000 to 160,000,000	FOR
6	Approval of an amendment to the Hibbett, Inc. 2016 Executive Officer Cash Bonus Plan	FOR

Who is entitled to vote at the Annual Meeting? Holders of the Company’s common stock at the close of business on April 7, 2022, are entitled to receive this Notice and to vote their shares at the Annual Meeting. As of that date, there were 12,972,162 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner? The most common ways in which stockholders hold Hibbett stock are:

•directly with our transfer agent, Computershare, Inc. (stockholder of record); or
•indirectly through an account with an institutional or nominee holder of our stock such as a broker or bank who is the record holder of the stock (beneficial owner).

If you hold your shares as a stockholder of record, our transfer agent sends the proxy materials to you and your vote instructs the proxies how to vote your shares. If you hold your shares indirectly (in street name) as a beneficial owner, your broker, bank or other nominee delivers the proxy materials to you. Your vote instructs your nominee how to vote your shares, and that nominee in turn instructs the proxies how to vote your shares.

How do I vote? Most stockholders have a choice of voting by mail, by telephone, on the Internet, or by attending the virtually held Annual Meeting. Please refer to the proxy card or other voting instructions included with these proxy materials for information on the voting methods available to you. If you vote by telephone or on the Internet, you do not need to return your proxy card.

A.By Mail
Be sure to complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board.

HIBBETT® 2022 Proxy Statement - 12 -

Index
If you are a stockholder of record, and the prepaid envelope is missing, please mail your completed proxy card to Proxy Services, c/o Computershare, P.O. Box 505000, Louisville, KY 40233.

B.By Telephone or Online
The telephone and Online voting procedures established by the Company for stockholders of record are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that those instructions have been properly recorded.

You can vote by calling the toll-free telephone number on the proxy card. Please have your proxy card in hand when you call. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

The website for Online voting is www.investorvote.com/hibb or you can scan the QR code on the proxy card. Please have your proxy card handy when you go online. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you also can request electronic delivery of future proxy materials.

Telephone and Online voting for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Central Time on May 24, 2022. The availability of telephone and Online voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive.

If you vote by telephone or on the Internet, you do not have to return your proxy card or voting instruction card.

C.Virtually at the Annual Meeting
If you attend the Annual Meeting via live webcast, you may also submit your vote at the Annual Meeting and any votes that you previously submitted – whether via the Internet, by phone or by mail – will be superseded by the vote that you cast at the Annual Meeting. To vote at the Annual Meeting, beneficial owners will need to contact the broker, trustee or nominee that holds their shares to obtain a “legal proxy” as described above. Whether your proxy is submitted by the Internet, by phone or by mail, if it is properly completed and submitted and if you do not revoke it prior to the Annual Meeting, your shares will be voted virtually at the Annual Meeting in the manner set forth in this Proxy Statement or as otherwise specified by you.

What can I do if I change my mind after I vote my shares? If you are a stockholder of record, you can revoke your proxy before it is exercised by:
•written notice to the Corporate Secretary of the Company;
•timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the Internet; or
•voting by ballot at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

All shares that have been properly voted and not revoked will be cast at the Annual Meeting.

What shares are included on the proxy card? If you are a stockholder of record, you will receive only one proxy card for all the shares you hold:

•in certificate form; and
•in book-entry form.

If you are a beneficial owner, you will receive voting instructions, and information regarding consolidation of your vote, from your bank, broker or other holder of record.

HIBBETT® 2022 Proxy Statement - 13 -

Index
What is “householding” and how does it affect me? We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Notice of Annual Meeting, Proxy Statement and of our Annual Report, unless one or more of these stockholders notifies us that they wish to receive individual copies. This procedure is designed to reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards. If you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting, Proxy Statement and Annual Report, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, you can request information about householding from your bank, broker or other holder of record or direct your written request to Hibbett, Inc., 2700 Milan Court, Birmingham, Alabama 35211, Attention: Corporate Secretary, or contact the Corporate Secretary at (205) 912-4292, and the Company will deliver a separate copy of the Annual Report and Proxy Statement upon request.

Is there a list of stockholders entitled to vote at the Annual Meeting? The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting in an electronic format at the live webcast and for ten days prior to the Annual Meeting for any purpose relevant to the Annual Meeting, between the hours of 8:00 a.m. and 3:00 p.m., at our principal executive offices at 2700 Milan Court, Birmingham, Alabama 35211, by contacting the Corporate Secretary of the Company.

What is the effect of abstentions and broker non-votes? Proxies marked “abstain” or proxies required to be treated as broker “non-votes” will be viewed as present for purposes of determining whether there is a quorum at the Annual Meeting. A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner of the shares. Broker non-votes with respect to any matter (other than Proposal Number 5) will have no effect on the proposal. A broker non-vote with respect to Proposal Number 5 will have the same effect as a vote against that proposal. Abstentions with respect to any matter will have the same effect as a vote against that proposal.

Pursuant to New York Stock Exchange (NYSE) rules, brokers may vote on routine matters but do not have discretionary power to vote your shares on “non-routine” matters unless the broker receives appropriate instructions from you. The ratification of the selection of the independent registered public accounting firm (Proposal Number 2) is the only item on the agenda for the Annual Meeting that is considered routine. The election of Directors (Proposal Number 1), the vote on an advisory basis for named executive officer compensation (Proposal Number 3), the vote on the Hibbett, Inc. Amended and Restated Non-Employee Director Equity Plan (Proposal Number 4), the vote on the amendment to the Company’s Certificate of Incorporation (Proposal Number 5) and the vote on the amendment to the Hibbett, Inc. 2016 Executive Officer Cash Bonus Plan (Proposal Number 6) are considered “non-routine” matters. Due to NYSE rules, brokers are not able to vote your shares with respect to “non-routine” matters if you have not provided instructions. Therefore, we strongly urge you to vote your shares.

What are the voting requirements to elect Directors (Proposal Number 1) and to approve Proposal Numbers 2, 3, 4, 5 and 6 discussed in this Proxy Statement? The holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, are necessary to constitute a quorum. The affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at the Annual Meeting and entitled to vote is required for the election of each Director (Proposal Number 1), the ratification of the selection of the independent registered public accounting firm (Proposal Number 2), to approve, on an advisory basis, the named executive officer compensation (Proposal Number 3), to approve the Hibbett, Inc. Amended and Restated Non-Employee Director Equity Plan (Proposal Number 4) and to approve an amendment to the Hibbett, Inc. 2016 Executive Officer Cash Bonus Plan (Proposal Number 6). The proposal to approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of Common Stock (Proposal Number 5) will be approved if it receives the affirmative vote from the holders of a majority of our outstanding common stock entitled to vote on the proposal. You may vote “for” or “against” or “abstain” with respect to Proposal Numbers 1, 2, 3, 4, 5 and 6.

Could other matters be decided at the Annual Meeting? At the date that this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.
HIBBETT® 2022 Proxy Statement - 14 -

Index
If other matters are properly presented at the Annual Meeting for consideration, the proxies designated on the enclosed proxy card, or any substitute for such proxies, will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation? We will pay all expenses in connection with the solicitation of the proxies relating to this Proxy Statement, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to our stockholders. In addition, Directors, executive officers or employees may solicit proxies on our behalf by telephone, electronic transmission or personal contact without additional compensation. All reasonable proxy soliciting expenses will be paid by us in connection with the solicitation of votes for the Annual Meeting.

Who will count the vote? Representatives of our transfer agent, Computershare, Inc., will tabulate the votes.

Where can I find the voting results of the Annual Meeting? We will announce the voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K filed with the SEC within four business days of the completion of the Annual Meeting.

HIBBETT® 2022 Proxy Statement - 15 -

Index
PROPOSAL NUMBER 1

ELECTION OF DIRECTORS

The terms of Karen S. Etzkorn, Linda Hubbard and Alton E. Yother, our current Class II Directors, will expire at the 2022 Annual Meeting of Stockholders. Mr. Yother is retiring from service on the Board and is not standing for re-election. The Board has nominated Ms. Etzkorn and Ms. Hubbard, incumbent Class II Directors, and Ramesh Chikkala for election as Class II Directors at the 2022 Annual Meeting of Stockholders. If elected, these Class II Directors will hold office for a three-year term expiring at the Annual Meeting of Stockholders to be held in 2025 and until their successor is elected and qualified. Proxies may not be voted for a greater number of persons than the nominees named herein.

The remaining seven incumbent Directors previously elected to Class I and Class III will continue in office following the 2022 Annual Meeting and until their terms expire at the Annual Meetings of Stockholders in 2023 and 2024, respectively.

Ms. Etzkorn, Ms. Hubbard and Mr. Chikkala have indicated their willingness to serve as Directors. If they become unable to stand for election, the persons named in the proxy will vote for any substitute nominees proposed by the Board.

Vote Required

A Director will be elected, so long as a quorum is present, if he or she receives the affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Abstentions shall have the effect of a vote against a nominee. Although broker non-votes will be treated as present for purposes of determining whether there is a quorum, broker non-votes will not be counted for purposes of determining the number of votes present and entitled to vote with respect to the election of directors and will not otherwise affect the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT
YOU VOTE “FOR” THE NOMINEES FOR DIRECTOR.

Listed below are the three persons nominated for election to the Board. The following paragraphs include information about each Director nominee’s business background, and additional experience, qualifications, attributes or skills that led the Board to conclude that the nominees should serve on our Board.

Name	Age	Principal Occupation	Director Since
Ramesh Chikkala	57	Corporate Advisor, former SVP, Global Supply Chain (Omnichannel) and Food Manufacturing of Walmart, Inc.	N/A
Karen S. Etzkorn	58	CIO of Qurate Retail Group	2016
Linda Hubbard	62	President and COO of Carhartt, Inc.	2021

Ramesh Chikkala is a Director nominee for election by our stockholders at the 2022 Annual Meeting. He holds a Master of Science degree in Industrial and Systems Engineering from Ohio University at Athens, a Master of Business Administration degree from the University of Mumbai in Maharashtra, India and a Bachelor of Science in Electrical Engineering degree from Osmania University in Andhra Pradesh, India. Mr. Chikkala is currently a senior advisor to the operations/supply chain practice at Kearney, Inc. and serves as adjunct faculty at UNC Charlotte, where he teaches the core operations management course. Mr. Chikkala previously worked for Walmart, Inc. from 2006 through 2019 in areas of increasing responsibility with his most recent role as Senior Vice President, Global Supply Chain (Omnichannel) and Food Manufacturing from 2013 to 2019. He served as Senior Vice President, Information Technology, from 2006 through 2013. In addition, he has held senior positions in multiple functions at retailers including the Family Dollar Stores, Gap, Inc. and Food Lion. His experience in supply chain operations and
HIBBETT® 2022 Proxy Statement - 16 -

Index
information technology in publicly-traded companies brings significant expertise to our Board in supply chain strategy and management.

Karen S. Etzkorn has been a Director since November 2016 and currently serves as a member of our Audit and Compensation Committees. She holds a Bachelor of Science degree in Business Administration from Ohio State University. She has served as Chief Information Officer (CIO) and Executive Vice President at HSNi since January 2013 and was appointed the role of CIO at Qurate Retail Group (QVC Group - HSNi’s parent company) in December 2017. Prior to that time, she served as Senior Vice President and Chief Information Officer at Ascena Retail, Inc. and Tween Brands, Inc. from January 2008 to September 2012. In addition, she has held senior positions at retailers including The Home Depot, Williams-Sonoma, Gap, Inc. and Limited, Inc. Ms. Etzkorn provides a unique knowledge base to our Board by offering strong technology expertise combined with overall retail understanding.

Linda Hubbard has been a Director since May 2021 and currently serves as a member of our Audit Committee. She holds a Bachelor of Arts degree from Michigan State University in Accounting. Since 2013, Ms. Hubbard has served as the President and Chief Operating Officer of Carhartt, Inc., an apparel manufacturer, wholesaler and retailer which manufactures Carhartt-branded products that are sourced and sold globally. Ms. Hubbard also serves as Secretary/Treasurer/Director on Carhartt’s Board of Directors. She joined Carhartt in 2002 as their Chief Financial Officer. Prior to joining Carhartt, Ms. Hubbard was an audit partner at Plante Moran, one of the nation’s largest certified public accounting and business advisory firms and worked for the firm from 1982 through 2002. In addition, she currently serves as Chair of the Board of Directors of the Federal Reserve Bank of Chicago/Detroit Branch. Ms. Hubbard has served on the Bank’s Board since 2017 and her term expires in 2022. Ms. Hubbard is a certified public accountant. Her broad skill set brings the vendor’s perspective to our Company’s retail experience, as well as strong sourcing and logistic disciplines. Her work on the Board of the Federal Reserve Bank brings a different business and geographic perspective to our Board. She qualifies as an “audit committee financial expert.”

HIBBETT® 2022 Proxy Statement - 17 -

Index
OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE MATTERS

The Board of Directors

Listed below are the current members of our Board and Director nominees. The paragraphs following include information about each individual’s business background, and additional experience, qualifications, attributes or skills that led the Board to conclude that the individual should serve on our Board, with the exception of our current Class II Director nominees, whose information can be found in Proposal Number 1.

Name	Age	Principal Occupation	Director Since
Director Nominees (see Proposal Number 1)
Ramesh Chikkala	57	Corporate Advisor, former SVP, Global Supply Chain (Omnichannel) and Food Manufacturing of Walmart, Inc.	N/A
Karen S. Etzkorn	58	CIO of Qurate Retail Group	2016
Linda Hubbard	62	President and COO of Carhartt, Inc.	2021

Standing Directors
Anthony F. Crudele	65	Chairman of the Board; EVP, CFO and Treasurer of Tractor Supply Company (retired)	2012
Terrance G. Finley	68	CEO of Books-A-Million, Inc.	2008
Dorlisa K. Flur	57	Senior Advisor and former Chief Strategy and Transformation Officer for Southeastern Grocers, Inc.	2019
James A. Hilt	46	Independent Advisor; former President of Shutterfly, Inc.	2017
Jamere Jackson	52	EVP and CFO of AutoZone, Inc.	2020
Michael E. Longo	60	President and CEO of Hibbett, Inc.	2019
Lorna E. Nagler	65	President of Bealls Department Stores, Inc. (retired)	2019
Alton E. Yother*	69	Senior EVP and CFO of Regions Financial Corporation (retired)	2004
* Mr. Yother is not standing for re-election to the Board.

Anthony F. Crudele has been a Director since May 2012 and currently serves as the Chairman of our Board and is a member of our Nominating and Corporate Governance Committee. As Chairman, he also participates in meetings of the Audit and Compensation Committees. He holds a Bachelor of Business Administration degree in Accounting from the University of Notre Dame. He served as the Executive Vice President, Chief Financial Officer and Treasurer of Tractor Supply Company (TSC) from May 2007 through February 2017 and previously served as their Senior Vice President, Chief Financial Officer and Treasurer since joining the company in September 2005. Prior to that time, he served as Executive Vice President and Chief Financial Officer of Gibson Guitar from 2003 to 2005; as Executive Vice President and Chief Financial Officer of Xcelerate Corp from 2000 to 2003; and in senior financial roles at The Sports Authority from 1989 to 1999, including Senior Vice President and Chief Financial Officer from 1996 to 1999. Mr. Crudele is a certified public accountant and began his career in 1978, spending the majority of his public accounting tenure at the international accounting firm of Price Waterhouse. Mr. Crudele currently sits on the Board of Directors of the public retailer Tuesday Morning and serves on its Audit Committee. His past positions as CFO of publicly-traded retail companies bring insight of retail operations and strategies. He qualifies as an “audit committee financial expert.”

Terrance G. Finley has been a Director since March 2008 and is currently a member of our Compensation Committee and our Nominating and Corporate Governance Committee. He holds a Bachelor of Arts degree in Political Science and Communications from Auburn University. Mr. Finley is currently Chief Executive Officer of Books-A-Million, Inc., where he has worked as President and Chief Operating Officer, Executive Vice President – Chief Merchandising Officer and in various positions within the merchandising group since 1993. His current
HIBBETT® 2022 Proxy Statement - 18 -

Index
responsibilities include all the company’s store operations, merchandising, marketing, publishing, import and Internet activities. A veteran of the book industry for over 40 years, Mr. Finley has led several of Books-A-Million’s business units, including the launching of its e-commerce effort. His strong experience in retail store operations, merchandising and marketing are complimentary to the operations of our Company.

Dorlisa K. Flur has been a Director since July 2019 and currently serves as Chair of our Nominating and Corporate Governance Committee and as a member of our Audit Committee. She holds a Master of Business Administration from the Fuqua School of Business at Duke University as well as a Bachelor of Science in Computer Science and Economics from Duke. Ms. Flur is currently an independent senior advisor and was previously Chief Strategy and Transformation Officer at Southeastern Grocers, Inc. from 2016 until July 2018. From 2013 to 2016, Ms. Flur was Executive Vice President, Omni-channel at Belk, Inc. Prior to Belk, Ms. Flur held several executive and strategic leadership roles at Family Dollar Stores, Inc. from 2004 to 2012, rising to Vice Chair, Strategy and Chief Administrative Officer. She earlier honed her strategic skill set with 16 years at McKinsey and Company, Inc. Additionally, she serves on the Board of Directors of Sally Beauty Holdings, Inc. and serves on their Audit Committee, Nominating, Governance and Corporate Responsibility Committee and Compensation and Talent Committee. She also serves on the Board of Directors of United States Cold Storage, Inc., a wholly owned subsidiary of London, England based Swire & Sons, Inc. She is a Governance Fellow of the National Association of Corporate Directors and is NACD Directorship Certified.TM Ms. Flur brings a key skill set to our Board through her McKinsey background and C-level positions, having managed nearly every line-operating function at several public and private retail companies.

James A. Hilt has been a Director since August 2017 and currently serves as a member of our Compensation Committee. He holds a Bachelor of Arts Degree in Political Science from the University of Minnesota and is an independent advisor. Formerly, he was President of Shutterfly, Inc. from September 2020 through February 2022. He joined Shutterfly as President of the Consumer Division at Shutterfly, Inc. in March 2019. Prior to joining Shutterfly, he served as Executive Vice President and Chief Customer Experience Officer at Express Inc. from April 2018 through March 2019. Mr. Hilt joined Express in February 2014 as Senior Vice President of e-Commerce and served as their EVP, Chief Marketing Officer from March 2015 to April 2018. Prior to joining Express, he was Vice President of eBooks and Managing Director, International at Barnes & Noble, Inc. Earlier in his career, Mr. Hilt held several executive positions at Sears Holdings Corporation, the parent company of Sears Roebuck and Co. and Kmart Corporation. Before Sears, he was a Director of Global Marketing at SAP and held several senior positions at IBM. Mr. Hilt’s strong experience in retail and background in the customer digital experience brings insight for optimizing our long-term e-commerce strategies.

Jamere Jackson has been a Director since May 2020 and currently serves as a member of our Audit Committee. He holds a Bachelor degree in Finance and Business Economics from the University of Notre Dame. Mr. Jackson joined AutoZone, Inc. as its Executive Vice President and Chief Financial Officer in September 2020. Formerly, he served as Executive Vice President and Chief Financial Officer of Hertz Global Holdings, Inc. from September 2018 through September 2020. Prior to joining Hertz, he served as Chief Financial Officer of Nielsen Holdings PLC, from March 2014 to August 2018. From 2004 to February 2014, he held a variety of leadership roles at General Electric Company, most recently as Vice President and Chief Financial Officer of a division of GE Oil & Gas. He has served on the Board of Directors of Eli Lilly & Co since October 2016 where he serves on the Audit (Chair) and Finance Committees. Mr. Jackson is a certified public accountant. His past positions as CFO of publicly-traded companies as well as service on a publicly-traded Board of Directors brings significant financial expertise and a strong background in strategic planning. He qualifies as an “audit committee financial expert.”

Michael E. Longo has been a non-independent Director of our Board since December 2019, when he joined the Company as Chief Executive Officer and President. Formerly, he served as Chief Executive Officer for City Gear, LLC. Prior to City Gear, he worked in positions of increasing responsibility and leadership with AutoZone, Inc. starting as a Vice President of Supply Chain in 1996 to Executive Vice President of Supply Chain, IT, Development, Mexico in 2005. Mr. Longo holds a Bachelor of Science degree in Engineering from the United States Military Academy and an MBA from Harvard University.

HIBBETT® 2022 Proxy Statement - 19 -

Index
Lorna E. Nagler has been a Director since July 2019 and currently serves as Chair of our Compensation Committee and member of our Nominating and Corporate Governance Committee. She holds a Bachelor of Science degree in Retail from the University of Wisconsin. Ms. Nagler brings close to 40 years of experience in the retail industry and served as President of Bealls Department Stores, Inc. from January 2011 to February 2016. Prior to that time, she served as President and CEO of Christopher & Banks Corporation from 2007 to 2010. From 2002 to 2007, she served in several leadership roles at Charming Shoppes, including President of Lane Bryant and President of Catherine Stores. She also held merchandising leadership roles at Kmart Corporation and Kids “R” Us between 1994 and 2001. Additionally, Ms. Nagler currently serves as the Lead Director on the Board of Directors of Ulta Beauty, a Fortune 500 Company, since 2009, and formerly served on the Board of Directors of Christopher & Banks Corporation as a member of their Audit, Compensation and Governance committees. With years of experience as a senior level executive in a wide variety of retail companies, including as President and CEO of a public retail company, Ms. Nagler provides considerable expertise on strategic, management and operational issues facing a multi-state retailer.

Alton E. Yother has been a Director since August 2004 and currently serves as Chair of our Audit Committee and a member of our Nominating and Corporate Governance Committee. He holds a Bachelor of Science degree in Finance from the University of Alabama. Mr. Yother worked as Executive Vice President and Controller of Regions Financial Corporation (formerly AmSouth Bancorporation) from November 2004 to April 2007 at which time he became Senior Executive Vice President and Chief Financial Officer of Regions Financial Corporation until his retirement in April 2008. Prior to this, he worked for over 24 years for SouthTrust Corporation or SouthTrust Bank. His most recent duties at SouthTrust were as Executive Vice President, Treasurer and Controller of SouthTrust Corporation from 1998 to 2004. Mr. Yother strengthens the Board’s collective knowledge and capabilities, by offering an extensive background in management and experience in financial operations and strategic planning, including risk assessment, and brings to the Board strong financial and accounting experience. He qualifies as an “audit committee financial expert.”

Director Classes

The following table provides Director Class and term expiration information for each current Board Member:

Class	Term Expiration	Board Member
Class I Directors	2024 Annual Meeting of Stockholders	Terrance G. Finley
Dorlisa K. Flur
Michael E. Longo
Lorna E. Nagler
Class II Directors	2022 Annual Meeting of Stockholders	Karen S. Etzkorn
Linda Hubbard
Alton E. Yother
Class III Directors	2023 Annual Meeting of Stockholders	Anthony F. Crudele
James A. Hilt
Jamere Jackson

Committees of the Board of Directors

The Board has established an Audit Committee, a Nominating and Corporate Governance Committee (“NCG Committee”) and a Compensation Committee. The memberships and functions of these committees are set forth below. The Board has no standing Executive Committee. Michael E. Longo is the only non-independent Director on the Board and does not serve on any committee. The following table below provides Fiscal 2022 membership and meeting information for each of the Board Committees.

HIBBETT® 2022 Proxy Statement - 20 -

Index

Committee	Chair	Members	Number of Meetings
Audit	Alton E. Yother	Jane F. Aggers(1)	12
		Karen S. Etzkorn
		Dorlisa K. Flur
		Linda Hubbard(2)
		Jamere Jackson
Compensation	Jane F. Aggers(1) Lorna E. Nagler(3)	Karen S. Etzkorn	8
		Terrance G. Finley
		James A. Hilt
Nominating and Corporate Governance	Dorlisa K. Flur(4)	Jane F. Aggers(1)	6
		Anthony F. Crudele(5)
		Terrance G. Finley
		Lorna E. Nagler(3)
		Alton E. Yother

(1) Ms. Aggers served on the Audit Committee, Compensation Committee and NCG Committee until her retirement from the Board in May 2021.

(2) Ms. Hubbard was appointed to the Audit Committee in May 2021 upon her appointment to the Board.

(3) Ms. Nagler was appointed Chair of the Compensation Committee and as a member of the NCG Committee in May 2021.

(4) Ms. Flur was appointed Chair of the NCG Committee in May 2021.

(5) Mr. Crudele served as Chair of the NCG Committee until May 2021.

Audit Committee

The Fiscal 2022 members of the Audit Committee were Mses. Aggers, Etzkorn, Flur and Hubbard, and Messrs. Jackson and Yother. As Chairman of the Board, Mr. Crudele also sits on the Audit Committee as a non-voting member. Ms. Hubbard was appointed to the Audit Committee in May 2021. Ms. Aggers ended her service on the Audit Committee upon her retirement from the Board in May 2021.

Under the terms of its Charter, the Audit Committee meets no less than four times annually and reviews the Company’s financial performance at least quarterly. The Audit Committee met 12 times in Fiscal 2022. Periodic meetings are also held separately with management and the independent registered public accounting firm to review accounting matters and disclosures in our SEC periodic filings.

The Audit Committee represents and assists the Board with the oversight of the integrity of our financial statements and internal controls, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, our Enterprise Risk Management (ERM) program, the performance of our internal audit function and the performance of the independent registered public accounting firm.

In addition, the Audit Committee:

•appoints, compensates and oversees the work of our independent registered public accounting firm, including resolution of any disagreements between management and the independent registered public accounting firm regarding financial reporting;
HIBBETT® 2022 Proxy Statement - 21 -

Index
•pre-approves all auditing services and permitted non-audit services performed by the independent registered public accounting firm;
•retains independent counsel, accountants or others, as necessary, to advise the Audit Committee or assist in the conduct of an investigation;
•seeks any information it requires from employees, all of whom are directed to cooperate with the Audit Committee’s requests, or external parties and meets with our officers, the independent registered public accounting firm, internal auditors or outside counsel, as necessary;
•reviews and assesses our overall internal control structure, including consideration of the effectiveness of our internal control system and evaluation of management’s tone and responsiveness toward internal controls, inquires as to the adequacy of management’s periodic assessments of the Company’s data privacy program and reviews our policies and procedures for risk assessment and risk management and provides oversight and evaluates the effectiveness of the Company’s ERM program;
•reviews and assesses our financial reporting, including interim, quarterly and annual SEC compliance reporting and evaluates management’s significant judgments and estimates underlying the financial statements;
•reviews and assesses our compliance with financial covenants, legal matters, including securities trading practices, tax matters and regulatory or governmental findings which raise material issues regarding our financial statements or accounting policies;
•oversees the audit process, including the adequacy and quality of the annual audit process and the performance and independence of the independent registered public accounting firm;
•reviews and assesses related party transactions and our Code of Business Conduct and Ethics, including appropriate procedures concerning non-compliance with the Code, appropriate resolution of incidents reported through our anonymous response line and develops policies regarding the use of uncleared swaps if necessary;
•oversees complaint procedures and receipt of submissions, particularly those concerning questionable accounting or auditing matters; and
•evaluates the Audit Committee’s performance and reviews the Audit Committee’s charter on an annual basis and presents the Board with recommended changes.

A copy of the Audit Committee Charter is available on our website at hibbett.com under the heading “Investor Relations”. In addition, a printed copy of its Charter will be provided to any stockholder upon request submitted to Investor Relations at our address listed elsewhere in this Proxy Statement.

Audit Committee Financial Experts. Our Board has reviewed the composition of the Audit Committee and determined that the independence and financial literacy of its members meet the listing standards of the Nasdaq Stock Market and regulations of the SEC. In addition, our Board has determined that Mr. Yother, who currently chairs the Audit Committee, Ms. Hubbard and Mr. Jackson, who currently serve on the Audit Committee, and Mr. Crudele, our Chairman of the Board, because of their requisite attributes, qualify as “audit committee financial experts” within the meaning of applicable regulations of the SEC pursuant to the Sarbanes-Oxley Act of 2002.

Compensation Committee

The Fiscal 2022 members of the Compensation Committee were Mses. Aggers, Etzkorn and Nagler and Messrs. Finley and Hilt. As Chairman of the Board, Mr. Crudele also sits on the Compensation Committee as a non-voting member. Ms. Aggers ended her service as Chair of the Compensation Committee upon her retirement from the Board in May 2021 at which point Ms. Nagler was appointed Chair.

Under the terms of its Charter, the Compensation Committee is directly responsible for establishing compensation policies for our executive officers. The Compensation Committee met eight times in Fiscal 2022.

In addition, the Compensation Committee:

•develops the philosophy around compensation that is in keeping with the Company’s mission and values;
HIBBETT® 2022 Proxy Statement - 22 -

Index
•develops guidelines and reviews the structure and competitiveness of our executive officer compensation programs, including assessing the appropriate motivation of executive officers to achieve our business objectives in line with our overall strategies for risk management;
•oversees an evaluation of the performance of our executive officers, including our CEO, and approves annual compensation, including salary, bonus, incentive and equity compensation, of all our executive officers;
•approves any employment agreements and severance arrangements, including any benefits provided in connection with a change in control for our CEO and other executive officers;
•administers our equity award plans for employees and grants equity awards under our equity award plans;
•reviews strategy for executive officer succession;
•oversees the Company’s diversity, equality and inclusion initiatives;
•monitors the Company’s compliance with requirements under the Sarbanes-Oxley Act of 2002 relating to the prohibition on loans to directors and officers, as well as other laws affecting employee compensation and benefits;
•oversees the Company’s compliance with SEC rules and regulations regarding stockholder approval of certain executive compensation matters;
•publishes an annual Compensation Committee Report on executive officer compensation for the stockholders; and
•evaluates the Compensation Committee’s performance and reviews the Compensation Committee’s charter on an annual basis and presents the Board with recommended changes.

The Compensation Committee may, in its sole discretion, obtain the advice of any compensation consultant, legal counsel or other advisor to assist in the evaluation of the compensation of our CEO and other elected executive officers. In employing external advisors, the Compensation Committee considers independence factors required by Nasdaq and the Securities Exchange Act of 1934, as amended (Exchange Act). In addition, the Committee may obtain assistance and resources from Company employees as it deems necessary, to carry out its responsibilities under its charter.

A copy of the Compensation Committee Charter is available on our website at hibbett.com under the heading “Investor Relations”. In addition, a printed copy of its Charter will be provided to any stockholder upon request submitted to Investor Relations at our address listed elsewhere in this Proxy Statement.

Nominating and Corporate Governance Committee

The Fiscal 2022 members of the NCG Committee were Mses. Aggers, Flur and Nagler and Messrs. Crudele, Finley and Yother. Mr. Crudele served as the Committee Chair through May 2021 when Ms. Flur was appointed Committee Chair. Ms. Aggers ended her service on the NCG Committee upon her retirement from the Board in May 2021 at which point Ms. Nagler was appointed to the NCG Committee.

The NCG Committee is authorized to exercise oversight with respect to the nomination of candidates for the Board in such a fashion as determined from time to time by the Board. The NCG Committee has recommended the election of Mr. Ramesh, Ms. Etzkorn and Ms. Hubbard as Class II Directors at the 2022 Annual Meeting of Stockholders. Under the terms of its Charter, the NCG Committee meets at least one time annually, and met six times in Fiscal 2022.

The NCG Committee’s purpose is to advise the Board on the composition, organization, effectiveness and compensation of the Board and its committees and on other issues relating to the Company’s corporate governance. The NCG Committee’s duties and responsibilities primarily relate to director nominations, Board and Committee effectiveness, Board structure and Director compensation, corporate governance and stockholder communications and disclosure.

In addition, the NCG Committee:

HIBBETT® 2022 Proxy Statement - 23 -

Index
•recommends candidates to be nominated by the Board, including the re-nomination of any currently serving Director, to be placed on the ballot for stockholders to consider at the Annual Meeting or recommends nominees to be appointed by the Board to fill interim director vacancies;
•leads the Board in its periodic performance evaluation and conducts annual performance self-evaluations of the NCG Committee and semi-annual self-evaluations of each Director of the Board;
•reviews periodically the membership and Chair of each committee of the Board and recommends committee assignments to the Board, including rotation or reassignment of any Chair or committee member;
•recommends policies for compensation, including equity compensation, for independent Board members, in line with our overall strategies for risk management;
•monitors significant developments in the regulation and practice of corporate governance and of the duties and responsibilities of each Director;
•evaluates and administers the Corporate Governance Guidelines of the Company and recommends changes to the Board and reviews the Company’s governance structure;
•reviews the NCG Committee’s charter on an annual basis and presents the Board with recommended changes;
•reviews and assesses our principles, programs and practices relating to ESG responsibility, stewardship and sustainability, and periodically reviews reports and provides recommendations and guidance to the Board and management on these topics; and
•establishes procedures for communicating with stockholders and assists management in the preparation of the disclosure in our Proxy Statement and other documents filed with the SEC regarding Director independence and the operations of the NCG Committee.

The NCG Committee has written policies in place for accepting Director nominations from stockholders and identifying nominees for Director as well as minimum qualifications for Director nominees as described in this Proxy Statement.

A copy of the NCG Committee Charter is available on our website at hibbett.com under the heading “Investor Relations.” In addition, a printed copy of its Charter will be provided to any stockholder upon request submitted to Investor Relations at our address listed elsewhere in this Proxy Statement.

Our Corporate Governance Principles

Our Board of Directors believes that good corporate governance is important to ensure the long-term benefit of its stockholders and has adopted Corporate Governance Guidelines, which outline the composition, operations and responsibilities of the Board of Directors. In addition, our Board conducts annual reviews of the charters of the Audit Committee, Compensation Committee and NCG Committee. Our corporate Governance Guidelines as well as the current charters of each of our standing committees can be accessed in the “Investor Relations” section of our website at hibbett.com.

Following is a summary of our key corporate governance principles:

Board Composition

Director Independence. We are committed to principles of good corporate governance and the independence of a majority of our Board from our management. All members of our Audit Committee, Compensation Committee and NCG Committee have been determined by our Board to be independent Directors as defined under Rule 5605 of the Nasdaq Stock Market, Inc. Marketplace Rules (“Nasdaq Listing Rules”).

It is the responsibility of each Director and prospective Director to disclose to the Board any relationship that could impair his or her independence or any conflict of interest with the Company, including, but not limited to, family members, customers, suppliers, distributors, lenders, legal counsel, consultants of the Company, significant stockholders of the Company and any competitor or other person having an interest adverse to the Company. Each Director is required to complete an annual questionnaire providing information necessary for the Company to assist
HIBBETT® 2022 Proxy Statement - 24 -

Index
the Board in reconfirming each Director’s independence and making required disclosures in the Company’s Proxy Statement, where applicable.

Pursuant to Rule 5605 of the Nasdaq Listing Rules, our Board determines whether each Director is independent. In accordance with the standards, the Board must determine that an independent Director has no material relationship with us other than as a Director. The standards specify the criteria by which the independence of our Directors will be determined, including strict guidelines for Directors and their immediate families with respect to past employment or affiliation with us or our independent registered public accounting firm. The standards also prohibit Audit Committee members from having any direct or indirect financial relationship with us and restrict both commercial and not-for-profit relationships between us and each Director. We may not give personal loans or extensions of credit to our Directors, and all Directors are required to deal at arm’s length with us and our subsidiaries, and to disclose any circumstance that might be perceived as a conflict of interest.

As a result of this review, the Board has affirmatively determined that none of our Directors or nominees has a material relationship with us, other than Mr. Longo who is a member of management. All committees of our Board are comprised solely of independent Directors.

In making this determination, the Board considered that in the ordinary course of business, transactions may occur with a company or firm with which we do business and that one or more of our Directors may also have a relationship. Our Board has determined that such involvement is not material and does not violate any part of the definition of “independent Director” under Nasdaq Listing Rules.

Chair/Lead Director. The Board elects a Chair to carry out duties assigned by the Company’s Bylaws or, from time to time, the Board. In the event the Chair is not an independent Director, the Board also designates a Lead Director who shall be an independent Director. Mr. Crudele was appointed independent Chair at the Annual Meeting in May 2019. There was no Lead Director during Fiscal 2022.

Our Board believes that its leadership structure encompasses an appropriate balance between strong and consistent leadership and independent and effective oversight of the Company, and believes that having separate Chair and CEO positions allows Mr. Longo to focus on the day-to-day management of the business and on executing our strategic priorities, while allowing Mr. Crudele to focus on leading the Board, facilitating the Board’s independent oversight of management, and providing advice and counsel to Mr. Longo.

Nomination of Directors

Role of the Nominating and Corporate Governance Committee. The NCG Committee is responsible for the recommendation of nominees for election as Director to the Board. Nominees recommended by the NCG Committee may be elected by the Board to fill a vacancy or may be recommended by the Board for election by the stockholders.

Qualification of Directors. In evaluating candidates for election to the Board, the NCG Committee considers the qualifications of the individual candidate as well as the composition of the Board as a whole. Among other things, the NCG Committee considers:

•the candidate’s ability to represent the interests of the stockholders and assist in the creation of stockholder wealth,
•personal qualities of leadership, character, integrity and adherence to the highest ethical standards,
•the business judgment, diversity of background and acumen of the candidate,
•relevant knowledge, skills and experience in areas helpful to the Company’s business, including retail, finance, accounting, digital, channel connectivity, technology, supply chain, business development and brand marketing,
•whether the candidate is free of conflicts of interest and has the time required for preparation, active participation, and regular attendance at meetings of the Board and its committees,
•the candidate’s roles and contributions to the business community, and
HIBBETT® 2022 Proxy Statement - 25 -

Index
•the financial sophistication of the candidate, including the ability to qualify as “financially literate” under Nasdaq Listing Rules.

The NCG Committee ensures that one or more of the Directors qualify as an “audit committee financial expert” under the rules of the SEC.

In making a recommendation regarding the re-election of an existing member of the Board, the NCG Committee considers the Director’s tenure and assesses the Director’s past contributions and effectiveness as a Board member and his or her ability to continue to provide future value to the Board. Any Director appointed by the Board to fill a vacancy on the Board will stand for election at the time required under applicable law, generally the next election of the class for which such Director has been chosen.

Director Experience, Qualifications, Skills and Attributes. The following table summarizes specific experience, qualifications, skills and attributes of our Directors and Director nominees. A particular Director or nominee may possess additional experience, qualification, skills or attributes, even if not expressly indicated below.

Experience Matrix

Skills and Experience	Characteristics
Senior Leadership Experience	Experience as a CEO, CFO, COO, CIO, CRO or other senior executive of a major organization or public company
Retail Experience	Experience in managing retail operations
Digital/Channel Connectivity and Technology Experience	Experience understanding information systems and technology and implications for operating businesses; experience relevant to understanding and evaluating efforts in areas such as e-commerce and data and analytics
Brand Marketing Experience	Experience in the marketing process and increasing the perceived value of brands in the marketplace
Supply Chain Experience	Experience in oversight of cost-effective, technology-driven logistics processes
Accounting and Risk Experience	Experience as an accountant or auditor, chief financial officer or other relevant experience in accounting and financial reporting; experience managing risks in a large organization, including specific types of risk such as financial, cyber, privacy and data security
Business Development or M&A Experience	Experience in long-term strategic planning; experience assessing M&A opportunities, value creation potential and execution capacity.

HIBBETT® 2022 Proxy Statement - 26 -

Index

Director	Senior Leadership Experience	Retail Experience	Digital/Channel Connectivity and Technology Experience	Brand Marketing Experience	Supply Chain Experience	Accounting and Risk Experience	Business Development or M&A Experience
Anthony F. Crudele	✓	✓				✓	✓
Karen S. Etzkorn	✓	✓	✓		✓
Terrance G. Finley	✓	✓	✓	✓	✓
Dorlisa K. Flur	✓	✓	✓	✓	✓
James A. Hilt	✓	✓	✓	✓			✓
Linda Hubbard	✓	✓		✓	✓	✓	✓
Jamere Jackson	✓	✓				✓	✓
Michael E. Longo	✓	✓	✓		✓		✓
Lorna E. Nagler	✓	✓	✓	✓
Alton E. Yother	✓					✓	✓
Ramesh Chikkala	✓	✓	✓		✓		✓

Diversity Statement. The Board believes that maintaining a diverse membership with varying backgrounds, skills, expertise and other differentiating personal characteristics promotes inclusiveness, enhances the Board’s deliberations and enables the Board to better represent all of the Company’s constituents. Accordingly, the Board is committed to seeking out highly qualified candidates with diverse backgrounds, skills and experiences, and other unique characteristics, as part of each Board search the Company undertakes.

Nasdaq Board Diversity Matrix (as of April 1, 2022)

Total Number of Directors*		10
Director	Gender Identity		Demographic Background
	Female	Male	African American or Black	Asian	White	LGBTQ+
Ramesh Chikkala		✓		✓
Anthony F. Crudele		✓			✓
Karen S. Etzkorn	✓				✓
Terrance G. Finley		✓			✓	✓
Dorlisa K. Flur	✓				✓
James A. Hilt		✓			✓	✓
Linda Hubbard	✓				✓
Jamere Jackson		✓	✓
Michael E. Longo		✓			✓
Lorna E. Nagler	✓				✓
* Reflects Director nominees standing for election at the Annual Meeting. Does not include current Directors that are not standing for re-election at the Annual Meeting

Service on Other Boards. No Director may serve on more than two boards of publicly-traded companies, other than the Company, without prior approval of the Board. A Director desiring to serve on another public company board shall notify the NCG Committee before accepting the appointment to that board and provide information requested in order to enable the NCG Committee to determine whether or not the additional directorship impairs the Director’s independence or ability to effectively perform his or her duties as a Director. Our Company counsel advises the NCG Committee as to whether the appointment may impair the Director’s independence or raise other
HIBBETT® 2022 Proxy Statement - 27 -

Index
legal issues. Commitments of a Director or candidate to other board memberships are considered in assessing the individual’s suitability for election or re-election to the Board.

Election of Directors. The voting standard for the election of Directors is established in the Company’s Certificate of Incorporation, in conformity with the Bylaws of the Company. Our current Bylaws require Directors to be elected by the affirmative vote of a majority of the shares of outstanding capital stock of the Company present, in person or by proxy, at a meeting of stockholders and entitled to vote on the subject matter.

Stockholder Nominations. The NCG Committee is responsible for considering any submissions by stockholders of candidates for nomination to the Board, evaluating the persons proposed and making recommendations with respect thereto to the whole Board.

Size of the Board

Our Certificate of Incorporation and Bylaws provide that the Board shall consist of a maximum of ten and a minimum of seven Directors. Within this range, the Board establishes the number of Directors. Currently, our Board consists of ten Directors who are divided into three classes with Class I, Class II and Class III having four, three and three members each, respectively. The term of our Class I Directors expires at the Annual Meeting in 2024. The term of our Class II Directors expires at the Annual Meeting this year and will expire again at the Annual Meeting in 2025. The term of our Class III Directors expires at the Annual Meeting in 2023.

The size of the Board and experience of Board members that is relevant to the Company's business is assessed regularly by the NCG Committee. The Board may increase or decrease the number of Directors within the limits of Delaware law to accommodate the best interests of the Company and its stockholders. After evaluating the current size of the Board and the apportionment of Directors among the three Classes, the NCG Committee recommended, and the Board approved, the nomination of Karen S. Etzkorn and Linda Hubbard, incumbent Class II Directors, and Ramesh Chikkala for election as Class II Directors at the 2022 Annual Meeting to serve three-year terms expiring at the 2025 Annual Meeting of Stockholders.

If all the nominees are elected as Class II Directors, the Directors in Class II will remain at three members.

Director Compensation Review

The NCG Committee annually reviews the Director compensation program and recommends any changes to the Board for approval. The NCG Committee’s goal is to align the Board with the long-term interests of the Company’s stockholders and to compensate Directors fairly for their work while promoting ownership by the Directors of Company stock. Outside consultants may be retained to obtain advice on competitive compensation practices.

Director Tenure and Board Refreshment

The Board has established a policy that non-employee Directors shall not stand for re-election to the Board after the earlier of:

•reaching the age of 72;
•completing fifteen (15) years of service as a Director of the Company; or
•the passage of fifteen (15) years from the date the Director ceased to participate in his or her regular, principal occupation or employment, whether due to retirement or otherwise.

As of April 15, 2022, the average tenure of our current Directors is 6.2 years. The average age of our current Directors is 60.7 years. Three of our current Directors no longer participate in their regular, principal occupation or employment.

The NCG Committee considers the participation and contributions of incumbent Directors in determining whether to recommend their re-nomination to the Board. The Board, in its sole discretion, may waive any of the forgoing
HIBBETT® 2022 Proxy Statement - 28 -

Index
limitations to any Director if it deems his or her re-nomination to be in the best interest of the Company and its stockholders.

Director Responsibilities

General. It is the responsibility of each Director to exercise his or her business judgment and act in the best interest of the Company and its stockholders. Directors must act ethically at all times and adhere to the applicable provisions of the Company’s Code of Business Conduct and Ethics, a copy of which is posted on our website at hibbett.com.

Understanding of the Company’s Business. Directors should become and remain informed about our Company and its business, including, among other things:

•our principal operational and financial objectives;
•our strategies and plans;
•our results of operations and financial condition;
•factors that determine our Company’s success; and
•risks that are inherent to our Company and industry and the control processes with respect to such risks.

Ownership of and Trading in Company Securities. The Directors must adhere to any guidelines established by the Board relating to required ownership of Company stock. Directors must comply with the Company’s policy on trading in securities of the Company and specific guidance provided by the appropriate Company officers regarding periods when Directors should refrain from trading in the Company’s securities. Annually, each Director reviews and signs the Company’s Insider Trading Policy then in effect.

Conflicts of Interest. In the event that any executive officer of the Company has a conflict of interest or seeks a waiver of any other provision of the Code of Business Conduct and Ethics for which a waiver may be obtained, the officer shall notify the Board Chair/ Lead Director or a designated Company officer, who shall arrange for the NCG Committee and the Board to consider the request. The waiver is granted only if approved by both groups.

In the event a Director has an actual or potential conflict of interest with respect to a matter involving the Company, the Board shall determine what action, if any, is required, including whether the Director should recuse himself or herself from discussion or voting with respect to the matter. In the case of a conflict of interest that is of an ongoing and material nature, the Director shall be asked to tender his or her resignation.

Governance Review. At least annually, the Board reviews the governance structure of the Company, including any provision of its Certificate of Incorporation and Bylaws affecting governance, other arrangements containing provisions that become operative in the event of a change in control of the Company, governance practices and the composition of the Company’s stockholder base.

Attendance and Meeting Materials

Directors are expected to attend Board meetings and Committee meetings on which they serve in order to best fulfill their responsibilities. Directors are expected to attend in person at least 75% of scheduled meetings and must receive prior approval of the Chairman of the Board or the respective Committee Chair to attend a scheduled meeting by teleconference. Likewise, Directors are expected to remotely attend at least 75% of scheduled teleconference Board meetings and Committee meetings. Meeting materials are provided to the Board prior to a scheduled meeting and Directors are responsible for reviewing these materials in advance of the meetings.

For the safety of its members, the Board and its committees conducted the majority of its meetings virtually during Fiscal 2022 due to public health concerns related to the ongoing COVID-19 pandemic. On-site meetings began in November 2021; however, the Board offered hybrid meeting options for those Directors who did not wish to attend in person. Overall, there were five Board meetings and an aggregate total of 26 committee meetings during Fiscal 2022. Each of our Directors averaged greater than 90% attendance of all Board meetings and applicable Committee
HIBBETT® 2022 Proxy Statement - 29 -

Index
meetings. All Board members are expected to attend our Annual Meeting unless an emergency prevents them from doing so. All of our Directors, serving at that time, virtually attended the 2021 Annual Meeting of Stockholders.

The 2022 Annual Meeting of Stockholders will be held virtually as described elsewhere in this Proxy Statement.

Executive Sessions

The Board’s independent Directors meet regularly in executive sessions without management or non-independent Directors. The Board’s executive sessions are led by the independent Chairman. An executive session will be held not less than twice a year and other sessions may be called by the independent Chairman in his or her own discretion or at the request of the Board.

Director Orientation

Upon initial election, the Company provides Directors with orientation and reference materials to familiarize themselves with the Company’s senior management, independent registered public accounting firm, Code of Business Conduct and Ethics, Insider Trading Policy and other compliance programs. In addition, new Directors must attend a director education program within their first three-year term. The Board also encourages other appropriate Company officers to attend director education programs or other programs as needed to stay informed of trends and changes in corporate governance. All of our Directors are members of the National Association of Corporate Directors.

Board Committees

Committee Designation and Composition. It is the general policy of the Company that the Board as a whole considers and makes all major decisions other than decisions that are required to be made by independent committees. As a consequence, the committee structure of the Board is limited to those committees considered to be basic to, or required for, the operation of a publicly-traded company. Currently, these committees are the Audit Committee, Compensation Committee and NCG Committee. Additional committees may be established by the Board as necessary or appropriate. On occasion, a subcommittee of independent members is formed to address a specific project or need.

The Board as a whole determines the membership and Chairs of our committees. All committees are made up solely of independent Directors. The membership of Committees is rotated from time to time. Committee members and Chairs serve one-year terms and are appointed by the Board upon recommendation of the NCG Committee.

Each committee determines who attends each meeting and whether the committee wishes to conduct any of its proceedings in an executive session. Executive sessions, consisting only of independent Directors, are typically conducted at each quarterly committee meeting.

Committee Compensation. The Board, upon recommendation of the NCG Committee, establishes the compensation of each committee member and may provide different compensation for members and Chairs of various committees.

Audit Committee and Independent Registered Public Accounting Firm

Audit Committee Independence and Qualifications. Other than Director fees, Audit Committee members may not receive any additional compensation from the Company. All members of the Audit Committee shall meet the independence requirements of the SEC and the independence and financial literacy requirements of Nasdaq, as provided in the Audit Committee Charter. At least one member of the Audit Committee at all times shall qualify as an “audit committee financial expert” as defined by the rules and regulations of the SEC.

Stockholder Vote on Independent Registered Public Accounting Firm. The Company provides for an advisory stockholder vote to approve the selection of the Company’s independent registered public accounting firm at each
HIBBETT® 2022 Proxy Statement - 30 -

Index
Annual Meeting of Stockholders. The stockholder vote is not binding on the Company or the Board or its Audit Committee and shall not be construed as overruling a selection decision by the Company.

Board Meetings and Agendas

The Board is responsible for an annual review of strategy, financial and capital plans, enterprise risk, as well as quarterly reviews of the performance and plans of the Company’s business and risks related thereto and matters on which the Board is legally required to act. The CEO may propose other key issues for the Board’s consideration.

Agendas and meeting minutes of the committees are shared with the full Board. The Chair of each committee develops meeting agendas, with the support of members of management and considering the views of the committee members.

Management Attendance

The Board regularly requests the attendance of senior officers of the Company at Board meetings to provide insight and to update items being addressed by the Board or its committees. The Board and CEO may invite other members of management as it deems appropriate.

HIBBETT® 2022 Proxy Statement - 31 -

Index
Evaluations and Succession Planning

CEO Review. The Board, with the assistance of the Compensation Committee, is responsible for conducting an annual review of the CEO’s performance. The Board reviews the report of the Compensation Committee, in order to ensure the CEO is providing effective leadership for the Company.

Succession Planning. The Compensation Committee makes an annual report to the Board on succession planning to ensure management continuity. The CEO recommends and evaluates potential successors and reviews any development plans recommended for such individuals.

Board Assessment

Board Performance. Self-assessment of the performance of the Board is conducted periodically and is led by the NCG Committee. The Board utilizes Company counsel to assist in these assessments.

Director Performance. The NCG Committee also conducts a review of each Director on the Board at least once annually to assist in determining the proper composition of the Board and each of the committees. Among consideration is each Director’s attendance at Board and committee meetings, preparation for Board meetings, participation in Board discussions, experiences relevant to the Director’s service on the Board and committees, knowledge in areas relevant to the Company’s business, contributions to the Board’s decision-making process and other such items the NCG Committee believes useful in determining such Director’s qualifications and fulfillment of responsibilities.

Board Interaction with Third Parties and Employees

Third Party Access. The Board recognizes that management speaks on behalf of the Company. However, the Board has established procedures for third party access to the Chair and the non-management Directors as a group. The Board and committees have the right to retain outside financial, legal or other advisors and shall have appropriate access to the Company’s internal and external auditors and outside counsel.

Employee Access. Board members have full access to the Company’s management and employees and use their judgment to assure that any contacts will not disrupt the daily business operation of the Company. The CEO and the Corporate Secretary of the Company are copied, as appropriate, on any written communication between a Director and an officer or employee.

Receipt of Complaints. The Audit Committee has established procedures for receipt, retention and treatment of complaints regarding accounting, internal controls over financial reporting or auditing matters and the confidential, anonymous submission by employees, customers or vendors of the Company or any other person of concerns regarding questionable accounting or auditing matters.

Recoupment Policy

The Board will seek recoupment, in its discretion, from a senior executive of any portion of performance-based compensation as it deems appropriate, if it is determined that the senior executive engaged in fraud, willful misconduct, recklessness or gross negligence that caused or otherwise significantly contributed to the need for a material restatement of the Company’s financial statements as defined in our Corporate Governance Guidelines. Performance-based compensation subject to recoupment under these guidelines includes annual cash incentive/bonus awards and all forms of performance-based equity compensation.

Our Corporate Governance Guidelines are reviewed annually and were most recently updated by the Board in May 2021 upon recommendation by the NCG Committee. A copy of these guidelines is posted on our website at hibbett.com and accessible to all investors.

HIBBETT® 2022 Proxy Statement - 32 -

Index
Board Oversight of Business Risks

Enterprise-Wide Risk Oversight

The Board utilizes our ERM program to assist in fulfilling its oversight of our risks. Management, which is responsible for day-to-day risk management, conducts an annual risk assessment of our business risks and maintains a risk committee that reports to the Audit Committee. The risk assessment program is global in nature and has been developed to identify and assess the Company’s risks, as well as identify steps to mitigate and manage each risk identified. Management, including our Named Executive Officers (“NEOs”) and other key personnel, participate in the ERM program.

While risk oversight is a full Board responsibility, the responsibility for monitoring the ERM program has been delegated to the Audit Committee. As such, our Corporate Risk Assessor reports directly to the Chair of the Audit Committee as it relates to ERM. The Audit Committee oversees the delegation of specific risk areas among other Board committees, consistent with their corresponding charters and responsibilities. Furthermore, the Audit Committee specifically focuses on financial and enterprise risk exposures, including internal controls and cybersecurity, and discusses with management, the internal auditors, and the independent registered public accounting firm, the Company’s policies with respect to risk assessment and risk management, including the risk of fraud. Appropriate members of management are assigned responsibility for each identified risk which includes monitoring the risk, assessing its potential impact and the Company’s vulnerability, determining its potential speed of onset and developing initiatives to manage the risk. In addition, the Board or Audit Committee is updated at least quarterly on the ERM program.

The Board maintains oversight of the Company’s cybersecurity risk through regular updates from management, including the status of ongoing projects to strengthen our efforts against cybersecurity events. The Audit Committee, specifically, reviews risks relevant to cybersecurity and existing controls in place to mitigate the risk of cybersecurity incidents. Additionally, in conjunction with the Company’s ERM program, management also maintains an information and technology risk management program, which analyzes emerging cybersecurity threats as well as the Company’s plans and strategies to address the related risks.

Each key risk is reviewed at least annually, with many topics reviewed on several occasions throughout the year. We believe that our approach to ERM optimizes our ability to assess inter-relationships among the various risks, make informed cost-benefit decisions and approach emerging risks in a proactive manner for the Company. We also believe our risk structure complements our current Board leadership structure, as it allows our independent Directors to exercise effective oversight of the actions of management in identifying risks and implementing effective risk management policies and controls.

Consideration of Risk Related to Compensation Programs

Our Compensation Committee is responsible for the oversight of risk associated with the compensation plans of our executive officers. The risk occurs predominately through the award of performance-based incentive compensation. As part of the ERM program, our cash and equity incentive compensation programs are periodically reviewed and assessed for design elements or features that could incentivize employees to incur excessive risk. The ERM program also considers policies in place to mitigate excessive risk taking such as the Company’s recoupment policy, stock ownership guidelines and the establishment of performance metrics and target levels of achievement.

There has been no substantial change to the structure of our compensation programs in the last three fiscal years with the exception of eliminating performance-based equity awards in Fiscal 2021 in response to the economic uncertainties resulting from the COVID-19 pandemic. It has been concluded that our compensation plans would not cause management to act in a manner detrimental to the Company.

HIBBETT® 2022 Proxy Statement - 33 -

Index
Committee Charters

The responsibilities of each of the committees are determined by the Board and are set forth in the committee’s charters which are reviewed annually and posted on our website at hibbett.com.

Communicating with Our Board Members

Our stockholders may communicate directly with our Board of Directors. You may contact any member (or all members), any committee of the Board or any Chair of any such committee by mail. Any stockholder desiring to communicate to our Directors may do so by sending a letter addressed to the person, persons or committee the stockholder wishes to contact, in care of Investor Relations, Hibbett, Inc., 2700 Milan Court, Birmingham, Alabama 35211. The letter should state that the sender is a current stockholder. We intend to disclose any future changes to this stockholder communication process under the “Investor Relations” heading of our website located at hibbett.com.

All mail received as set forth in the preceding paragraph will be examined by management and/or our general counsel for the purpose of determining whether the contents actually represent messages from stockholders to our Directors. Relevant communications will be promptly distributed to the Board or to any individual Director or Directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board has requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded, such as:

•business solicitations or advertisements;
•junk mail or mass mailings;
•new product suggestions, product complaints or product inquiries;
•résumés or other forms of job inquiries; and
•spam or surveys.

We also examine the mailing from the standpoint of security. Any material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any outside Director upon request.

Policies on Business Ethics and Conduct

Our Board has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) for all our employees, executive officers and Directors. A copy of the Code of Conduct may be viewed at our corporate website, hibbett.com, under the heading “Investor Relations.” The contents of any amendments to the Code of Conduct are also displayed on our website in lieu of filing them on Form 8-K. In addition, a printed copy of our Code of Conduct will be provided to any stockholder upon request submitted to Investor Relations at our address listed elsewhere in this Proxy Statement.

The Code of Conduct is intended to focus on areas of ethical and material risk and to help us recognize and deal with ethical issues, provide mechanisms to report unethical conduct and foster a culture of honesty, integrity and accountability.

All of our employees, including our Chief Executive Officer and Chief Financial and Principal Accounting Officer, are required by our policies on business conduct to ensure that our business is conducted in a consistent legal and ethical manner. These policies form the foundation of a comprehensive process that includes compliance with all corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct and the high integrity level of our employees. Our policies and procedures cover all areas of professional conduct, including employment policies, conflicts of interest, intellectual property and protection of confidential information and insider trading, as well as strict adherence to all laws and regulations applicable to our business. We offer online courses in business ethics and, from time to time, conduct business ethics seminars in-house.

HIBBETT® 2022 Proxy Statement - 34 -

Index
Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of our policies and procedures. The Sarbanes-Oxley Act of 2002 requires audit committees to have procedures to receive, retain and treat complaints received regarding accounting, internal controls over financial reporting or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting and auditing matters. We have such procedures in place. In addition, we require employees to report to the appropriate internal contacts evidence of any actual, potential or suspected material violation of state or federal law or breach of fiduciary duty by us or any of our executive officers, Directors, employees or agents.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE INITIATIVES

We recognize the importance of ESG issues and strive to be a responsible corporate citizen by promoting business practices that benefit all of our stakeholders. Operating sustainably has contributed to our proud history of over 75 years. We are committed to promoting Board and workforce diversity, providing opportunities for advancement, and treating all of our employees with dignity and respect. We also aim to reduce our environmental impact through energy efficiency initiatives, a shift toward more sustainable products, and a focus on waste reduction.

For more information about our ESG strategy and goals, please visit https://investors.hibbett.com/websites/hibbett/English/4600/esg-report.html. The information on our website is not, and will not be deemed to be, a part of this Proxy Statement or incorporated by reference into any of our other filings with the SEC.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Director Compensation Table

Annual compensation for non-employee Directors for Fiscal 2022 was comprised of cash and equity compensation. Each of these components and the total compensation amounts of our non-employee Directors for Fiscal 2022 are shown in the following table (in dollars):

Director	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(2)	All Other Compensation(3)	Total
Jane F. Aggers(4)	$23,750	$117,943	$—	$—	$141,693
Anthony F. Crudele	$145,000	$135,047	$—	$—	$280,047
Karen S. Etzkorn	$70,000	$110,030	$—	$—	$180,030
Terrance G. Finley	$70,000	$—	$174,160	$—	$244,160
Dorlisa K. Flur(5)	$86,667	$110,030	$—	$—	$196,697
James A. Hilt	$70,000	$110,030	$—	$—	$180,030
Linda Hubbard(6)	$—	$117,256	$—	$—	$117,256
Jamere Jackson(7)	$70,000	$74,975	$—	$—	$144,975
Lorna E. Nagler(8)	$86,667	$110,030	$—	$—	$196,697
Alton E. Yother	$105,000	$110,030	$—	$3,611	$218,641

(1) Stock awards represent the annual equity award to Directors for those Directors who chose stock as their form of equity under the 2012 Non-Employee Director Equity Plan (the “DEP”) and director fees deferred into stock units under the 2015 Director Deferred Compensation Plan (the “Deferred Plan”). Stock awards are valued at their grant date fair value equal to the closing stock price of our common stock on the immediate business day preceding grant.

(2) Option awards represent the annual equity award to Directors for those Directors who chose stock options as their form of equity under the DEP. Stock options are valued at their grant date fair value in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 – Compensation –Stock
HIBBETT® 2022 Proxy Statement - 35 -

Index
Compensation (ASC Topic 718). At January 29, 2022, only Messrs. Finley and Hilt had options outstanding to purchase our common stock as follows:

Director	Options Outstanding	Expiration Dates
Mr. Finley	40,150	3/19/2023 - 3/22/2031
Mr. Hilt	24,823	9/30/2027 - 4/7/2030

Mr. Finley also had an additional 5,000 stock options outstanding at January 29, 2022 that expired on March 13, 2022.

During Fiscal 2022, we made an annual grant of stock options to Mr. Finley dated March 22, 2021. A total of 4,384 stock options were granted at an exercise price of $76.04. The fair value of the grant was $39.73, which was estimated on the date of grant using the Black-Scholes pricing model assuming an expected life of 4.63 years, expected volatility of 64.75%, a risk-free interest rate of 0.77% with no dividend yield.

See Note 3 to the consolidated financial statements in our Annual Report for additional information regarding the Company’s assumptions concerning expected option life, expected volatility, risk-free interest rate and dividend yield.

(3) All other compensation consists of interest earned on compensation deferred in prior years. It does not include the value of occasional gifts of negligible value given to Directors such as athletic-inspired merchandise.

(4) Ms. Aggers served on our Board through her retirement in May 2021 and elected to defer a portion of her fees earned for Fiscal 2022 into stock units subject to the provisions of the Deferred Plan. Total fees earned by Ms. Aggers for Fiscal 2022 were $31,666. Allocations of deferred fees are calculated each calendar quarter. The Fiscal 2022 deferrals for Ms. Aggers, including her annual equity award, converted into 1,554 stock units that will be paid out under the Deferred Plan based upon her deferral election.

(5) Ms. Flur was appointed Chair of our NCG Committee in May 2021.

(6) Ms. Hubbard was appointed to our Board in May 2021. She received an initial equity grant upon appointment valued at $75,000, which converted into 790 restricted stock units and are subject to a one-year service period and which fully vested on her first anniversary with the Board and will be paid out based upon her deferral election. Awards to new Directors are made one month after attendance of their first Board or Committee meeting, therefore, Ms. Hubbard’s grant date was July 5, 2021.

In addition, Ms. Hubbard has elected to defer all her fees earned for Fiscal 2022 into stock units subject to the provisions of the Deferred Plan. Total fees earned by Ms. Hubbard for Fiscal 2022 were $47,885. Allocations of deferred fees are calculated each calendar quarter. The Fiscal 2022 deferrals for Ms. Hubbard converted into 622 stock units that will be paid out under the Deferred Plan based upon her deferral election.

(7) Mr. Jackson was elected to our Board in May 2020. In Fiscal 2022, he received a pro-rated annual award of 986 restricted stock units based on his Fiscal 2021 service and which will pay out based upon his deferral election.

(8) Ms. Nagler was appointed Chair of our Compensation Committee in May 2021.

HIBBETT® 2022 Proxy Statement - 36 -

Index
Director Fees Earned or Paid in Cash

Fees earned or paid in cash consist of annual Board fees to all non-employee Directors and annual retainers for our Chairman of the Board and Chairs of our Audit, Compensation and NCG Committees. The Board adopted the following pay structure in Fiscal 2022 for non-management Directors:

Type	Annual Amount	Pay Frequency/Description
Annual Retainer	$70,000	Quarterly - to all non-employee Directors
Chairman(1)	$75,000	Quarterly - additional annual retainer
Audit Committee Chair	$35,000	Quarterly - additional annual retainer
Compensation Committee Chair	$25,000	Quarterly - additional annual retainer
NCG Committee Chair(2)	$25,000	Quarterly - additional annual retainer

(1) In the event the Chairman is not an independent Director, the Board will designate a Lead Director who shall be an independent Director. There was no Lead Director in Fiscal 2022.

(2) In the event the Chair of the NCG Committee is not the Chairman of the Board, the Chair will receive the additional annual retainer of $25,000. Otherwise, no additional retainer is paid.

Payments to our independent Directors may be paid in cash or may be deferred into stock units, stock options or cash. Fees earned by our independent Directors are in the form of retainers with no per meeting fees. The total fees earned or paid in cash to all independent Directors during Fiscal 2022 are outlined in the following table:

Director	Annual	Chair	Committee Chair	Total Fees Earned	Total Paid in Cash
Ms. Aggers(1)	$23,333	$—	$8,333	$31,666	$23,750
Mr. Crudele(2)	$70,000	$75,000	$—	$145,000	$145,000
Ms. Etzkorn(2)	$70,000	$—	$—	$70,000	$70,000
Mr. Finley(2)	$70,000	$—	$—	$70,000	$70,000
Ms. Flur(2)	$70,000	$—	$16,667	$86,667	$86,667
Mr. Hilt(2)	$70,000	$—	$—	$70,000	$70,000
Ms. Hubbard(3)	$47,885	$—	$—	$47,885	$—
Mr. Jackson(2)	$70,000	$—	$—	$70,000	$70,000
Ms. Nagler(2)	$70,000	$—	$16,667	$86,667	$86,667
Mr. Yother(2)	$70,000	$—	$35,000	$105,000	$105,000

(1) Ms. Aggers elected to defer 25% of her Board fees earned into stock units pursuant to the Deferred Plan. The remainder of Ms. Aggers’ fees were paid in cash.

(2) All Board fees earned were paid in cash.

(3) Ms. Hubbard elected to defer all of her Board fees into stock units pursuant to the Deferred Plan.

Equity Plans for Directors

There were two plans that governed equity awards to non-employee Directors during Fiscal 2022.

HIBBETT® 2022 Proxy Statement - 37 -

Index
DEP. The DEP provides for grants of equity awards to non-employee Directors and was adopted by our stockholders and made effective on May 24, 2012. The DEP allows each non-employee Director to elect the form of equity they prefer and to receive their equity on a tax deferred basis. Non-employee Directors receive a fully vested equity award based on the value approved by the Board and the irrevocable elections must be made prior to the beginning of each calendar year. If no choice is made, the equity award will be issued as stock options.

A newly appointed or elected non-employee Director to the Board can elect a form of equity prior to the first Board meeting attended. If no choice is made, the equity award will be issued as stock options based on the value approved by the Board for newly appointed or elected Directors. This initial award is subject to forfeiture if the Director does not complete one year of service on the Board, subject to death, change in control or subsequent Board action.

Each non-employee Director who is elected or appointed to the Board receives an equity award upon election. An annual grant is made to each non-employee Director who has served a full fiscal year, which is pro-rated for Directors who serve less than one full fiscal year. Under the DEP, the stockholder approved maximum value allowed for equity awards to each non-employee Directors is $150,000 annually. The Board currently awards below the maximum value allowed. For Fiscal 2022, the value of the award to each tenured Director was $110,000 with the exception of Mr. Crudele whose award value was $135,000 as Chairman of the Board. Mr. Jackson received a pro-rated award based on his Fiscal 2021 service and Ms. Hubbard received an award value of $75,000 for newly appointed/elected Directors.

The annual option grant to non-employee Directors is governed by the DEP. The annual grant to non-employee Directors occurs on the same date as the annual grant of equity awards to management and our other employees. The Compensation Committee has adopted the annual grant date as no earlier than the third business day following the release of the Company’s annual earnings for the fiscal year, but no later than the first (1st) Monday in April. Equity forms allowed under the DEP are stock options, stock appreciation rights, restricted stock and restricted stock units.

The expiration date of the DEP is May 24, 2022. See Proposal Number 4 that proposes to, through the adoption of the Hibbett, Inc. Amended and Restated Non-Employee Director Equity Plan, extend the DEP through May 25, 2032 and provide for 500,000 total shares available for grant, pending stockholder approval.

Deferred Plan. The Deferred Plan was adopted effective July 1, 2015 and allows non-employee directors an election to defer all or a portion of their fees into cash, stock units or stock options annually on a calendar year basis. Any eligible Director may make a deferral by delivering an election to us no later than December 31 of the year immediately preceding the year to which the election is related. Newly elected or appointed eligible Directors have 30 days following the date on which they first became a Director to make an election.

One eligible Director deferred all Board fees earned in Fiscal 2022 and one eligible Director deferred a portion of Board fees earned in Fiscal 2022. For Fiscal 2023, one eligible Director has elected to defer all or a portion of her
Board fees. Deferrals to stock option awards are governed by the DEP. Deferral elections for Fiscal 2022 were made pursuant to the Deferred Plan.

Stock Awards. Under the Deferred Plan, the election to defer fees into stock units is calculated by taking the total fees deferred each calendar quarter and dividing by the closing price of our common stock on the next to last day of the calendar quarter to determine the number of stock units earned for that period. Stock units earned are governed by the DEP.

Ms. Aggers elected to defer 25% of her Board fees earned during Fiscal 2022 into stock units. In Fiscal 2022, Ms. Aggers deferred fees of approximately $7,900 which converted into 107 stock units. Ms. Hubbard elected to defer 100% of her Board fees earned during Fiscal 2022 into stock units. In Fiscal 2022, Ms. Hubbard deferred fees of approximately $48,000 which converted into 622 stock units.

Option Awards. Under the Deferred Plan, the election to defer fees into stock options is calculated by taking the total fees deferred each calendar quarter and dividing by the closing price of our common stock on the next to last
HIBBETT® 2022 Proxy Statement - 38 -

Index
day of the calendar quarter times a factor of 0.33 to determine the number of stock options earned for that period. Stock options earned are governed by the DEP.

Options awarded to non-employee Directors vest immediately upon grant and expire on the tenth anniversary of the date of grant. We apply the fair value recognition provisions of ASC Topic 718. The fair value of each stock option is estimated on the grant date using the Black-Scholes option-pricing model. (See Note 3 to the consolidated financial statements in our Annual Report.)
All Other Compensation

We have determined that there was no other compensation paid to Directors for director services in Fiscal 2022 except for the interest earned on Mr. Yother’s deferred compensation. It does not include occasional gifts to Directors, usually in the form of athletic-inspired merchandise such as footwear or apparel, which have a negligible market value. Each Director is entitled to reimbursement for his/her reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of the Board or its committees and related activities, including director education courses and materials.

Director Compensation Changes for Fiscal 2023

Currently, there are no changes planned for the compensation structure for non-employee Directors for Fiscal 2023. The NCG Committee typically reassesses the Board structure, committee assignments and compensation annually after the Annual Meeting.
Stock Ownership Requirements for Non-Employee Directors

The Compensation Committee has adopted stock ownership requirements for Directors in an effort to better align personal and corporate incentives of Directors with our stockholders. Within three years of a Director’s election or appointment, non-employee Directors are required to maintain ownership of Company equity in an amount equal to four times (4x) their annual cash retainer. Company equity may be in the form of common stock or common stock equivalents such as options, restricted stock, stock units, etc. Common stock and common stock equivalents are valued based on the closing price of our common stock on the last business day of the fiscal year, and stock options are valued using the Black Scholes method as if the award had been granted on the last day of the fiscal year if the stock options are “in-the-money” as of the last business day of the fiscal year.

Once the ownership requirement threshold is initially achieved, the Director will be granted reasonable, additional time to re-achieve the required stock ownership level if it is determined that the ownership fell below the required level due solely to a price decline of our stock, as opposed to the disposition of Company equity.

As of the fiscal year ended January 29, 2022, all of our non-employee Directors were in compliance with the stock ownership requirements, including Ms. Hubbard and Mr. Jackson who were elected to the Board in May 2021 and May 2020, respectively, and who have three years from their appointment to achieve the required ownership amount.

COMPENSATION COMMITTEE REPORT

The Compensation Discussion and Analysis (the “CD&A”) included in this Proxy Statement is intended to provide our stockholders with information about our compensation philosophy and to understand our rationale and decision-making process concerning our compensation practices with respect to our NEOs through clearly communicated narratives and tables.

The CD&A should be read in conjunction with the Summary Compensation Table, related tables and narrative disclosures contained within. We have reviewed the CD&A included in this Proxy Statement and discussed it with management. In reliance on such reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis following this report be included in this Proxy
HIBBETT® 2022 Proxy Statement - 39 -

Index
Statement and, through incorporation by reference from this Proxy Statement, the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2022.

Submitted by the members of the Compensation Committee of the Company’s Board of Directors:

Lorna E. Nagler, Chair,
Karen S. Etzkorn, Terrance G. Finley and James A. Hilt

The Compensation Committee report does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Compensation Committee Report by reference therein.

Compensation Risk Assessment

As part of our overall business risk assessment, we conduct an assessment of our compensation plans and measures to evaluate whether the plans may cause the Board, executives, managers and/or all employees to act in an undesired manner inconsistent with Company objectives, strategies and ethical standards and with prudent business practices. The Compensation Committee supports the Board’s oversight of risk management by addressing risks inherent in matters under the Committee’s purview, including executive compensation, incentive plans and succession planning.

We present and discuss the findings of the risk assessment with the Audit Committee on an annual basis. Based upon the assessment and discussions with the Audit Committee, we believe that our compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a current or former officer of the Company or any of our subsidiaries. In addition, none of the members of the Compensation Committee has or had any relationship with the Company during Fiscal 2022 that requires disclosure in accordance with the applicable SEC rules relating to compensation committee interlocks and insider participation.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis (CD&A)

This Compensation Discussion and Analysis describes our executive compensation program, including a discussion of our compensation objectives and philosophy and the material elements of the program. The discussion is focused on our named executive officers (NEOs) for Fiscal 2022, who were:

Named Executive Officer	Title
Michael E. Longo	President and Chief Executive Officer
Robert J. Volke	Senior Vice President and Chief Financial Officer
Jared S. Briskin	Executive Vice President, Merchandising
William G. Quinn	Senior Vice President, Marketing and Digital
Ronald P. Blahnik	Senior Vice President and Chief Information Officer

HIBBETT® 2022 Proxy Statement - 40 -

Index
Fiscal 2022 Compensation Highlights

The primary objectives of our executive compensation program in Fiscal 2022 were to provide compensation that:

•attracts and retains highly qualified executive officers and motivates them to deliver a consistently high level of performance;
•aligns the economic interests of our executive officers with those of our stockholders by placing a portion of their compensation at risk through performance goals that, if achieved, are expected to increase total stockholder return;
•rewards performance that emphasizes teamwork among executive officers that supports healthy Company growth and supports the Company’s values by promoting a culture of integrity, business ethics and customer service; and
•rewards execution of short-term and long-term strategic initiatives.

We believe the compensation earned by our NEOs reflect our financial results in Fiscal 2022, particularly their variable or at risk compensation. The performance and pay results are strong indicators that our business strategy and compensation philosophies are appropriately synchronized.

In Fiscal 2022, the Compensation Committee structured the total compensation program for executives to consist of:

•base salary,
•performance-based cash bonus,
•performance-based equity awards,
•service-based equity awards, and
•certain other benefits discussed in more detail later in this document.

Apart from the changes discussed below for Fiscal 2021 as a result of the impacts of the COVID-19 pandemic, our compensation philosophy has been consistently applied by the Compensation Committee for several years. The Compensation Committee believes that a majority of the total compensation opportunity for executives should be variable or at risk with the majority allocated to cash bonuses and equity awards that are contingent on the achievement of predetermined performance measures in order to align compensation with the interests of stockholders. Performance measures for management are based on Company-wide targets, with a greater emphasis for more senior personnel.

Each year, we seek to mitigate compensation-related risk through:

•an annual enterprise-wide risk assessment, which includes compensation;
•a recoupment policy for NEOs and other employees covering both cash incentive and equity compensation;
•stock ownership guidelines for all NEOs and Directors;
•no guaranteed bonuses; and
•an anti-hedging policy applicable to all Directors, executive officers and certain employees.

COVID-19 Impacts to Fiscal 2021 Incentive Compensation and Equity Awards

Our Compensation Committee historically bases the performance-incentive program (including cash incentive and equity) for our executive officers on Company metrics, which over the last several years has been Return on Invested Capital (“ROIC”) and Earnings Before Interest and Taxes (“EBIT”). The Compensation Committee again based the short-term cash incentive on EBIT for Fiscal 2021 but in light of the onset of the COVID-19 pandemic, the Compensation Committee decided to award only service-based equity awards to our executive officers in Fiscal 2021. In addition, the Compensation Committee moved away from value-based awards for all team members, including our executive officers.

This varied from our historical practice of awarding a specific value of awards that was determined based on the price of our common stock on the date of grant in a mix of performance-based and service-based awards. The
HIBBETT® 2022 Proxy Statement - 41 -

Index
Compensation Committee reasoned that the depressed price of our common stock at that time could yield an unintended windfall to our executive officers. The Compensation Committee believed that under the current economic environment at that time, all team members were faced with unmitigated working conditions to keep our business on track towards our strategic goals for Fiscal 2021 and beyond. In considering overall workforce retention and the unknown, immeasurable effects of the pandemic, the Compensation Committee determined it was important to award equity to executive officers and eligible team members recognizing that all were working under unprecedented conditions while protecting against unintended windfalls.

The Compensation Committee believes that their decision in Fiscal 2021 to grant equity awards without performance conditions to our executive officers was the right decision for our stockholders and was reflected in the Company’s financial results for Fiscal 2021.

Total Compensation Program Objectives and Philosophy

Individual compensation levels are based on the duties and responsibilities assumed by each NEO, individual performance, tenure and the attainment of Company goals. The Compensation Committee considers compensation levels of comparable executives at peer companies to ensure basic compensation competitiveness but does not benchmark NEO compensation to particular executive compensation percentiles at peer group companies.

Our NEOs are accountable for the performance of the Company and the function they manage and are compensated based on that performance. NEOs are rewarded when defined performance objectives are achieved and value is created for our stockholders. The Compensation Committee has decided to base the majority of performance-based compensation, including equity awards, on the achievement of Company goals, with the exception of any newly-hired executive whose initial bonus and equity are typically based solely on service, particularly if they are appointed later in the fiscal year. The Compensation Committee’s philosophy is that a higher percentage of pay dependent on our performance adds stockholder value by aligning executive compensation with revenue and net income growth.

Long-term compensation for NEOs consists of equity awards such as restricted stock units (RSUs). In determining equity awards, the Compensation Committee endeavors to create a balance that reinforces the “pay-for-performance” philosophy while encouraging share ownership and retention. The Compensation Committee has currently opted to award only RSUs in the annual employee award, which includes our NEOs.

Historically, the majority of awards to our NEOs contain performance and service criteria set by the Compensation Committee that must be achieved in order to be earned. The awarding of PSUs is designed to align stockholder and management interests through incentives that encourage the highest level of corporate governance and focus on rewarding our executives for increased Company value and financial results over the long-term, without encouraging excessive or unnecessary risk-taking. The remainder of RSU awards to our NEOs are service-based and vest over a three-year period. The service-based awards encourage share ownership and retention of key employees. We also awarded a special grant of service-based RSUs to Mr. Briskin in Fiscal 2020 as part of a retention agreement discussed below. The form and composition of equity awards, as well as other elements of compensation, may be adjusted in the future as our compensation philosophy evolves. RSU awards to our employees, excluding our NEOs, are service-based only.

Role of Our Compensation Committee

The Compensation Committee approves all cash and equity-based compensation to our executive officers, including the CEO. Prior to approving such compensation, the Compensation Committee oversees the performance evaluations of our CEO and other executive officers. The Compensation Committee reviews the compensation of the CEO in light of his performance evaluation and, following discussions with him where it deems appropriate, establishes his compensation. Our Compensation Committee also administers the 2015 Plan and approves all equity grants to executive officers.

HIBBETT® 2022 Proxy Statement - 42 -

Index
The Compensation Committee recognizes the importance of maintaining sound principles for the development and administration of compensation and benefit programs and has taken steps to significantly enhance the Compensation Committee’s ability to effectively carry out its responsibilities as well as ensure that we maintain strong links between executive pay and Company performance. The Compensation Committee actively and consistently:

•holds executive sessions without the presence of management;
•reviews and implements a compensation structure for our NEOs;
•considers succession plans and strategies for our NEOs, as well as other key employees; and
•monitors stock ownership of our NEOs.

The Compensation Committee’s Charter reflects these and other responsibilities, and the Compensation Committee and the Board periodically review and revise the Compensation Committee Charter. The NCG Committee recommends the Compensation Committee’s membership.

Role of Executive Officers in Compensation Decisions

For Fiscal 2022, Ms. Aggers, former Chair of our Compensation Committee, reviewed the performance of our CEO with the Compensation Committee, while Mr. Longo, our CEO and President, reviewed the performance of the other NEOs with the Compensation Committee. Recommendations for base pay, as well as for percent of base pay for bonus and equity awards, were made accordingly with respect to executive compensation for NEOs. The Compensation Committee generally approves the recommendations with minor adjustments. As prescribed in the Company’s Statement of Employee Equity Grant Practices, the Compensation Committee conducts these reviews within 90 calendar days of the Company’s fiscal year end. The only other role NEOs have in the determination of executive compensation is in the recommendation of the annual Company budget from which performance levels are based for incentive bonuses and performance-based equity awards. The annual Company budget is presented by management to the Audit Committee for review and approval.

Role of Compensation Consultants

Throughout Fiscal 2022, the Compensation Committee engaged Compensation Advisory Partners (“CAPs”), an independent compensation consultant to review the competitiveness of our compensation program for executives. The scope of the engagement included an analysis of our executive compensation program, including equity grant practices, against our peers and an analysis of our peer group. The Compensation Committee utilizes CAPs’ services on a regular basis to monitor best practices and trends in executive compensation.

Our Company counsel also provides feedback from time to time, particularly on matters related to our equity plans, change of control agreements and severance agreements.

Advisory Vote on Executive Compensation

At our annual meeting in May 2021, we held a stockholder advisory vote on the compensation of our NEOs, commonly referred to as a “say-on-pay” vote. In our say-on-pay vote, approximately 96.4% of the stockholder votes were cast in favor of the say-on-pay resolution. As the Compensation Committee reviewed our compensation practices, it was mindful of the level of support our stockholders had previously expressed for our compensation programs, including our “pay-for-performance” philosophy. The Compensation Committee intends to continue to consider the outcome of future advisory say-on-pay votes, which we hold annually, when making executive compensation decisions.

Peer Groups, Annual Benchmarking and Survey Data

The Compensation Committee evaluates our executive compensation practices and financial performance by reference to a peer group. The peer group is a group of companies which would be considered peers for executive talent purposes and is similar to us in terms of size, industry and/or scope of operations. Due to the limited number of companies directly similar in size, we include companies that are both somewhat smaller and somewhat larger
HIBBETT® 2022 Proxy Statement - 43 -

Index
than us, particularly companies from which we could recruit executive talent. The Compensation Committee periodically reviews the companies comprising the peer group and revises the group as it deems appropriate to reflect applicable changes within the industry.

For Fiscal 2022, we reviewed our senior executive compensation relative to the peer group with supplemental data from published market surveys provided by CAPs. The Committee used the reporting provided to evaluate whether the executive compensation levels, including base salary and incentive payouts, were within industry norms and our business strategy. Data from the peer group was supplemented with broad-based compensation survey data to develop a comprehensive view of the competitive market. The Committee believes that use of this survey data is an important element of our compensation evaluation. Compensation survey data includes companies comparable to us in terms of size and scale from the broader retail industry that influence the competitive market for executive compensation levels.

The following is a list of the companies which were most often used by the Compensation Committee in Fiscal 2022 when evaluating our executive compensation:

Company/Division	Ticker	Company/Division	Ticker
Barnes & Noble Education, Inc.	BNED	Genesco, Inc.	GCO
Big 5 Sporting Goods Corp	BGFV	Haverty Furniture Companies Inc.	HVT
Boot Barn Holdings, Inc.	BOOT	Lumber Liquidators Holdings, Inc.	LL
Buckle Inc.	BKE	Marinemax Inc.	HZO
Cato Corp	CATO	Shoe Carnival Inc.	SCVL
Chicos FAS Inc.	CHS	Sportsman’s Warehouse Holdings, Inc.	SPWH
City Trends Inc.	CTRN	The Children’s Place, Inc.	PLCE
Express, Inc.	EXPR	Tilly’s, Inc.	TLYS
Five Below, Inc.	FIVE	Zumiez, Inc.	ZUMZ
Foot Locker, Inc.	FL

While the Compensation Committee does not directly benchmark NEO compensation to the comparable executive compensation at these peer companies, it does consider general competitiveness of the total compensation of our NEOs compared to similarly situated executive officers. The Compensation Committee has adopted a philosophy of targeting overall compensation levels that are competitive with market median, while factors such as length of time in the position, performance in the role, overall corporate performance and retention concerns ultimately influence decisions and individual positioning relative to market.

Compensation Program Principles

Our Compensation Committee uses the following principles to implement our compensation philosophy and achieve our executive compensation program objectives:

•Pay-for-performance. A significant portion of the total compensation of our executive officers is composed of annual and long-term incentive payments that are earned upon achievement of financial results that contribute to total stockholder return.
•Reward long-term growth and sustained profitability. The majority of equity awards were historically based on a combination of short-term and long-term financial goals. Beginning in Fiscal 2022, the majority of equity awards are based solely on long-term financial goals. These awards require sustained financial performance to deliver significant value and encourage our executive officers to execute strategic initiatives and deliver continued growth over an extended period of time.
HIBBETT® 2022 Proxy Statement - 44 -

Index
•Share ownership and retention. While the performance-based equity awards also contain a service condition, a portion of equity awards are intended solely to encourage retention and ownership in the Company.
•Modest benefits and limited perquisites. We provide standard employee benefits and very limited perquisites or other forms of compensation to our NEOs. Any perquisites received are generally available to other levels of management and employees. We believe our compensation program provides adequate financial opportunities to our executive officers to the extent that extra benefits and perquisites are not required to attract and retain such executives.

Elements of our Compensation Program for Fiscal 2022

Compensation Element	Objective	Type and Form of Compensation
Base Salary	To provide a minimum, fixed level of cash compensation for executive officers	Not at risk; Annual cash compensation
Stock Unit Awards(1)	To provide a minimum, fixed level of equity compensation for executive officers	Not at risk; Long-term service- based compensation
Short-Term Incentive (Cash Bonus)	To encourage and reward executive officers for achieving annual Company performance goals	At risk; Annual performance compensation
Long-Term Incentive (Equity Awards)(2)	To motivate and retain executive officers and align their interest with stockholders through performance-based RSUs based on long-term financial goals	At risk; Long-term performance compensation
Employee Benefits	To promote health, well-being and financial security of employees, including executive officers	Not at risk; Annual indirect compensation

(1) Prior to Fiscal 2022, stock unit awards to our executives were annual service-based compensation, with a graded vesting provision. Beginning in Fiscal 2022, all service-based awards, including those to our executive officers, have cliff vest provisions only.

(2) The Fiscal 2021 compensation package of our NEOs did not include long-term incentive equity awards as discussed throughout this Proxy Statement. Prior to Fiscal 2021, a portion of long-term incentive equity awards also included performance-based RSUs based on short-term financial goals and long-term service.

Annual Cash Compensation

Base Salary

Base salaries are the foundation of our executive compensation program. They provide a fixed, baseline level of cash compensation based on each executive officer’s position, experience, level of responsibility, individual job performance, contributions to the Company’s corporate performance, job tenure and future performance. Base salary levels also impact amounts paid under other elements of our executive compensation program, including short-term incentives and equity awards.

The base salaries for our NEOs in Fiscal 2022, Fiscal 2021 and Fiscal 2020 were:

NEO	Fiscal 2022	Fiscal 2021	Fiscal 2020
Mr. Longo(1)	$700,000	$500,000	$369,479
Mr. Volke(2)	$360,000	$335,000	N/A
Mr. Briskin(3)	$450,386	$380,000	$350,000
Mr. Quinn(4)	$365,000	$345,000	N/A
Mr. Blahnik(5)	$355,000	$340,000	N/A
HIBBETT® 2022 Proxy Statement - 45 -

Index

(1) Mr. Longo, as Chief Executive Officer of City Gear, a wholly owned subsidiary of the Company following the acquisition of City Gear in November 2018, had a base salary of $370,000, which was raised to $500,000 upon appointment as President and CEO of the Company on December 16, 2019. The amount in the table above represents the blended amount of his base salary in Fiscal 2020.

(2) Mr. Volke was appointed as our Senior Vice President of Accounting and Finance, effective April 13, 2020, and Chief Financial Officer, effective April 17, 2020. Mr. Volke was not an NEO in Fiscal 2020.

(3) Mr. Briskin, as Senior Vice President had a base salary of $425,000 in Fiscal 2022. In September 2021, he was promoted to Executive Vice President and his base salary was increased to $485,000. The amount in the table above represents the blended amount of his base salary in Fiscal 2022.

(4) Mr. Quinn was appointed as our Senior Vice President of Marketing and Digital, effective April 26, 2019. Mr. Quinn was not an NEO in Fiscal 2020.

(5) Mr. Blahnik was appointed as our Senior Vice President and Chief Information Officer effective April 26, 2019. Mr. Blahnik was not an NEO in Fiscal 2020.

In some cases, base salaries fall below the 25th percentile of median base salaries for comparable executives at peer companies due to the Compensation Committee’s philosophy of emphasizing performance-based compensation. The salary levels for our NEOs for the fiscal year ended January 29, 2022, are based upon individual performance and responsibility, as well as the salary levels paid by other similarly situated retail companies from our peer group. Based upon a review of such companies, the base salary levels approved by the Compensation Committee are generally conservative when compared to our peers, because their philosophy is that performance-based pay adds more value to the stockholder.

Substantial additional earnings opportunities are provided primarily through achievement of Company performance goals that also apply to equity-based awards. We generally set a moderate base pay and combine it with a significant performance component that provides our executives with an incentive-based compensation program consistent with our emphasis on being financially conservative.

Short-Term Incentive Compensation (Cash Bonus)

Our cash bonus program is subject to the 2016 Executive Officer Cash Bonus Plan (the “Bonus Plan”) adopted by our stockholders. With the adoption of the Bonus Plan, the Compensation Committee has guidelines by which to structure incentives to executive officers through the use of qualified performance-based compensation. The Bonus Plan allows flexible compensation alternatives within our overall compensation philosophy.

The Bonus Plan is designed to provide short-term incentive compensation to our executives based upon pre-established performance goals for the Company. The Compensation Committee determines the amount of target bonus awards for each executive as a percent of their base salary. Bonus targets emphasize contribution to our success during the year and the performance of those aspects of our business for which each executive has responsibility. See the Summary Compensation Table and narrative discussion below for individual executive officer detail.

The following table illustrates the NEO’s target bonus as a percent of individual base salaries for Fiscal 2022, Fiscal 2021 and Fiscal 2020 of which the executives earned 200.0%, 200.0% and 190.0% of their target for each year, respectively, with the exception of Mr. Longo, whose Fiscal 2022 bonus was capped at 143% of target due to the current $1.0 million individual maximum bonus payout under the terms of the Bonus Plan. However, as noted in Proposal Number 6, we are asking for stockholder approval to increase the amount of an incentive bonus payable to an eligible executive officer under the Bonus Plan from $1.0 million during any fiscal year to an amount not to exceed two times (2x) the Target Incentive Bonus Percentage (as defined in Proposal Number 6) multiplied by an eligible executive’s Base Salary (as defined in Proposal Number 6) during any fiscal year. If the Cash Bonus Plan
HIBBETT® 2022 Proxy Statement - 46 -

Index
Amendment (as defined in Proposal Number 6) is approved by our stockholders, we intend to award the remaining $400,000 of bonus to Mr. Longo under the Bonus Plan. If stockholders do not approve the Cash Bonus Plan Amendment (as defined below), Mr. Longo will not be awarded the bonus under the Bonus Plan that is in excess of the current maximum amount; however, the Compensation Committee retains discretion to consider other forms of awards, as necessary, to remain competitive for talent and reward exceptional performance. See Proposal Number 6 for additional information.

NEO	Position	Fiscal 2022	Fiscal 2021	Fiscal 2020
Michael E. Longo(1)	CEO and President	100.0%	100.0%	100.0%
Robert J. Volke(2)	Senior Vice President and CFO	70.0%	75.0%	N/A
Jared S. Briskin(3)	Executive Vice President, Merchandising	85.0%	75.0%	75.0%
William G. Quinn(2)	Senior Vice President, Marketing and Digital	70.0%	75.0%	N/A
Ronald P. Blahnik(2)	Senior Vice President and CIO	70.0%	75.0%	N/A

(1) Mr. Longo, upon appointment as CEO and President in December 2019, was given a target bonus of 100% of his base salary, pro-rated for his time as CEO and President in Fiscal 2020. As Chief Executive Officer of City Gear, his target bonus was 50.0% of his base salary, pro-rated for his time as Chief Executive Officer of City Gear in Fiscal 2020.

(2) Messrs. Volke, Briskin, Quinn and Blahnik were not NEOs in Fiscal 2020.

(3) Mr. Briskin, upon promotion as Executive Vice President in September 2021, was given a target bonus of 85% of his base salary, pro-rated for his time as Executive Vice President in Fiscal 2022. As Senior Vice President, his target bonus was 75.0% of his base salary, pro-rated for his time as Senior Vice President in Fiscal 2022.

Company performance goals were based on earnings before interest and taxes (“EBIT”) determined by the annual budget as approved by the Board of Directors for Fiscal 2022, Fiscal 2021 and Fiscal 2020 and adjusted as described below. Each bonus was contingent solely upon Company performance. The annual cash bonus represents the Compensation Committee’s “pay-for-performance” philosophy. If the EBIT target that is established is exceeded, then the NEO earns more, up to 200.0% of the target bonus; if we fall short of our EBIT target, then the NEO earns less or nothing at all. This tiered structure is applied to all our NEOs and also to the overall employee cash bonus portion that is contingent on the EBIT goal.

For Fiscal 2022, Fiscal 2021 and Fiscal 2020, each executive’s (and employee’s) earned percentage of his or her Company performance bonus depended on the Company’s actual performance in relation to the Company’s EBIT goal as summarized in the following table:

% of Company Performance Goal Attained	Portion of NEO’s Company Performance Bonus Deemed Earned
Below 90.0%	0.0%
90.0%	50.0%
95.0%	75.0%
100.0%	100.0%
105.0%	125.0%
110.0%	150.0%
115.0%	175.0%
120.0% or above	200.0%
HIBBETT® 2022 Proxy Statement - 47 -

Index

The following table sets forth the EBIT goal for each year and the level achieved and paid out to our eligible NEOs (and employees in our bonus pool) based on that achievement for Fiscal 2022, Fiscal 2021 and Fiscal 2020:

Fiscal Year	EBIT Goal	EBIT Achieved	% of Goal Achieved	% of Payout
Fiscal 2022	$127.0 million	$228.2 million	179.7%	200.0%
Fiscal 2021	$60.6 million	$141.4 million	233.3%	200.0%
Fiscal 2020	$49.5 million	$58.8 million	118.8%	190.0%

The Compensation Committee strives to set goals that motivate our executive officers to improve performance over previous years, without encouraging excessive risk taking, while taking into consideration long-term strategic initiatives that may impact year-over-year comparability. Calculation of the Company performance bonus earned by each NEO is based on the final audited consolidated financial statements and, if applicable, is usually paid out in March of the following year.

The Compensation Committee reserves the right to make adjustments to incentive bonuses. No adjustments were made to incentive bonuses in Fiscal 2022, except with respect to Mr. Longo’s payout capped at 143% as a result of the current $1.0 million Bonus Plan limitation. For additional information, see Proposal Number 6.

In Fiscal 2021, the Compensation Committee excluded costs of $43.1 million associated with the acquisition and integration of City Gear and expenses attributable to the COVID-19 pandemic when determining the level of achievement for the EBIT goal for Fiscal 2021. Even without consideration of excluded costs, the EBIT achieved for Fiscal 2021 was $98.4 million which would have yielded the same payout.

In Fiscal 2020, the Compensation Committee excluded costs of $22.7 million associated with the acquisition of City Gear, the CEO transition and our store realignment when determining the level of achievement for the EBIT goal for Fiscal 2020.

In all cases, the Compensation Committee determined that the adjustments were reasonable based primarily on the fact these transactions were not included in the projections at the time the Board was adopting the performance measurements and/or management’s ability or inability to control the financial impacts of the transactions. Any modifications are carefully considered by the Compensation Committee and applied to special circumstances, such as those above, that warrant the modification. There were no individual performance goals set for our NEOs for Fiscal 2022, Fiscal 2021 and Fiscal 2020.

Annual Long-Term Incentive Compensation (Equity Awards)

Equity Award Practices

The Compensation Committee determines the amount of target equity awards for each executive as a percent of their base salary. Through our 2015 Plan, the Compensation Committee has a wide range of award-based incentive alternatives to offer our NEOs. Equity award types including stock options, stock appreciation rights, PSUs and RSUs, may be granted at the discretion of the Compensation Committee. Awards of equity-based compensation to our executive officers complement our cash incentives and encourage an ownership stake in our Company to align the interest of our NEOs and our stockholders.

With the exception of new hire grants to executive officers, the Compensation Committee primarily grants PSUs to our NEOs as part of their annual compensation package, up to the limits allowed in the 2015 Plan at the time of grant. Beginning in Fiscal 2019, the Committee introduced RSUs to the mix of equity awards granted to our NEOs. PSUs are believed to strengthen the longer-term pay-for-performance alignment of the Company’s compensation program and provide retention motivation through time-vesting of half of the awards after achievement of the stated
HIBBETT® 2022 Proxy Statement - 48 -

Index
performance goal. RSUs are believed to strengthen retention motivation and overall stock ownership in the Company.

The Compensation Committee’s equity award policy is designed to facilitate the establishment of appropriate processes, procedures and controls in connection with the administration of our equity-based incentive plans. The Compensation Committee’s policy sets the annual grant date for management and employee equity awards as no earlier than the third business day following the release of the Company’s annual earnings for the fiscal year just ended but no later than the first (1st) Monday of April each year. However, they do have the discretion to set the annual grant date outside these dates if circumstances warrant such as it did in Fiscal 2021 where the grant date was set as April 7, 2020. The Compensation Committee utilized this extra time to give thoughtful and judicious consideration for temporary changes to the executive compensation structure in light of any unanticipated impacts of the COVID-19 pandemic and its potential effects, both business and personal, on the leadership team while navigating unforeseen challenges.

Stock Awards

As part of the annual equity award, our practice is to determine the dollar amount of equity compensation that we want to provide to our executive officers as a percentage of base salary.

In Fiscal 2022, the Committee awarded 60% of the dollar amount of the NEO’s equity award in the form of PSUs and 40% in the form of RSUs. These awards were awarded based on the closing market price of our common stock on the date preceding the date of grant or $76.04.

In Fiscal 2021, the Committee awarded only RSUs to all employees, including our NEOs, as a result of the uncertainty in the market related to the COVID-19 pandemic. In addition, the shares awarded to our NEOs and employees were not based on a value as a percent to base salary.

In Fiscal 2020, the Committee awarded 60% of the dollar amount of the NEO’s equity award in the form of PSUs and 40% in the form of RSUs. The PSUs were awarded based on the trailing average price of our stock from the date of grant. The trailing average price of our stock used for Fiscal 2020 was $18.38. RSUs were awarded based on the closing market price of our common stock on the date of grant or $18.04.

Awards granted to our NEOs reflect our desire to provide incentives to these individuals that encourage our growth and long-term success as a Company.

Employee RSUs are granted under the provisions of the 2015 Plan, are based on a value determined individually by management, are based on the closing market price of our common stock on the date preceding the date of grant and have a service period of three years.

The following table reflects the target PSU awards granted to our NEOs in office at the time of the annual grant and the percentage of base salary that the PSU award was based on for Fiscal 2022, Fiscal 2021 and Fiscal 2020:

	Fiscal 2022		Fiscal 2021(1)		Fiscal 2020
NEO	Target # of PSUs	% of Base Salary	Target # of PSUs	% of Base Salary	Target # of PSUs	% of Base Salary
Mr. Longo(2)	7,890	85.7%	—	—%	N/A	N/A
Mr. Volke	2,368	50.0%	—	—%	N/A	N/A
Mr. Briskin	2,762	49.4%	—	—%	10,100	45.0%
Mr. Quinn	2,368	49.3%	—	—%	N/A	N/A
Mr. Blahnik	2,368	50.7%	—	—%	N/A	N/A
Note: Messrs. Volke, Quinn and Blahnik were not NEOs in Fiscal 2020.
HIBBETT® 2022 Proxy Statement - 49 -

Index

(1) PSUs were not awarded to our NEOs in Fiscal 2021.

(2) Mr. Longo was appointed President and CEO in December 2019 and did not qualify for equity awards as an NEO until Fiscal 2021.

For the Fiscal 2022 annual awards, half of the PSU award to our NEOs established by the Compensation Committee was a performance goal established on a three-year achievement based on Return on Invested Capital (“ROIC”). The other half of the PSU award was a performance goal established on a three-year achievement based on cumulative EBIT for Fiscal 2022, Fiscal 2023 and Fiscal 2024. Both awards vest in three years, if achieved.

For the Fiscal 2020 annual awards, half of the PSU award to our Mr. Briskin established by the Compensation Committee was a performance goal established on a one-year achievement based on ROIC with a three-year vesting provision. The other half of the PSU award was a performance goal established on a three-year achievement based on cumulative EBIT for Fiscal 2020, Fiscal 2021 and Fiscal 2022.

In Fiscal 2022, our NEOs were awarded an RSU award with cliff vesting after three years as part of the annual award. In Fiscal 2021 and Fiscal 2020, our NEOs were awarded an RSU award with graded vesting over three years as part of the annual award. In Fiscal 2022 and Fiscal 2020, this was in addition to the PSU award. The number of RSUs awarded and the percentage of base salary for the RSU award to each NEO was:

	Fiscal 2022		Fiscal 2021(1)		Fiscal 2020
NEO	RSUs Awarded	% of Base Salary	RSUs Awarded	% of Base Salary	RSUs Awarded	% of Base Salary
Mr. Longo	5,260	57.1%	35,000	86.1%	18,897	N/A
Mr. Volke	1,578	33.3%	24,000	90.1%	N/A	N/A
Mr. Briskin	1,841	32.9%	24,000	77.7%	5,488	30.0%
Mr. Quinn	1,578	32.9%	12,500	44.6%	N/A	N/A
Mr. Blahnik	1,578	33.8%	12,500	45.2%	N/A	N/A
Note: Messrs. Volke, Quinn and Blahnik were not NEOs in Fiscal 2020.

(1) The Committee did not award RSUs based on a percentage of base salary for Fiscal 2021. In each instance, based on the fair market value of our stock on the date of grant, the RSUs awarded were less than what would have been awarded if based on the historical percentage of 100% of base salary for the CEO and 75% of base salary for all other NEOs. Mr. Volke was appointed as our CFO after the annual award date. If he had been awarded on the same date, the percentage of base salary would have been 88.1%.

Mr. Briskin was also awarded a special grant of RSUs in May 2019 of 4,857 shares as part of a retention agreement discussed below. Including the value of this special grant, the percent to base salary for Mr. Briskin in Fiscal 2020 was 58.6%. The special grant vested equally on the first and second anniversary of the date of grant of May 6, 2019.

In addition, Mr. Longo was awarded RSUs upon his appointment as CEO and President equal to 100% of his base salary. These awards will cliff vest on January 1, 2023 and can be forfeited if there is a break in service.

HIBBETT® 2022 Proxy Statement - 50 -

Index
The following tables set forth the ROIC and cumulative EBIT goals set for each year and the level achieved and earned by our applicable NEOs based on that achievement. Because no performance goals were set for Fiscal 2021 as it related to equity, only Fiscal 2022 and Fiscal 2020 are presented.

Fiscal Year	Year(s)	ROIC Goal Set	Goal Achieved	% of Equity Earned
Fiscal 2022	F2022 - F2024	10.1%	undetermined	undetermined
Fiscal 2020	F2020	13.8%	15.2%	150.0%

Fiscal Year	Cumulative Years	Cumulative EBIT Goal	Cumulative EBIT Achieved	% of Equity Earned
Fiscal 2022	F2022 - F2024	$404.0 million	undetermined	undetermined
Fiscal 2020	F2020 - F2022	$259.8 million	$428.5 million	200%

The level of achievement of the three-year ROIC goal and three-year cumulative EBIT goal for Fiscal 2022 has not been determined. The three-year ROIC goal for Fiscal 2022 will be measured over the three-year period, whereas the three-year EBIT goal will be based on the cumulative EBIT total over three fiscal years.

The Fiscal 2020 ROIC goal was a one-year goal. The Fiscal 2020 EBIT goal was a three-year cumulative goal. The first year base was set at $49.5 million. The second year base of $61.8 million was determined based on 5% above the Fiscal 2020 EBIT achieved of $36.1 million adjusted for excluded costs of $22.7 million, or $58.8 million. The third year base of $148.5 million was determined based on 5% above the Fiscal 2021 EBIT achieved of $98.4 million adjusted for excluded costs of $43.1 million, or $141.4 million for a three-year cumulative EBIT goal of $259.8 million.

Timing of Equity Awards

We grant equity awards to eligible employees generally on three occasions: annually, upon hire (for certain senior positions) and occasional special one-time grants to executive management upon approval by the Compensation Committee. The fair value of awards is based on the closing price of our common stock on the first business day immediately preceding the date of grant.

In Fiscal 2022, Fiscal 2021 and Fiscal 2020, we granted all annual employee equity awards, including our executives, on the same day, with the exception of Mr. Volke whose Fiscal 2021 grant was awarded on April 13, 2020 when he was appointed our CFO. Under the Statement of Employee Equity Grant Practices (“EGP”) adopted by the Compensation Committee, the grant date for annual awards to executives and employees is defined as no earlier than the third business day following the public release of our annual earnings, but no later than the first (1st) Monday of April although the Compensation Committee has discretion to award outside these dates and did so for the Fiscal 2021 awards as described above.

Any grants to newly hired executives are typically made on the first day of the fiscal quarter after hire. Special purpose grants are effective as of the Friday following the Compensation Committee’s formal approval. The Compensation Committee reserves the right to modify this practice if circumstances warrant as it did for the special grant in Fiscal 2020. No award will be deemed made until all material terms, including the type of award, number of shares, grant date and the identification of each grantee, is determined with finality without the benefit of hindsight. The award date for all Fiscal 2023 awards was set for March 30, 2022.

HIBBETT® 2022 Proxy Statement - 51 -

Index
Employment and Retention Agreements

Employment Agreement

Mr. Longo entered into an employment agreement in connection with his appointment as President and CEO of the Company, effective December 16, 2019 (the “Employment Agreement”), which provided, among other things, for an annual base salary of $500,000 (as such may be adjusted from time to time) and the opportunity to participate in the Company’s Bonus Plan and the 2015 Plan. The Employment Agreement also provided for the one-time payment of a relocation allowance of $100,000 and temporary housing for Mr. Longo for a period of 90 days. Mr. Longo’s employment is at will and his services may be terminated by Hibbett at any time subject to applicable notice requirements. In the event of termination of his employment other than by reason of death or disability, Mr. Longo is entitled to certain severance payments that vary according to whether the termination is with or without “cause” or “good reason,” as such terms are defined in the Employment Agreement.

For Fiscal 2020, Mr. Longo was eligible to receive an annual incentive bonus based on the same performance criteria and target bonus percentage in effect for the President and Chief Executive Officer as of December 16, 2019, subject to proration based on the length of Mr. Longo’s service in those capacities during the fiscal year. In addition, Mr. Longo was eligible for an annual performance bonus based on a percentage of his previous base salary as Chief Executive Officer of City Gear if certain City Gear performance goals were met.

Mr. Longo also received an equity award of restricted stock units having a value of $500,000 as of December 13, 2019 pursuant to the 2015 Plan. The award will vest in full on January 1, 2023, provided Mr. Longo is employed by the Company on the vesting date.

Retention Agreements

With the announced retirement of our former CEO and resignation of our former CFO in early Fiscal 2020, the Compensation Committee determined it would be in the best interests of the Company and its stockholders to enter into a Retention Agreement (the “Retention Agreements”) with certain employees of the Company, including Messrs. Briskin, Quinn and Blahnik. The effective date of the Retention Agreements was April 26, 2019, and the terms of the Retention Agreements ended on the second anniversary of the effective date, or April 26, 2021.

The Retention Agreements provided for a lump sum severance payment equal to one times the executive’s base salary, less deductions for applicable taxes, in the event that the executive was terminated by the Company during the two-year term of the agreement without “cause” or if the executive resigned for “good reason” (as those terms were defined in the Retention Agreements). However, the severance payment would not be paid if the executive was also entitled to receive benefits under any change of control severance agreement of the Company or if the separation from service was due to retirement or disability. In addition, the payment would be forfeited if the executive breaches certain confidentiality, nondisclosure or non-competition covenants contained in existing agreements between the Company and the executive.

The Retention Agreements also called for a special grant of RSUs. In the event the executive became entitled to a severance payment under their respective Retention Agreement, the outstanding RSUs awarded to the executive pursuant to such agreement would automatically vest upon termination of the executive’s employment. All other outstanding equity-based awards to the executive would continue to be governed by the applicable terms of such awards and would not be modified or amended by the Retention Agreement.

There are currently no other employment or retention agreements with any executive officer or employee of the Company.

Severance and Change in Control Payments

The Compensation Committee has adopted a Change in Control Severance Agreement (the “Severance Agreement”) for our NEOs, other than Mr. Longo, whose change in control and severance protections are contained in his
HIBBETT® 2022 Proxy Statement - 52 -

Index
Employment Agreement as well as a standalone change in control severance agreement (the “Longo Severance Agreement”). For a discussion of these severance arrangements, please see the discussion below under in the subsection entitled “Potential Payments upon Termination or Change in Control.”

Perquisites and Other Benefits

The Compensation Committee’s philosophy is that NEOs should not be treated differently from the general employee population in the design of their benefits, other than one-time or special benefits provided under broader programs, such as relocation. The Company’s overall viewpoint is to offer a compensation package that emphasizes long-term contribution and stability rather than extra benefits, particularly benefits not available to our employees, in general. The NEOs receive the same medical, dental, vision, disability, employee discount, flexible spending options and 401(k) benefits as the broader employee population who qualify. The perquisites provided to eligible NEOs are also available to other employees, where applicable, and include:

Paid holidays and paid time off (“PTO”). We currently allow 8 paid holidays. Based on years of service, our full-time employees can earn up to twenty-eight days of PTO per year. Mr. Briskin is the only NEO currently eligible for the maximum PTO per year.

Discount on the Company’s common stock through the Hibbett, Inc. Employee Stock Purchase Plan (the “ESPP”). All employees, including our NEOs, who have been employed with the Company over one year and work an average of twenty hours per week, qualify for participation in our ESPP. The ESPP permits employees to purchase our common stock each calendar quarter at a discount of 15.0% off the closing price of the lower of the first day of the calendar quarter or the last day of the calendar quarter. Currently, all our NEOs, with the exception of Mr. Quinn, participate in the ESPP.

Company-paid life insurance. The Company provides life insurance coverage equal to two times the annual base salary of all full-time employees up to $500,000 with further reductions once an employee reaches age 65 and 70.

Deferred Contribution Benefit Plans. The Hibbett, Inc. 401(k) Plan (the “401(k) Plan”) is our tax-qualified retirement plan where our employees, including our NEOs, are able to make contributions from their cash compensation either pre-tax through various investment options or post-tax through a ROTH option. We make matching contributions for all participants equal to 100% of the first 3% of eligible compensation and 50% of the next 3% of eligible compensation for a total possible match of 75% of the first 6% of eligible compensation. All of our NEOs participate in the 401(k) Plan. The Internal Revenue Code limits the amount of compensation that can be deferred under the 401(k) Plan.

We maintain a non-qualified Supplemental 401(k) Plan (the “Supplemental Plan”) but no longer offer it to our executive officers or other highly compensated employees. Under the Supplemental Plan, our executive officers and other highly compensated employees had the opportunity to defer their compensation, including amounts in excess of the tax law limit. Balances in the Supplemental Plan are unsecured and at risk, meaning the balances may be forfeited in the event of the Company’s financial distress such as bankruptcy. Though not offered currently, the Compensation Committee can reinstate the plan at its discretion and if it did so, all our applicable NEOs would be eligible to participate.

Flexible Spending Account Plan. The Company maintains a Flexible Spending Account Plan (the “FSA”) that allows employees to set aside pre-tax amounts for certain out-of-pocket health care and dependent care expenses. All of our NEOs are eligible for participation under the FSA. Currently, none of our NEOs participate in the FSA.

Employee Discounts. The Company currently offers employee discounts to all team members, including our Directors and NEOs, for merchandise bought at our retail stores and on our website.

See the Summary Compensation Table and related disclosures for more details on specific perquisites applicable to each NEO.

HIBBETT® 2022 Proxy Statement - 53 -

Index
Stock Ownership

The Compensation Committee has adopted stock ownership requirements for our NEOs. Within three years of any executive officer’s hire date or promotion to a covered office, whichever is later, ownership in the Company’s stock must be maintained in the amounts adopted. In Fiscal 2022, the Compensation Committee increased the stock ownership required of our NEOs as follows:

	Beginning Fiscal 2022	Before Fiscal 2022
Office Held	Stock Ownership Requirement	Stock Ownership Requirement
Chief Executive Officer, President	Six (6) times base salary	Three (3) times base salary
Executive Vice President	Three (3) times base salary	N/A
Senior Vice President	Two (2) times base salary	One (1) time base salary

Company stock may be in the form of common stock or common stock equivalents such as options, restricted stock, restricted stock units, etc. Once the ownership requirement is initially achieved, should the executive’s ownership fall below the required level due solely to a price decline in the share price, as opposed to selling of Company stock, the executive is granted reasonable, additional time to regain the required stock ownership level. In verifying the above ownership requirements are achieved, common stock and common stock equivalents are valued based on the closing price of our common stock on the last business day of the fiscal year, and stock options are valued using the Black Scholes method as if the award had been granted on the last day of the fiscal year. Performance-based units are not considered until earned. As of our fiscal year ended January 29, 2022, all our NEOs had met their stock ownership requirements.

Prohibition on Hedging and Pledging

We have a policy prohibiting our Directors, executive officers and certain employees from engaging in hedging, holding securities in a margin account, and otherwise pledging the Company’s securities.

Trading in Hibbett, Inc. Stock Derivatives

It is our policy that our employees, including our NEOs, and Directors may not purchase or sell options on our stock, nor engage in short sales with respect to our common stock. Also trading by our employees, including our NEOs and Directors, in puts, calls, straddles, equity swaps or other derivative securities that are directly linked to our stock is strictly prohibited.

Financial Restatement and Recoupment

The Board has adopted a Recoupment Policy within its Corporate Governance Guidelines which allows the Board, at its discretion, to seek reimbursement of performance-based compensation, including performance-based equity compensation, from any senior executive, including our NEOs, who has engaged in fraud, willful misconduct, recklessness or gross negligence that has caused or otherwise significantly contributed to the need for a material restatement of the Company’s financial statements. Bonuses and PSUs are based on achieved financial targets and are determined based on our audited consolidated financial statements.

The Compensation Committee has the discretion to reduce the amount of performance-based compensation payable to our executives and has done so most recently in Fiscal 2016. A copy of our Corporate Governance Guidelines is available at hibbett.com under “Investor Relations.”

HIBBETT® 2022 Proxy Statement - 54 -

Index
Annual Compensation of Named Executive Officers

The following table reports amounts paid during Fiscal 2022, Fiscal 2021 and Fiscal 2020 to our NEOs, including equity awards that were granted during the year and other benefits that accrued during the fiscal year.

Summary Compensation Table
For Fiscal 2022, Fiscal 2021 and Fiscal 2020
(In dollars)

Name and Principal Position	Fiscal Year(1)	Salary	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	TOTAL
Michael E. Longo	2022	$700,000	$999,926	$1,000,000	$13,050	$2,712,976
Chief Executive Officer	2021	$500,000	$430,500	$1,000,000	$12,825	$1,943,325
and President	2020	$369,479	$500,015	$286,772	$118,400	$1,274,666
Robert J. Volke	2022	$360,000	$300,054	$504,000	$13,050	$1,177,104
Chief Financial Officer and	2021	$335,000	$301,920	$502,500	$75,113	$1,214,533
Senior Vice President
Jared S. Briskin(5)	2022	$485,000	$350,012	$716,615	$13,050	$1,564,677
Executive Vice President,	2021	$380,000	$295,200	$570,000	$12,825	$1,258,025
Merchandising	2020	$350,000	$381,213	$498,750	$12,600	$1,242,563
William G. Quinn	2022	$365,000	$300,054	$511,000	$13,050	$1,189,104
Senior Vice President,	2021	$345,000	$153,750	$517,500	$12,825	$1,029,075
Marketing and Digital
Ronald P. Blahnik	2022	$355,000	$300,054	$497,000	$13,050	$1,165,104
Senior Vice President and	2021	$340,000	$153,750	$510,000	$12,825	$1,016,575
Chief Information Officer

(1) The Company’s fiscal year ends on the Saturday nearest to January 31 of each year.

(2) The values set forth in this column reflect service-based and/or performance-based RSUs granted to our NEOs. In addition, in Fiscal 2020, Mr. Briskin received a special award of service-based RSUs as part of his Retention Agreement. Mr. Quinn and Mr. Blahnik also received a special award of service-based RSUs as part of their respective Retention Agreements but were not NEOs in Fiscal 2020. The valuation method, in accordance with ASC Topic 718, is based on the closing price of our common stock on the date immediately preceding grant, without considering an estimate for forfeitures. The values in the table represent the target number of awards established for each NEO.

PSUs awarded by our Compensation Committee in Fiscal 2022 and Fiscal 2020 to our NEOs could be earned at less or more than the target award depending on the level of performance achieved. The awards could also be forfeited upon failure to achieve the minimum performance target. The following table sets forth the aggregate grant date fair value for the PSUs awarded to our NEOs, assuming the highest level of performance conditions were achieved:

HIBBETT® 2022 Proxy Statement - 55 -

Index

NEO	Fiscal 2022	Fiscal 2020
Mr. Longo	$1,999,852	N/A
Mr. Volke	$600,108	N/A
Mr. Briskin	$700,024	$364,408
Mr. Quinn	$600,108	N/A
Mr. Blahnik	$600,108	N/A

The Compensation Committee did not award performance-based awards in Fiscal 2021 in response to the uncertainty surrounding the COVID-19 pandemic. Messrs. Longo, Volke, Quinn, Blahnik were not awarded PSUs in Fiscal 2020 because they were not executive officers at the time the awards were made.

The level of achievement for Fiscal 2022 performance-based awards earned cannot be determined until the three-year measurement period is complete. The Compensation Committee did not award performance-based awards in Fiscal 2021 in response to the uncertainty surrounding the COVID-19 pandemic as described earlier. Mr. Briskin was the only executive eligible to receive performance-based awards in Fiscal 2020. The grant date fair value of the actual awards earned from the Fiscal 2020 performance-based awards was $318,857.

(3) Non-Equity Incentive Plan Compensation is defined as compensation earned (whether paid during the period or not) based on the achievement of performance criteria that is substantially uncertain at the time it is established and communicated to the executive.

Our executive cash bonuses are based on performance criterion established by the Compensation Committee which typically requires an improvement on ratios and earnings from the prior year, with consideration in the past few years for significant strategic investments around our omni-channel initiatives, the acquisition of City Gear and impacts of the COVID-19 pandemic. None of our performance criterion are based on the price of our common stock. The targeted bonus potential for Fiscal 2022, Fiscal 2021 and Fiscal 2020 was communicated to each executive officer following the March 2021, March 2020 and March 2019 meetings of the Compensation Committee, respectively.

In Fiscal 2022, Mr. Longo’s earned bonus was capped under the provisions of our Bonus Plan at $1.0 million. The bonus achieved for all our NEO’s was 200% of target with the exception of Mr. Longo, who effectively earned 143% of target (or $1.0 million). Mr. Briskin’s earned bonus was pro-rated based on his targets as Executive Vice President and Senior Vice President.

Mr. Longo’s targeted bonus in Fiscal 2020 consisted of a pro-rata portion of his target bonus as Chief Executive Officer of City Gear and as President and CEO of Hibbett. Both were based on a percent of his base salary with the target bonus at City Gear and Hibbett based on 50% and 100% of his base salary for each position held, respectively. Mr. Briskin’s targeted bonus in Fiscal 2022 consisted of a pro-rata portion of his target bonus as Vice President and Executive Vice President.

(4) Other compensation is historically made up of the incremental cost to us of benefits and other perquisites. For Fiscal 2022, Fiscal 2021 and Fiscal 2020, other compensation included the match under the Company’s 401(k) Plan for each NEO participating in the 401(k) Plan of $13,050, $12,825 and $12,600, respectively. In Fiscal 2021, Mr. Volke’s consisted of relocation incentives. In Fiscal 2020, Mr. Longo’s included $100,000 relocation incentives and $5,800 for personal use of a Company automobile.

(5) Mr. Briskin was promoted to Executive Vice President in September 2021. Prior to his promotion, his annual base salary was $425,000.

HIBBETT® 2022 Proxy Statement - 56 -

Index
Michael E. Longo

Michael E. Longo, age 60, joined the Company as our Chief Executive Officer and President in December 2019. Formerly, he served as Chief Executive Officer for City Gear, LLC from October 2006 to November 2018, where he oversaw the successful acquisition of the company in 2018 by Hibbett. Prior to City Gear, he worked in positions of increasing responsibility and leadership with AutoZone, Inc. starting as a Vice President of Supply Chain in 1996 to Executive Vice President of Supply Chain, IT, Development, Mexico in 2005. Mr. Longo holds a Bachelor of Science degree in Engineering from the United States Military Academy and an MBA from Harvard University.

The following table represents the compensation package awarded to Mr. Longo in each of the years presented, regardless of whether ultimately achieved or obtained:

	Fiscal 2022		Fiscal 2021		Fiscal 2020
Salary Component	Dollars or Number of	% to Base Salary	Dollars or Number of	% to Base Salary	Dollars or Number of	% to Base Salary
Base Salary(1)	$700,000		$500,000		$500,000
Non-Equity Incentive Plan Compensation
Company Bonus Target(2)	700,000	100.0%	500,000	100.0%	500,000	100.0%
TOTAL Cash Compensation Potential	$1,400,000	200.0%	$1,000,000	200.0%	$1,000,000	200.0%

Restricted Stock Units(3)	13,150		35,000		18,897

(1) Upon appointment as Chief Executive Officer and President in December 2019, Mr. Longo’s base salary was set at $500,000. As Chief Executive Officer of City Gear, his base salary was $370,000.

(2) See “Bonus and Non-Equity Incentive Plan Compensation” for a complete discussion of the Company’s bonus compensation program. The bonuses for Mr. Longo were based on the Company’s EBIT achievements in Fiscal 2022, Fiscal 2021 and Fiscal 2020. The actual bonus earned by Mr. Longo in each of these years based on the Company’s achievement of its EBIT goal was:

Year	Bonus Earned	% to Base Salary
Fiscal 2022	$1,000,000	142.9%
Fiscal 2021	$1,000,000	200.0%
Fiscal 2020	$286,772	57.4%

The bonus earned by Mr. Longo in Fiscal 2022 was capped under the provisions of the Bonus Plan. His bonus earned would have been $1.4 million, or 200% of base salary, if not limited by the Bonus Plan. However, as noted in Proposal Number 6, we are asking for stockholder approval to increase the amount of an incentive bonus payable to an eligible executive officer under the Bonus Plan from $1.0 million during any fiscal year to an amount not to exceed two times (2x) the Target Incentive Bonus Percentage (as defined in Proposal Number 6) multiplied by an eligible executive’s Base Salary (as defined in Proposal Number 6) during any fiscal year. If the Cash Bonus Plan Amendment is approved by our stockholders, we intend to award the remaining $400,000 of bonus to Mr. Longo under the Bonus Plan.

If stockholders do not approve the Cash Bonus Plan Amendment, Mr. Longo will not be awarded the bonus under the Bonus Plan that is in excess of the current maximum amount; however, the Compensation Committee retains discretion to consider other forms of awards, as necessary, to remain competitive for talent and reward exceptional
HIBBETT® 2022 Proxy Statement - 57 -

Index
performance. See Proposal Number 6 for additional information. The bonus earned by Mr. Longo in Fiscal 2020, consisted of the applicable bonus target set as Chief Executive Officer of City Gear and CEO and President of the Company, pro-rated for his time served in each position.

(3) See “Equity Awards” for a complete discussion on equity awards to our NEOs. In Fiscal 2022, 60% of equity awards to our NEOs were performance-based awards and the remaining 40% were service based awards that vest on the third anniversary from the date of grant. In Fiscal 2021 and Fiscal 2020, Mr. Longo was only awarded service-based RSUs. In Fiscal 2021, the equity awards were service-based RSUs in response to the COVID-19 pandemic which vest equally over three years.

Other Compensation. Other compensation earned by Mr. Longo in Fiscal 2022 and Fiscal 2021 consists of the match under the Company’s 401(k) Plan. In Fiscal 2020, it also consisted of a $100,000 moving incentive and $5,800 for personal use of a Company vehicle.

Robert J. Volke

Robert J. Volke, age 58, joined the Company as the Senior Vice President of Accounting and Finance in April 2020 and was named our Chief Financial Officer shortly thereafter. Formerly, he served as Interim Chief Financial Officer of Fleet Farm LLC (“Fleet Farm”), a position he held since March 2020, and as its Vice President, Accounting and Corporate Controller from August 2018 to February 2020. Prior to his service at Fleet Farm, Mr. Volke held various positions of increasing responsibility with Tractor Supply Company (Nasdaq: TSCO), including as its Vice President and Controller from March 2017 to August 2018, Vice President – Accounting and Reporting from February 2014 to February 2017, Director of General Accounting and Financial Reporting from February 2009 to January 2014, and Manager of General Accounting and Financial Reporting from May 2007 to February 2009. Mr. Volke earned his Bachelor Science in Accounting from Indiana University.

The following table represents the compensation package awarded to Mr. Volke in Fiscal 2022 and Fiscal 2021, regardless of whether ultimately achieved or obtained:

	Fiscal 2022		Fiscal 2021
Salary Component	Dollars or Number of	% to Base Salary	Dollars or Number of	% to Base Salary
Base Salary	$360,000		$335,000
Non-Equity Incentive Plan Compensation
Company Bonus Target(1)	252,000	70.0%	251,250	75.0%
TOTAL Cash Compensation Potential	$612,000	170.0%	$586,250	175.0%

Restricted Stock Units(2)	3,946		24,000

(1) See “Bonus and Non-Equity Incentive Plan Compensation” for a complete discussion of the Company’s bonus compensation program. The bonuses for Mr. Volke were based on the Company’s EBIT achievements in Fiscal 2022 and Fiscal 2021. The actual bonus earned by Mr. Volke in each of these years based on the Company’s achievement of its EBIT goal was:

Year	Bonus Earned	% to Base Salary
Fiscal 2022	$504,000	140.0%
Fiscal 2021	$502,500	150.0%

HIBBETT® 2022 Proxy Statement - 58 -

Index
(2) See “Equity Awards” for a complete discussion on equity awards to our NEOs. In Fiscal 2022, 60% of equity awards to our NEOs were performance-based awards and the remaining 40% were service based awards that vest on the third anniversary from the date of grant. In Fiscal 2021, all equity awards were service-based RSUs in response to the COVID-19 pandemic which vest equally over three years.

Other Compensation. Other compensation earned by Mr. Volke consists of the match under the Company’s 401(k) plan in Fiscal 2022 and moving incentives in Fiscal 2021. See Perquisites and Other Benefits.

Jared S. Briskin

Jared S. Briskin, age 49, was appointed our Executive Vice President of Merchandising in September 2021. Previously, he served as Senior Vice President and Chief Merchant from September 2014 through September 2021. He has served in roles of increasing responsibility and leadership in various merchandising positions across multiple categories since joining the Company in April 1998, including Vice President/Divisional Merchandise Manager of Footwear and Equipment from March 2010 through September 2014 and Vice President/Divisional Merchandise Manager of Apparel and Equipment from June 2004 through March 2010.

The following table represents the compensation package awarded to Mr. Briskin in each of the years presented, regardless of whether ultimately achieved or obtained:

	Fiscal 2022		Fiscal 2021		Fiscal 2020
Salary Component	Dollars or Number of	% to Base Salary	Dollars or Number of	% to Base Salary	Dollars or Number of	% to Base Salary
Base Salary(1)	$450,386		$380,000		$350,000
Non-Equity Incentive Plan Compensation
Company Bonus Target(2)	358,308	79.6%	285,000	75.0%	262,500	75.0%
TOTAL Cash Compensation Potential	$808,694	179.6%	$665,000	175.0%	$612,500	175.0%

Restricted Stock Units(3)	4,603		24,000		20,445

(1) In Fiscal 2022, the base salary represents the pro-rata amount based on his service as Executive Vice President and Senior Vice President.

(2) See “Bonus and Non-Equity Incentive Plan Compensation” for a complete discussion of the Company’s bonus compensation program. The Company bonuses for Mr. Briskin were based on the Company’s EBIT achievements in Fiscal 2022, Fiscal 2021 and Fiscal 2020. The actual Company bonus earned by Mr. Briskin in each of these years based on the Company’s achievement of its EBIT goal was:

Year	Bonus Earned	% to Base Salary
Fiscal 2022	$716,615	159.1%
Fiscal 2021	$570,000	150.0%
Fiscal 2020	$498,750	142.5%

The Fiscal 2022 bonus earned represents the pro-rata amount based on his service as Executive Vice President and Senior Vice President.

HIBBETT® 2022 Proxy Statement - 59 -

Index
(3) See “Equity Awards” for a complete discussion on equity awards to our NEOs. In Fiscal 2022, 60% of equity awards to our NEOs were performance-based awards and the remaining 40% were service based awards that vest on the third anniversary from the date of grant. In Fiscal 2021, all equity awards were service-based RSUs in response to the COVID-19 pandemic which vest equally over three years. In Fiscal 2020, 60% of equity awards to our NEOs were performance-based awards, while the remaining 40% were service-based awards that vested equally over three years. As provided for in his Retention Agreement, in addition to the annual equity award, Mr. Briskin also received a special award of service-based awards in Fiscal 2020 in May 2019 which vested equally over two years.

PSUs are earned by achieving the performance goals determined by the Compensation Committee. For Fiscal 2022, the PSU award was based on two long-term goals, ROIC and EBIT measured over three years. For Fiscal 2020, half of the PSU award was based on a short-term performance goal while the other half was based on a long-term performance goal. The short-term performance goal was a one-year measurement based on ROIC with a three-year vesting provision. The long-term performance goal was a three-year measurement based on cumulative EBIT with a three-year vesting provision. All PSU awards granted could be forfeited if a minimum goal was not attained or be earned up to 200% if a maximum goal was attained.

The table below illustrates the total PSUs awarded to Mr. Briskin and the number of PSUs he has earned based on achievement of the stated goals in Fiscal 2022 and Fiscal 2020:

Fiscal Year	Total PSUs Awarded	PSUs Earned Based on ROIC Goal	ROIC Achievement Rate	PSUs Earned Based on EBIT Goal	EBIT Achievement Rate	PSUs Still Subject to EBIT Goal
Fiscal 2022	2,762	undetermined	undetermined	undetermined	undetermined	2,762
Fiscal 2020	10,100	7,575	150%	10,100	200%	None

In Fiscal 2021, no performance-based awards were given. The outstanding PSUs in Fiscal 2022 are contingent on the achievement of a three-year ROIC goal and a three-year cumulative EBIT goal for Fiscal 2022. PSUs have cliff vesting provisions of three years from date of grant if achieved.

Other Compensation. Other compensation earned by Mr. Briskin consists of the match under the Company’s 401(k) Plan. See Perquisites and Other Benefits.

HIBBETT® 2022 Proxy Statement - 60 -

Index
William G. Quinn

William G. Quinn, age 46, was appointed our Senior Vice President of Marketing and Digital in April 2019. He joined the Company in February 2016 as our Vice President of Digital Commerce. Prior to joining the Company, he served as Vice President, Digital for David’s Bridal and as Executive Vice President, Chief Marketing Officer for 24 Hour Fitness. Mr. Quinn earned his Bachelor of Arts degree at Vanderbilt University, his MBA at Duke University and also holds a Certificate of Web Design from Temple University.

The following table represents the compensation package awarded to Mr. Quinn Fiscal 2022 and Fiscal 2021, regardless of whether ultimately achieved or obtained:

	Fiscal 2022		Fiscal 2021
Salary Component	Dollars or Number of	% to Base Salary	Dollars or Number of	% to Base Salary
Base Salary	$365,000		$345,000
Non-Equity Incentive Plan Compensation
Company Bonus Target(1)	255,500	70.0%	258,750	75.0%
TOTAL Cash Compensation Potential	$620,500	170.0%	$603,750	175.0%

Restricted Stock Units(2)	3,946		12,500

(1) See “Bonus and Non-Equity Incentive Plan Compensation” for a complete discussion of the Company’s bonus compensation program. The bonuses for Mr. Quinn were based on the Company’s EBIT achievements in Fiscal 2022 and Fiscal 2021. The actual bonus earned by Mr. Quinn in each of these years based on the Company’s achievement of its EBIT goal was:

Year	Bonus Earned	% to Base Salary
Fiscal 2022	$511,000	140.0%
Fiscal 2021	$517,500	150.0%

(2) See “Equity Awards” for a complete discussion on equity awards to our NEOs. In Fiscal 2022, 60% of equity awards to our NEOs were performance-based awards and the remaining 40% were service based awards that vest on the third anniversary from the date of grant. In Fiscal 2021, all equity awards were service-based RSUs in response to the COVID-19 pandemic which vest equally over three years.

Other Compensation. Other compensation earned by Mr. Quinn consists of the match under the Company’s 401(k) Plan. See Perquisites and Other Benefits.

HIBBETT® 2022 Proxy Statement - 61 -

Index
Ronald P. Blahnik

Ronald P. Blahnik, age 63, was appointed our Senior Vice President and Chief Information Officer in April 2019. Mr. Blahnik joined the Company in November 2016 as our Vice President and Chief Information Officer. Before joining our Company, he served as a managing partner of Blahnik Consulting Services, LLC. from April 2011 to November 2016. Mr. Blahnik is a retired Army officer and has worked in the information technology field for more than 40 years. He holds a Bachelor of Science degree in Information Technology.

The following table represents the compensation package awarded to Mr. Blahnik in Fiscal 2022 and Fiscal 2021, regardless of whether ultimately achieved or obtained:

	Fiscal 2022		Fiscal 2021
Salary Component	Dollars or Number of	% to Base Salary	Dollars or Number of	% to Base Salary
Base Salary	$355,000		$340,000
Non-Equity Incentive Plan Compensation
Company Bonus Target(1)	248,500	70.0%	255,000	75.0%
TOTAL Cash Compensation Potential	$603,500	170.0%	$595,000	175.0%

Restricted Stock Units(2)	3,946		12,500

(1) See “Bonus and Non-Equity Incentive Plan Compensation” for a complete discussion of the Company’s bonus compensation program. The bonuses for Mr. Blahnik were based on the Company’s EBIT achievements in Fiscal 2022 and Fiscal 2021. The actual bonus earned by Mr. Blahnik in each of these years based on the Company’s achievement of its EBIT goal was:

Year	Bonus Earned	% to Base Salary
Fiscal 2022	$497,000	140.0%
Fiscal 2021	$510,000	150.0%

(2) See “Equity Awards” for a complete discussion on equity awards to our NEOs. In Fiscal 2022, 60% of equity awards to our NEOs were performance-based awards and the remaining 40% were service based awards that vest on the third anniversary from the date of grant. In Fiscal 2021, all equity awards were service-based RSUs in response to the COVID-19 pandemic which vest equally over three years.

Other Compensation. Other compensation earned by Mr. Blahnik consists of the match under the Company’s 401(k) Plan. See Perquisites and Other Benefits.

HIBBETT® 2022 Proxy Statement - 62 -

Index
Grants of Plan-Based Awards Table

The following table provides additional detail regarding stock options and other equity awards (such as restricted stock and restricted stock units) granted during the last fiscal year and amounts payable under other compensation plans (such as long-term incentive awards that are payable in cash or stock) for our NEOs:

Grants of Plan-Based Awards
For the Fiscal Year Ended January 29, 2022

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units	Fair Value of Equity Awards on Date of Grant
NEO	Grant Date	Approval Date(3)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)(4)	($)(5)
Longo(1)	3/22/21	2/19/21	$350,000	$700,000	$1,000,000	3,945	7,890	15,780	5,260	$999,926
Volke	3/22/21	2/19/21	$126,000	$252,000	$504,000	1,184	2,368	4,736	1,578	$300,054
Briskin(6)	3/22/21	2/19/21	$179,154	$358,308	$716,615	1,381	2,762	5,524	1,841	$350,012
Quinn	3/22/21	2/19/21	$127,750	$255,500	$511,000	1,184	2,368	4,736	1,578	$300,054
Blahnik	3/22/21	2/19/21	$124,250	$248,500	$497,000	1,184	2,368	4,736	1,578	$300,054

(1) Estimated possible payouts under non-equity incentive plan awards represent the cash bonus subject to performance conditions. The amounts presented represent the minimum amount that could be earned (threshold) assuming a certain level of required performance under the plan, the target amount awarded and the maximum amount that could be earned. The entire cash bonus was based on an EBIT goal for Fiscal 2022 for all NEOs listed. The EBIT goal was achieved at 200% of the target as reflected in the Summary Compensation Table, with the exception of Mr. Longo whose maximum was capped at $1.0 million under the provisions of our Bonus Plan. See Note 3 under the Summary Compensation Table and Proposal Number 6 for more information related to the current $1.0 million maximum payout cap under the Bonus Plan.

(2) Estimated future payouts under equity incentive plan awards consist of those equity awards with performance conditions. The amounts presented represent the minimum award (threshold) that could be earned assuming a certain level of required performance under the plan, the target amount that was awarded and the maximum award that could be earned assuming the equity award value when earned equaled the fair value on the date of grant.

(3) The approval date represents the date the awards were approved by our Compensation Committee.

(4) All other stock awards or units awarded to the NEOs represent service-based RSUs with a three-year cliff vesting provision.

(5) Fair value of equity award on date of grant is determined under the provisions of ASC Topic 718. All of the equity awards granted to our NEOs in Fiscal 2022 were in the form of RSUs and were valued at the closing price of our common stock on the date immediately preceding the date of grant. The closing price of our common stock for the units awarded on March 19, 2021, was $76.04.

(6) Mr. Briskin was promoted to Executive Vice President of Merchandising in September 2021, having formerly served as Senior Vice President and Chief Merchant. The estimated possible payout under non-equity incentive plan awards represents the pro-rated cash bonus subject to performance conditions.

HIBBETT® 2022 Proxy Statement - 63 -

Index
Outstanding Equity Awards at Fiscal Year-End Table

The following table presents information on each outstanding equity award held by our NEOs at the end of Fiscal 2022:

Outstanding Equity Awards at Fiscal Year-End
For Fiscal 2022

		Stock Awards
NEO		Number of Units of Stock That Have Not Vested (#)	Market Value of Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested ($)
Mr. Longo	(1)	18,897	1,124,938	—	—
	(2)	23,334	1,389,073	—	—
	(3)	5,260	313,128	7,890	469,692
Mr. Volke	(4)	16,000	952,480	—	—
	(3)	1,578	93,938	2,368	140,967
Mr. Briskin	(5)	1,865	111,023	—	—
	(6)	17,675	1,052,193	—	—
	(2)	16,000	952,480	—	—
	(3)	1,841	109,595	2,762	164,422
Mr. Quinn	(7)	4,435	264,016	—	—
	(8)	5,544	330,034	—	—
	(2)	8,334	496,123	—	—
	(3)	1,578	93,938	2,368	140,967
Mr. Blahnik	(7)	3,326	197,997	—	—
	(8)	5,544	330,034	—	—
	(2)	8,334	496,123	—	—
	(3)	1,578	93,938	2,368	140,967

Note: There are no stock options outstanding for any of our NEOs. Columns associated with stock options have been omitted for presentation purposes. All values are shown at the closing price of $59.53 as of January 29, 2022.

(1) Restricted stock units awarded January 6, 2020 under the 2015 Plan subject to continuous service through January 1, 2023.

(2) Restricted stock units awarded April 7, 2020 under the 2015 Plan which will vest equally on the first, second and third anniversaries of the date of grant. The first tranche vested on April 7, 2021.

(3) Restricted stock units awarded March 22, 2021 under the 2015 Plan. The number of units that have not vested represents service-based awards that will vest on the third anniversary from the date of grant. The number of units that are unearned represents performance-based awards subject to three-year performance metrics; half based on an ROIC goal and half based on a cumulative EBIT goal. If achieved, these awards will vest on the third anniversary from the date of grant or when certified by our Compensation Committee, whichever is later.

HIBBETT® 2022 Proxy Statement - 64 -

Index
(4) Restricted stock units awarded April 13, 2020 under the 2015 Plan which will vest equally on the first, second and third anniversaries of the date of grant. The first tranche vested April 13, 2021.

(5) Restricted stock units awarded on March 21, 2019 under the 2015 Plan which will vest equally on the first, second and third anniversaries of the date of grant. The first and second tranches vested on March 21, 2020 and March 21, 2021, respectively.

(6) Restricted stock units awarded March 21, 2019 under the 2015 Plan which are performance-based awards. Half of the award was based on an ROIC goal for Fiscal 2020 subject to a three-year vesting condition and half of the award was based on a three-year cumulative EBIT goal for Fiscal 2020 through Fiscal 2022 subject to a three-year vesting condition. The performance goal was achieved in Fiscal 2020 for the ROIC goal and represents an achievement of 150% of the award. The achievement for the performance goal for cumulative EBIT was achieved in Fiscal 2022 and represents an achievement of 200% of the award. Both awards vested on the third anniversary of the date of grant or March 21, 2022.

(7) Restricted stock units awarded March 27, 2018 which vested on the fourth anniversary of the date of grant, or March 27, 2022.

(8) Restricted stock units awarded March 21, 2019 which will vest on the fourth anniversary of the date of grant.

Option Exercises and Stock Vested in Fiscal Year 2022

The following table reflects the total amount realized by each NEO for stock awards that vested during the fiscal year:

	Stock Awards
NEO	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Longo	11,666	$831,203
Mr. Volke	8,000	$579,600
Mr. Briskin	24,017	$1,572,733
Mr. Quinn	9,957	$716,949
Mr. Blahnik	8,276	$604,473

Note: There are no stock options outstanding for any of our NEOs. Columns associated with stock option exercises have been omitted for presentation purposes.

The values shown for restricted stock were calculated by multiplying the number of shares vested by the price of our stock at the end of the business day immediately preceding the vest date. These numbers have not been reduced to reflect shares that were withheld to pay taxes and were not issued to the NEO.

Pension Benefits Table

The Pension Benefits Table is intended to disclose the actuarial present value of each NEO’s accumulated benefit under each pension plan, assuming benefits are paid at normal retirement age based upon current levels of compensation. We do not currently offer a pension benefit plan or defined benefit-type plan arrangement to any of our employees, including our executive officers. Therefore, this table is not included.

HIBBETT® 2022 Proxy Statement - 65 -

Index
Nonqualified Deferred Compensation

The following table discloses the annual contributions made by our NEOs and Company under nonqualified defined contribution plans during the year:

Nonqualified Deferred Compensation in Fiscal Year 2022(1)

NEO	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Mr. Briskin	$—	$—	$2,803	$—	$101,663

(1) Amounts set forth in this table reflect amounts deferred and contributed under the Hibbett, Inc. Supplemental 401(k) Plan (the “Supplemental Plan”).

Our Board of Directors adopted the Supplemental Plan for the purpose of supplementing the employer matching contribution and salary deferral opportunity available to highly compensated employees whose ability to receive Company matching contributions and defer salary under our 401(k) Plan was limited because of certain restrictions applicable to qualified plans. The nonqualified deferred compensation Supplemental Plan allows participants to defer up to 40% of their compensation. Contributions to the Supplemental Plan are not subject to matching provisions and are held in trust and are invested based on the individual’s investment directive

The Supplemental Plan has not been offered by the Company since its 401(k) Plan converted to a safe harbor plan in Fiscal 2018. Mr. Briskin is the only NEO who participated in the Supplemental Plan. The Supplemental Plan was no longer being offered when Mr. Longo and Mr. Volke joined the Company.

Potential Payments upon Termination or Change in Control

Certain of our Company’s plans and programs provide for payments in connection with a termination of employment under certain circumstances or change in control. Estimates of the compensation, benefits and vesting of equity grants that may be payable to our NEOs upon termination of employment or change in control are included in the tables below. The information in the tables assumes a termination date of January 29, 2022. In all calculations, the value of equity awards was calculated on non-vested awards (service-based and earned performance-based) using the closing price of our stock on January 29, 2022 of $59.53.

NEO/Plan Description	Termination without Cause	Termination by Executive for Good Reason	Death	Disability	Retirement	Change in Control
Mr. Longo
Employment Agreement(1)	$1,400,000	$1,400,000	(4)	(5)	$—	$—
Longo Severance Agreement(2)	$—	$—	$—	$—	$—	$3,729,002
Executive RSU Agreement(3)	$—	$—	$2,827,139	$2,827,139	$—	(2)
Insurance Benefits(4)	$—	$—	$500,000	$—	$—	$—
AD&D Benefits(5)	$—	$—	See table in footnote		$—	$—

Mr. Volke
Severance Agreement(6)	$—	$—	$—	$—	$—	$1,964,418
Executive RSU Agreement(3)	$—	$—	$1,046,418	$1,046,418	$—	(6)
Insurance Benefits(4)	$—	$—	$500,000	$—	$—	$—
HIBBETT® 2022 Proxy Statement - 66 -

Index

AD&D Benefits(5)	$—	$—	See table in footnote		$—	$—

Mr. Briskin
Severance Agreement(6)	$—	$—	$—	$—	$—	$3,052,573
Executive RSU Agreement(3)	$—	$—	$2,225,291	$2,225,291	$—	(6)
Insurance Benefits(4)	$—	$—	$500,000	$—	$—	$—
AD&D Benefits(5)	$—	$—	See table in footnote		$—	$—

Mr. Quinn
Severance Agreement(6)	$—	$—	$—	$—	$—	$2,113,616
Executive RSU Agreement(3)	$—	$—	$920,096	$920,096	$—	(6)
Standard RSU Agreement(7)	$—	$—	$264,016	$264,016	$—	(6)
Insurance Benefits(4)	$—	$—	$500,000	$—	$—	$—
AD&D Benefits(5)	$—	$—	See table in footnote		$—	$—

Mr. Blahnik
Severance Agreement(6)	$—	$—	$—	$—	$—	$1,866,100
Executive RSU Agreement(3)	$—	$—	$920,096	$920,096	$—	(6)
Standard RSU Agreement(7)	$—	$—	$197,997	$197,997	$—	(6)
Insurance Benefits(4)	$—	$—	$500,000	$—	$—	$—
AD&D Benefits(5)	$—	$—	See table in footnote		$—	$—

(1) Under Mr. Longo’s Employment Agreement, in the event of termination of his employment by the Company other than for cause or by Mr. Longo for good reason, he is entitled to his base salary plus his estimated annual target bonus.

If termination is the result of death or disability (as defined in the Employment Agreement), he is also entitled to benefits payable under any benefit plans applicable at his time of termination, such as the acceleration of non-vested equity awards under the Executive RSU Agreement described in footnote 3 below, in addition to life insurance and/or AD&D benefits as described in footnote 4 and footnote 5 below, respectively.

Payments that Mr. Longo has a right to receive under the Employment Agreement would be limited if the total of all payments constituted an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code (the “Code”). Any excess payments would be reduced to the largest amount that would result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code.

(2) Under the Longo Severance Agreement, if Mr. Longo’s employment is terminated by the Company without cause or by the executive for good reason within: (i) two years following a Change in Control; or (ii) within a six-month period prior to a Change in Control (as defined in the Longo Severance Agreement) if Mr. Longo’s termination or resignation is also directly related to or occurs in connection with a Change in Control, the Company shall pay Mr. Longo a severance payment in the amount equal to one and one half (1.5) times the sum of Mr. Longo’s covered salary and covered bonus, less the amount, if any, payable to Mr. Longo as severance compensation under the Employment Agreement. In addition, any unvested equity awards will become fully exercisable, vested and non-forfeitable as defined in the Executive RSU agreement in footnote 3 below.

Covered salary is based on the highest annual rate of base pay paid to Mr. Longo. Covered bonus is based on a five-year average of bonuses paid to Mr. Longo (but in no event is greater than the target bonus for the year in which the termination or resignation takes place). RSUs were valued at the closing stock price on January 29, 2022 multiplied by the number of non-vested shares and do not include unearned PSUs. Mr. Longo had no unvested stock options outstanding on January 29, 2022. As of January 29, 2022, the number of non-vested RSUs considered in the calculation above for Mr. Longo was 47,491.
HIBBETT® 2022 Proxy Statement - 67 -

Index

Under the Longo Severance Agreement, any severance payments shall be paid within thirty (30) days of the executive’s termination date or the Change in Control date, whichever is later. In addition, to the extent the executive has been granted equity compensation under the Company’s equity compensation plans, the executive’s interest in such awards would become fully exercisable, vested, and non-forfeitable as of the Change in Control date, to the extent not already exercisable or vested as of such date.

Payments that Mr. Longo has a right to receive under the Longo Severance Agreement would be limited if the total of all payments constituted an “excess parachute payment” as defined in Section 280G of the Code. Any excess payments would be reduced to the largest amount that would result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code.

(3) The Compensation Committee has adopted an Executive Restricted Stock Unit Award Agreement (the “Executive RSU Agreement”) pursuant to the 2015 Plan. All of Mr. Longo’s, Mr. Volke’s and Mr. Briskin’s equity awards were granted pursuant to the Executive RSU Agreement. Mr. Quinn’s and Mr. Blahnik’s Fiscal 2022 and Fiscal 2021 equity awards were granted pursuant to the Executive RSU Agreement.

Under the provisions of the Executive RSU Agreement, termination by reasons of death, disability, retirement or change in control (all as defined in the Executive RSU Agreement), results in an acceleration of the vesting of non-vested service-based and earned performance-based equity awards. Unearned performance-based equity awards may also accelerate but only upon certification of achievement by the Compensation Committee. As of January 29, 2022, none of our NEOs qualified for any retirement benefits under the Executive RSU Agreement.

RSUs were valued at the closing stock price on January 29, 2022 multiplied by the number of non-vested shares and do not include unearned PSUs. There were no unvested stock options outstanding on January 29, 2022. As of January 29, 2022, the number of non-vested RSUs considered for each NEO in the calculations above was:

NEO	Non-Vested RSUs
Mr. Longo	47,491
Mr. Volke	17,578
Mr. Briskin	37,381
Mr. Quinn	12,280
Mr. Blahnik	12,280

The value of accelerated equity awards in the event of a change in control event is reflected in the totals of footnote 2 for Mr. Longo and footnote 6 for Messrs. Volke, Briskin, Quinn and Blahnik. At January 29, 2022, all our NEOs had outstanding performance-based equity awards which are not reflected in this table.

(4) In the event of death, each eligible NEO would be entitled to a life insurance payout of twice their base salary up to a maximum of $500,000 (or $500,000 each).

(5) We carry Accidental Death and Disability Benefits (“AD&D Benefits”) for eligible participants, which includes all our NEOs. AD&D Benefits for qualifying losses (as defined in our policy) in covered accidents or common carrier accidents are outlined below.

HIBBETT® 2022 Proxy Statement - 68 -

Index

Loss	Covered Accident	Common Carrier Accident
Loss of life (a)	$500,000	$1,000,000
Loss of one member (hand, foot, or eye) (b)	$250,000	$500,000
Loss of two or more members (b)	$500,000	$1,000,000
Quadriplegia (b)	$500,000	$1,000,000
Paraplegia (b)	$250,000	$500,000
Hemiplegia (b)	$250,000	$500,000

(6) Under the Severance Agreement, if a covered executive’s employment is terminated by the Company without cause or by the executive for good reason within: (i) two years following a Change in Control (as defined in the Severance Agreement); or (ii) within a six-month period prior to a Change in Control if the executive’s termination or resignation is also directly related to or occurs in connection with a Change in Control, the Company shall pay the executive a severance payment in the amount equal to one and one half (1.5) times the sum of the executive’s covered salary and covered bonus. In addition, any unvested equity awards will become fully exercisable, vested and non-forfeitable as defined in the Executive RSU Agreement in footnote 3 above and in the Standard RSU Agreement in footnote 7 below.

Covered salary is based on the highest annual rate of base pay paid to each NEO. Covered bonus is based on a five-year average of bonuses paid to each NEO (but in no event is greater than the target bonus for the year in which the termination or resignation takes place).

RSUs were valued at the closing stock price on January 29, 2022 multiplied by the number of non-vested shares and do not include unearned PSUs. There were no unvested stock options outstanding on January 29, 2022. As of January 29, 2022, the number of non-vested RSUs considered for each NEO in the calculations above was:

NEO	Non-Vested RSUs
Mr. Longo	47,491
Mr. Volke	17,578
Mr. Briskin	37,381
Mr. Quinn	22,259
Mr. Blahnik	21,150

Under the Severance Agreement, any severance payments shall be paid within thirty (30) days of the executive’s termination date or the Change in Control date, whichever is later. In addition, to the extent the executive has been granted equity compensation under the Company’s equity compensation plans, the executive’s interest in such awards would become fully exercisable, vested, and non-forfeitable as of the Change in Control date, to the extent not already exercisable or vested as of such date.

Payments that Messrs. Volke, Briskin, Quinn and Blahnik have a right to receive individually under the Severance Agreement would be limited if the total of all payments constituted an “excess parachute payment” as defined in Section 280G of the Code. Any excess payments would be reduced to the largest amount that would result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code.

(7) The Compensation Committee has adopted a Standard Restricted Stock Unit Award Agreement (Standard RSU Agreement) pursuant to the 2015 Plan. All of Mr. Quinn’s and Mr. Blahnik’s equity awards prior to Fiscal 2021 were granted pursuant to the Standard RSU Agreement.

HIBBETT® 2022 Proxy Statement - 69 -

Index
Under the provisions of the Standard RSU Agreement, termination by reasons of death, disability, retirement or change in control (all as defined in the Standard RSU Agreement), results in an acceleration of the vesting of non-vested service-based equity awards. Mr. Quinn and Mr. Blahnik do not qualify for any retirement benefits under the Executive RSU Agreement.

RSUs were valued at the closing stock price on January 29, 2022 multiplied by the number of non-vested shares. There were no unvested stock options outstanding on January 29, 2022. As of January 29, 2022, the number of non-vested RSUs considered for each NEO in the calculations above was:

NEO	Non-Vested RSUs
Mr. Quinn	9,979
Mr. Blahnik	8,870

The value of accelerated equity awards in the event of a change in control event is reflected in the totals of footnote 6 for Mr. Quinn and Mr. Blahnik.

Future Planning

For Fiscal 2023, the Compensation Committee established short-term (cash) and long-term (equity) incentive target bonuses and performance goals for the NEOs, consistent with historical practices. The Compensation Committee also elected to increase base pay compensation for our NEOs for Fiscal 2023. Base salaries for our NEOs for Fiscal 2023 were effective as of March 13, 2022.

The components of the compensation package to our current NEOs approved by our Compensation Committee for Fiscal 2022 are as follows:

						Total
		Target	Target	Target		Target
		Short-Term	Short-Term	Long-Term		Compensation
	Base	Incentive	Incentive	Incentive	Total Target	Percent to
NEO	Salary	Percentage	Dollars	Dollars	Compensation	Base Salary
Mr. Longo	$850,000	100%	$850,000	$1,200,000	$2,900,000	341%
Mr. Volke	$385,000	70%	$269,500	$300,000	$954,500	248%
Mr. Briskin	$485,000	85%	$412,250	$450,000	$1,347,250	278%
Mr. Quinn	$400,000	75%	$300,000	$350,000	$1,050,000	263%
Mr. Blahnik	$375,000	70%	$262,500	$300,000	$937,500	250%

Fiscal 2023 Short-Term Incentive (Cash Bonus)

The Company performance goal for Fiscal 2023 is based on EBIT and consistent with historical practices. The Compensation Committee believes that it is in the Company’s and our stockholders’ best interests to base all the NEO’s cash bonuses on Company performance. The bonus, based on the percentage of EBIT achieved in Fiscal 2023, can range from a payout of 0.0% to 200.0% of the target award.

As described elsewhere in this Proxy Statement, the Bonus Plan, as currently in effect, limits annual cash bonuses issued thereunder to $1.0 million per fiscal year. During Fiscal 2022, Mr. Longo’s bonus was capped at 143% of target due to such limitation in the Bonus Plan. However, as noted in Proposal Number 6, we are asking for stockholder approval to increase the amount of an incentive bonus payable to an eligible executive officer under the
HIBBETT® 2022 Proxy Statement - 70 -

Index
Bonus Plan from $1.0 million during any fiscal year to an amount not to exceed two times (2x) the Target Incentive Bonus Percentage multiplied by an eligible executive’s Base Salary during any fiscal year. If the Cash Bonus Plan Amendment is approved by our stockholders, we intend to award the remaining $400,000 of bonus to Mr. Longo under the Bonus Plan. If stockholders do not approve the Cash Bonus Plan Amendment, Mr. Longo will not be awarded the bonus under the Bonus Plan that is in excess of the current maximum amount with respect to Fiscal 2022, and he and other executive officers will also be limited to a $1.0 million cash bonus for subsequent years; however, the Compensation Committee retains discretion to consider other forms of awards, as necessary, to remain competitive for talent and reward exceptional performance. See Proposal Number 6 for additional information.

Individual goals are used to evaluate executives annually and are considered in connection with the determination of base salary for each NEO. The performance appraisals for our Executive and the majority of our Senior Vice Presidents are conducted by our CEO and the performance appraisal for our CEO is performed by the Compensation Committee. The Executive Vice President oversees the performance appraisals Senior Vice Presidents that report directly to him. All the performance appraisals are reviewed by the Compensation Committee and considered when determining each NEOs compensation package. All incentive bonuses were established under the Bonus Plan.

Fiscal 2023 Long-Term Incentive (Equity Awards)

For Fiscal 2023, the Compensation Committee awarded a mix of performance-based and service-based restricted stock units. The performance-based units represent 60% of the overall equity award and will cliff vest in three years, if earned. The service-based units represent 40% of the overall equity award and will cliff vest in three years. The Compensation Committee defines the fair value of equity awards to equal the closing price of our stock the business day immediately preceding the date of grant. All awards were based on the closing price of our stock of $46.22 on March 29, 2022; the preceding business day of our date of grant of March 30, 2022. The Compensation Committee may exercise negative discretion on all performance-based awards.

Consistent with historical practices, the Compensation Committee approved a tiered structure for the award of performance-based restricted stock units for Fiscal 2023. The PSU awards are separated into two stand-alone grants, each based on a specific performance target. Half of the award is subject to a ROIC goal which equals the average ROIC over Fiscal 2023, Fiscal 2024 and Fiscal 2025. The remaining half is subject to the achievement of a cumulative EBIT goal for Fiscal 2023 through Fiscal 2025. The achievement or failure to achieve any of the goals does not affect the ability to achieve the other goal. For both awards, the percentage of units that vest depends on the percentage of each goal achieved at the end of the performance period and can range from 0.0% to 200.0% of the target award.

Chief Executive Officer (CEO) Pay Ratio Disclosure

Pursuant to Item 402(u) of Regulation S-K, the SEC requires the Company to disclose annually:
(i) the median of the annual total compensation of all employees of the Company (excluding Mr. Longo);
(ii) the annual total compensation of Mr. Longo; and
(iii) the ratio of Mr. Longo’s annual total compensation to the median annual total compensation of all employees (excluding Mr. Longo).

Based on the methodology and material assumptions described below, we have estimated these amounts for Fiscal 2022 as follows:

Median annual total compensation of all employees (excluding Mr. Longo)	$5,401
Annual total compensation of Mr. Longo	$2,712,976
Ratio of Mr. Longo’s annual total compensation to median annual total compensation of all other employees	502:1

We identified our median employee from our employee population as of December 19, 2021 who had compensation in the 12-month period ended December 31, 2021. On that date, we had 10,881 employees, all of whom were
HIBBETT® 2022 Proxy Statement - 71 -

Index
employed in the United States. Of the 10,881 employees, approximately 67% were considered part-time or seasonal employees. To determine our median employee, we chose taxable compensation for federal income tax purposes (W-2 income) using our payroll records for the 12-month period ended December 31, 2021 as our consistently applied compensation measure (CACM).

We did not include the value of non-taxable Company-provided benefits such as medical and life insurance benefits in the determination of taxable compensation; nor did we annualize the compensation of full-time and part-time permanent employees who were employed on December 19, 2021 but did not work for us the entire fiscal year.

We sorted our employee population (excluding Mr. Longo) using this methodology and selected the employee with the median taxable compensation. Our median employee was a part-time store team member whose total annual compensation for Fiscal 2022 was $5,401.

We believe the pay ratio described above is a reasonable estimate calculated in a manner consistent with SEC rules and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

In addition to the pay ratio required by the SEC’s rules, we are also providing a supplemental pay ratio that excludes all part-time, temporary and seasonal employees of the Company from the determination of our median employee and the calculation of the annual total compensation of our median employee. Our large population of part-time, temporary and seasonal employees has the effect of lowering the annual total compensation for our median employee. We believe that a pay ratio that uses only full-time employees as of December 19, 2021 (excluding Mr. Longo) for purposes of determining our median employee provides a more representative comparison of the Chief Executive Officer’s total compensation to the median employee’s annual total compensation.

We identified the median employee for purposes of the supplemental pay ratio using the same methodology as the required pay ratio. Applying this methodology to our full-time employees at December 19, 2021, we determined that our median employee in Fiscal 2022 was a full-time store team member with annual total compensation in the amount of $22,062. As a result, the ratio of the annual total compensation of the Chief Executive Officer for Fiscal 2022 to the median full-time employee’s total annual compensation for Fiscal 2022, was estimated to be 123:1.

HIBBETT® 2022 Proxy Statement - 72 -

Index
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information concerning the beneficial ownership of the Company’s common stock expected as of April 7, 2022, by each person (or group with the meaning of Section 13(d)(3) of the Exchange Act) known by the Company to own beneficially more than five percent of the Company’s common stock.

Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10005	2,434,852	18.8%
The Vanguard Group(4) 100 Vanguard Blvd. Malvern, PA 19355	1,258,807	9.7%
Dimensional Fund Advisors LP(5) Building One 6300 Bee Cave Road Austin, TX 78746	910,966	7.0%
T. Rowe Price Associates, Inc.(6) 100 E. Pratt Street Baltimore, MD 21202	767,723	5.9%
LSV Asset Management(7) 155 N. Wacker Drive, Ste 4600 Chicago, IL 60606	728,418	5.6%

(1) As used in this table, “beneficial ownership” means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is deemed as of any date to have “beneficial ownership” of any security that such person has a right to acquire within 60 days of April 7, 2022. Any such security is deemed to be outstanding for purposes of calculating the ownership percentage of such person but is not deemed to be outstanding for purposes of calculating the ownership percentage of any other person. Unless otherwise noted, information in the table is based on Schedule 13G or 13G/A filings reporting beneficial ownership as of December 31, 2021.

(2) Percent of class is based on 12,972,162 shares of Company common stock outstanding at April 7, 2022.

(3) Shares over which BlackRock, Inc., registered investment advisor, has discretionary authority to buy, sell and vote, as reported in its Schedule 13G/A filed with the SEC on February 7, 2022.

(4) Shares over which The Vanguard Group, Inc., registered investment advisor, has discretionary authority to buy, sell and vote, as reported in its Schedule 13G/A filed with the SEC on February 10, 2022.

(5) Shares over which Dimensional Fund Advisors LP, registered investment advisor, has discretionary authority to buy, sell and vote, as reported in its Schedule 13G/A filed with the SEC on February 8, 2022.

(6) Shares over which T. Rowe Price Associates, Inc., registered investment advisor, has discretionary authority to buy, sell and vote, as reported in its Schedule 13G/A filed with the SEC on February 14, 2022.

(7) Shares over which LSV Asset Management, registered investment advisor, has discretionary authority to buy, sell and vote, as reported in its Schedule 13G filed with the SEC on February 11, 2022.

HIBBETT® 2022 Proxy Statement - 73 -

Index
Security Ownership of Directors and Executive Officers

The following table sets forth certain information concerning the beneficial ownership of our common stock expected as of April 7, 2022, by (i) each director or nominee (each of whom is currently a director), (ii) each of our current NEOs and (iii) all current directors and executive officers as a group.

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Common Stock	Stock Equivalent Units	Options Exercisable Within 60 Days	Total Percent of Class
Ronald P. Blahnik	33,206	—	—	*
Jared S. Briskin	39,598	—	—	*
Ramesh Chikkala	—	—	—	*
Anthony F. Crudele	36,289	—	—	*
Karen S. Etzkorn	2,380	9,104	—	*
Terrance G. Finley	—	—	47,362	*
Dorlisa K. Flur	600	7,935	—	*
James A. Hilt	2,380	5,832	24,823	*
Linda Hubbard	1,628	—	—	*
Jamere Jackson	—	6,612	—	*
Michael E. Longo	53,883	—	—	*
Lorna E. Nagler	8,996	—	—	*
William G. Quinn	11,507	—	—	*
Robert J. Volke	5,508	8,000	—	*
Alton E. Yother	—	32,607	—	*
Other Executive Officers (4 Persons)	32,544	—	—	*
All Directors and Executive Officers as a Group (19 Persons)	228,519	70,090	72,185	2.9%
* Less than one percent (1.0%)

(1) As used in this table, “beneficial ownership” means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. Total percent of class is based on 12,972,162 shares of Company common stock outstanding at April 7, 2022. A person is deemed as of any date to have “beneficial ownership” of any security that such person has a right to acquire within 60 days of April 7, 2022 and includes stock equivalent units with vest dates within 60 days of April 7, 2022 and, in the case of our Directors, stock equivalent units that would vest upon their retirement from the Board.

HIBBETT® 2022 Proxy Statement - 74 -

Index
DELINQUENT SECTION 16(a) REPORTS, RELATED PERSON TRANSACTIONS AND LEGAL PROCEEDINGS

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our Directors, certain of our officers, and persons who beneficially own more than 10% of the Company’s common stock to file reports of stock ownership and changes in ownership (Forms 3, 4 and 5) in Hibbett, Inc. shares with the SEC. Based solely upon a review of copies of Forms 3, 4 and 5 for the fiscal year ended January 29, 2022, we believe that all our executive officers, Directors, greater than 10% beneficial owners, and other Section 16 officers complied with all filing requirements on a timely basis, except for the Form 4’s filed by Mr. Briskin on March 11, 2021 and six of our Section 16 officers, which included Messrs. Briskin, Blahnik, Longo and Quinn and David Benck, our SVP and General Counsel, and Benjamin Knighten, our SVP of Store Operations, on April 12, 2021. All were inadvertently filed late due to administrative oversight.

Related Person Transactions

We have written procedures in place to identify material related party transactions, including a quarterly survey of senior management and other key employees. Potential related party transactions and relationships are evaluated quantitatively and qualitatively. Quarterly, as part of our Sarbanes-Oxley compliance, we consider all potential related party transactions and potential conflicts of interest. Information is gathered and maintained by our Vice President and Chief Accounting Officer and is communicated quarterly to the Audit Committee. Annually, a detailed Director and Officer’s (D&O) Questionnaire, is prepared and distributed to all Directors and executive officers. The D&O Questionnaire is certified by the Director or executive officer and reviewed by our General Counsel and/or Company counsel.

As prescribed in their Board-approved charter, the Audit Committee is responsible for reviewing and approving all related party transactions that are required to be disclosed under Item 404 of Regulation S-K. In addition, the Audit Committee and Board review related party transactions to ensure that prescribed levels of materiality are not violated, and independent judgment is not adversely affected.

The Company leases one store under a lease arrangement with Preferred Growth Properties, LLC (formerly AL Florence Realty Holdings 2010, LLC), a wholly owned subsidiary of Books-A-Million, Inc. ("BAMM"). One of our Directors, Terrance G. Finley is an executive officer of BAMM. Minimum annual lease payments are $0.1 million, if not in co-tenancy, and the lease termination date is February 2022. In August 2021, the Company exercised an option to extend the term of the lease by five years, with the new term commencing on March 1, 2022 and terminating on February 28, 2027. The minimal annual lease payment of $0.1 million did not change. In Fiscal 2022, minimum lease payments were $0.1 million.

The Company honored certain contracts in place for its wholly owned subsidiary, City Gear, LLC, upon acquisition in Fiscal 2019. The following listing represents those contracts of which Michael E. Longo, the Company's President and CEO, has an interest in, either directly or indirectly.

T.I.G. Construction ("TIG")
TIG historically performed the majority of new store and store remodel construction for City Gear and is owned by a close relative of Mr. Longo. In Fiscal 2022, payments to TIG for their services was $6.7 million.

Retail Security Gates, LLC ("RSG")
During the second quarter of Fiscal 2022, a close relative of Mr. Longo purchased a 50% interest in an existing Company vendor, which was reorganized as RSG. We utilize RSG for specially manufactured store front security gates. In Fiscal 2022, payments to RSG for their services were $0.3 million.

In addition to the related party interests listed above, Mr. Longo also had a membership interest in two contingent earnouts ("Earnouts") related to the acquisition of City Gear based on City Gear’s achievement of certain EBITDA
HIBBETT® 2022 Proxy Statement - 75 -

Index
thresholds for the 52-weeks ended February 1, 2020 and January 30, 2021, respectively. The Earnouts were in addition to the aggregate consideration payable to the sellers of City Gear, LLC in November 2018.

Pursuant to the Membership Interest and Warrant Purchase Agreement dated October 29, 2018 and based on Fiscal 2021 financial results, former members and warrant holders of City Gear were entitled to a payment of $15.0 million in April 2021. Mr. Longo's share of the earnout payment was approximately 22.8% or approximately $3.4 million.

The Board of Directors has determined that the relationships described above do not prejudice the independence of Mr. Finley or Mr. Longo as defined by the listing standards of the Nasdaq Stock Market. The Company did not have any loans or extensions of credit outstanding to any of its Directors or executive officers during Fiscal 2022.

Legal Proceedings

As of the date of this filing, we are not aware of any pending legal proceedings in which any of our executive officers or members of our Board of Directors may have a material interest adverse to the Company.

AUDIT MATTERS

Audit Committee Report

The primary purpose of the Audit Committee is to assist the Board of Directors in its oversight of all material aspects of the accounting and financial reporting processes, internal controls and internal audit function of the Company, including its compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls and disclosure controls and procedures. The Audit Committee appoints and oversees the qualifications of the Company’s independent registered public accounting firm.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s evaluation of the Company’s system of internal control over financial reporting included in the Annual Report on Form 10-K with management and with the independent registered public accounting firm. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. The Audit Committee discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”).

In addition, the Audit Committee has discussed with the independent registered public accounting firm their independence from management and our Company. The Audit Committee has received all written disclosures and letters from Ernst & Young LLP required by the PCAOB and discussed with Ernst & Young LLP their independence. The Audit Committee also considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

The Audit Committee met with Ernst & Young LLP, with and without management present, to discuss the results of its examinations, its evaluations of our internal controls and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2022 for filing with the Securities and Exchange Commission.

Submitted by the members of the Audit Committee of the Company’s Board of Directors:

HIBBETT® 2022 Proxy Statement - 76 -

Index
Alton E. Yother, Chair;
Karen S. Etzkorn, Dorlisa K. Flur, Linda Hubbard and Jamere Jackson

The Audit Committee report does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

Change of Independent Public Accounting Firm

As previously reported on the Company’s Current Report on Form 8-K, dated July 7, 2020, the Audit Committee conducted an evaluation to determine the Company’s independent registered public accounting firm for the Company’s fiscal year ending January 30, 2021. Several firms were invited to participate in this process, including KPMG LLP (“KPMG”), which served as the Company’s independent registered public accounting firm since 2002.
On July 3, 2020, the Audit Committee approved the engagement of E&Y as our independent registered public accounting firm for the fiscal year ending January 30, 2021, and approved the dismissal of KPMG, which dismissal was effective as of July 3, 2020.

The reports of KPMG on the Company’s consolidated financial statements as of February 1, 2020, and the report of KPMG on the effectiveness of internal control over financial reporting as of February 1, 2020 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that KPMG’s report on the Company’s consolidated financial statements as of and for the year ended February 1, 2020, contained a separate paragraph indicating that as discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for leases as of February 3, 2019, due to the adoption of Accounting Standards Update 2016-02, Topic 842, Leases.

During the fiscal year ended February 1, 2020, and the subsequent interim period through July 3, 2020, there were no (i) disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference thereto in its report or (ii) “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Fees Paid to Independent Registered Public Accounting Firm

The following table presents the aggregate fees billed by E&Y and KPMG for professional services rendered in connection with the integrated audit of our annual consolidated financial statements set forth in our Annual Reports on Form 10-K for the fiscal years ended January 29, 2022 and January 30, 2021, and the review of our quarterly condensed consolidated financial statements set forth in our Quarterly Reports on Form 10-Q for each of our quarters during the two fiscal years then ended (in thousands):

	Fiscal 2022		Fiscal 2021
	E&Y	KPMG	E&Y	KPMG
Audit fees(1)	$1,397	$54	$851	$209
Audit-related fees(2)	39	25	28	25
Tax fees(3)	—	—	—	—
All other fees(4)	6	—	2	—
Total fees	$1,442	$79	$881	$234

(1) Audit Fees. Audit fees represent fees and out-of-pocket expenses for professional services provided in connection with the audit of our consolidated financial statements, including audit of the internal control over
HIBBETT® 2022 Proxy Statement - 77 -

Index
financial reporting, the review of our quarterly condensed consolidated financial statements and audit services provided in connection with other statutory or regulatory filings.

(2) Audit-Related Fees. Audit-related fees represent fees for assurance and related services that are traditionally performed by the independent registered public accounting firm, including fees related to employee benefit plan audits.

(3) Tax Fees. Tax fees typically include fees in the areas of tax compliance, tax planning and tax consultation. We do not generally request such services from our independent registered public accounting firm.

(4) All Other Fees. Other fees paid to E&Y in Fiscal 2022 consisted of an online subscription service. No other fees were paid to KPMG for the fiscal years ended January 29, 2022 and January 30, 2021.

Policy on Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee is responsible for approving services and fees and overseeing the work of the independent registered public accounting firm (the “Auditors”). The Audit Committee has established pre-approval policies and procedures for all audit and permissible non-audit services provided by the Auditors.

Prior to engagement of the Auditors for the next year’s audit, a list of services and related fees expected during that year is presented to the Audit Committee for approval. The Audit Committee pre-approves these services. During the year, circumstances may arise when it may become necessary to engage the Auditors for additional services not contemplated in the original pre-approved budget. In those instances, the Audit Committee requires specific pre-approval before engaging the Auditors. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the services rendered by our Auditors during our most recent fiscal year are compatible with maintaining their independence. Our Auditors did not perform any services that were not related to audit functions.

HIBBETT® 2022 Proxy Statement - 78 -

Index
PROPOSAL NUMBER 2

RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We seek stockholder input into the selection of the independent registered public accounting firm (the “Independent Auditors”). The firm of E&Y has been selected by the Audit Committee to be our Independent Auditors for Fiscal 2023.

Although we are not required to seek stockholder approval of this selection, the Board has determined it to be sound corporate governance practice to submit the selection of the Independent Auditors to a non-binding vote of our stockholders. The results of such vote could provide the Audit Committee with useful information about stockholder views on the Audit Committee’s choice of the Independent Auditors. If our stockholders disapprove of the selection of E&Y, the Audit Committee will investigate the possible basis for the negative vote and will reconsider the selection of E&Y. Even if the selection of E&Y is ratified, the Audit Committee, in its discretion, may still direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change is in the best interests of the Company.

Accordingly, we present the following advisory proposal for stockholder approval:

“Resolved, that the stockholders ratify the selection of E&Y as the Company’s Independent Auditors for Fiscal 2023.”

Representatives of E&Y are expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they so desire. The Audit Committee selected E&Y as our Independent Auditors for Fiscal 2023 at their March 1, 2022 meeting.

Vote Required

The proposed resolution will be deemed approved at the meeting, so long as a quorum is present, if it receives the affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Abstentions shall have the effect of a vote against the proposal. A broker or other nominee may generally vote on routine matters and, therefore, no broker non-votes are expected in connection with this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”
THE RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF ERNST & YOUNG LLP
AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

HIBBETT® 2022 Proxy Statement - 79 -

Index
PROPOSAL NUMBER 3

APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. The Company asks that you cast an advisory vote FOR the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K on pages 40 to 71.

The Board of Directors is asking you to cast a non-binding advisory vote on the following resolution:

“RESOLVED, that the stockholders of Hibbett, Inc. (the “Company”) approve the compensation of the Company’s executive officers named in the Summary Compensation Table, as disclosed in the Proxy Statement for the 2022 Annual Meeting of the Company’s stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables).”

The Compensation Discussion and Analysis, beginning on page 40, describes the Company’s executive compensation programs and the compensation decisions made by the Compensation Committee and the Board of Directors in Fiscal 2022 with respect to the Chief Executive Officer and the other officers named in the Summary Compensation Table on page 55 (referred to as the “Named Executive Officers”). As described in detail in the Compensation Discussion and Analysis and highlighted in the section captioned “Executive Compensation,” the key principle underlying the Compensation Committee’s compensation philosophy is pay-for-performance. We believe basing incentive payments on Company performance goals that are both short-term and long-term, promotes strong and consistent performance year after year.

For this reason, the Board is asking you to support this proposal. Because your vote is advisory, it will not be binding on the Board. However, the Board and the Compensation Committee will review the voting results in their entirety and take them into consideration when making future decisions regarding executive compensation.

Approval

So long as a quorum is present, the affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at the Annual Meeting and entitled to vote is required to approve this non-binding proposal. Abstentions shall have the effect of a vote against the proposal. Although broker non-votes will be treated as present for purposes of determining whether there is a quorum, broker non-votes will not be counted for purposes of determining the number of votes present and entitled to vote with respect to the proposal and will not otherwise affect the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”
THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION OF
THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THIS PROXY STATEMENT.

HIBBETT® 2022 Proxy Statement - 80 -

Index
PROPOSAL NUMBER 4

APPROVAL OF THE HIBBETT, INC.
AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR EQUITY PLAN

Proposal

On March 2, 2022, the Board approved and adopted, subject to stockholder approval, the Hibbett, Inc. Amended and Restated Non-Employee Director Equity Plan (Director Equity Plan). The Director Equity Plan would amend and restate our existing Hibbett, Inc. 2012 Non-Employee Director Equity Plan (Original Plan) by extending the term of the Original Plan for an additional ten (10) years following the date the Director Equity Plan is approved by our stockholders and by making certain other amendments as described below in “Description of the Material Terms of the Director Equity Plan.” We request and recommend that our stockholders approve the Director Equity Plan.

Rationale for the Director Equity Plan

Our ability to create long-term value for our stockholders continues to depend on our ability to successfully execute our growth strategy, which largely depends on our ability to attract, motivate, and retain highly skilled individuals. Our compensation programs, including our ability to continue issuing equity-based awards to our non-employee Directors, play a key role in attracting, motivating and retaining talent.

We believe that the Company’s equity-based compensation practices, including the Director Equity Plan, reflect the Company’s commitments to pay competitively and to pay responsibly. Equity-based awards support our compensation strategy with respect to non-employee Directors by partially linking compensation with long-term stockholder value creation and motivating non-employee Directors to continue to create long-term stockholder value.

The primary objective of the Director Equity Plan is to permit the continued grant of equity-based awards to our non-employee Directors such that the Company can continue its compensation strategy with respect to non-employee Directors. Through the continued provision of equity-based awards to our non-employee Directors, the Director Equity Plan seeks to advance the interests of the Company and our stockholders by achieving a greater commonality of interests between our stockholders and our non-employee Directors and by enhancing the Company’s ability to retain and attract highly qualified non-employee Directors.

The Original Plan, which our stockholders adopted at the Company’s Annual Meeting of Stockholders on May 24, 2012, expires by its terms on May 24, 2022, the tenth anniversary of its effective date. Therefore, if our stockholders do not approve the Director Equity Plan, the Company will be unable to continue to issue equity-based awards to our non-employee Directors and will likely become reliant on cash awards. An inability to grant equity-based awards to our non-employee Directors would have significant negative consequences to the Company and our stockholders, including the following:

•Inhibit Alignment with our Stockholders. A key element of our compensation strategy for non-employee Directors is to pay a meaningful portion of compensation in the form of equity-based awards, which we believe further aligns the interests of our non-employee Directors and our stockholders and drives long-term value creation for the Company.

•Increased Cash Compensation. In order to attract and retain qualified non-employee Directors, we would likely be compelled to alter our compensation strategy with respect to non-employee Directors by increasing cash-based components of non-employee Director compensation, which would not provide the same benefits as equity-based awards and would limit cash available for other purposes.

If approved by our stockholders, the Director Equity Plan would allow the Company to continue its compensation strategy with respect to non-employee Directors on terms substantially similar to the Original Plan, as
HIBBETT® 2022 Proxy Statement - 81 -

Index
the material terms of the Director Equity Plan remain largely consistent with the Original Plan. For a description of the material terms of the Director Equity Plan, see “Description of the Material Terms of the Director Equity Plan” below.

Alignment with Sound Corporate Governance and Plan Design Practices

Through the Board’s adoption of the Director Equity Plan, we have sought to continue the objectives of the Original Plan and designed the Director Equity Plan in accordance with currently accepted corporate governance standards for the design and implementation of incentive and related compensation programs. Accordingly, the Director Equity Plan furthers a robust governance structure while further aligning the interests of our stockholders and our non-employee Directors. In particular, the Director Equity Plan contains provisions that the Board believes are consistent with the interests of our stockholders and sound corporate governance principles, including the following selected material features:

•The award of non-qualified stock options, stock appreciation rights, restricted stock and restricted stock units is permitted.

•Stock options and stock appreciation rights cannot be repriced.

•Any material amendment to the Director Equity Plan is subject to approval by our stockholders.

•Shares of our common stock tendered or subject to withholding obligations in connection with an award will not be added back to the total number of shares of our common stock available for issuance under the Director Equity Plan.

•Shares of our common stock that we reacquire on the open market will not be added to the total number of shares of our common stock available for issuance under the Director Equity Plan.

•Awards granted under the Director Equity Plan are generally subject to certain restrictions and other limitations.

•No awards may be granted under the Director Equity Plan on or after May 25, 2032, the tenth anniversary of the effective date of the Director Equity Plan, assuming our stockholders approve the Director Equity Plan.

Description of the Material Terms of the Director Equity Plan

The following is a summary of the material terms of the Director Equity Plan. This description is qualified in its entirety by reference to the complete text of the Director Equity Plan, a copy of which is attached as Appendix B to this Proxy Statement and incorporated into this Proxy Statement by reference.

In addition to the extension of the term of the Original Plan, the Director Equity Plan includes the following proposed changes:

•Valuation. The fair market value of each share of our common stock underlying awards is based on the closing price per share on the first business day immediately preceding the date of grant, such that the value of an award is clearly determinable at the time of grant and not subject to same-day price fluctuations.

•Dividend Equivalent Rights. Award agreements in respect of awards of restricted stock units may provide for the accrual of dividend equivalent rights (whether in cash or additional restricted stock units), provided that any such dividend equivalent rights would only be paid if, when and to the extent the underlying restricted stock units vest.

HIBBETT® 2022 Proxy Statement - 82 -

Index
•Repricing. Certain provisions are revised to more clearly establish that repricing of stock options and stock appreciation rights is prohibited.

Although not all of the proposed changes to the Original Plan are required to be approved by our stockholders, we have included these other amendments in a single amendment and restatement that we are submitting for stockholder approval at the Annual Meeting. If the Director Equity Plan is not approved by our stockholders, the Director Equity Plan will not become effective, the Original Plan will, until May 24, 2022, continue in effect, subject to its terms, conditions and limitations, using the shares of our common stock available for issuance thereunder, and thereafter we will not be able to issue equity-based awards to our non-employee Directors under the Original Plan.

The Director Equity Plan would continue to allow the Board to compensate non-employee Directors with a specified equity value rather than a specified number of securities. Non-employee Directors would be permitted to choose from the forms of equity-based awards that the Board may grant pursuant to the Director Equity Plan in advance of an award. Awards under the Director Equity Plan would be valued on the first business day immediately preceding the date of grant and could not exceed $150,000 for continuing non-employee Directors in any fiscal year; provided that an additional award with a value of up to $150,000 may be granted during a non-employee Director’s first year of service on the Board. Generally, non-employee Directors would also be permitted to defer the receipt of their equity awards under the Director Equity Plan as provided by the Board.

Subject to stockholder approval, the Director Equity Plan amends and restates the Original Plan and authorizes the issuance of an aggregate of 500,000 shares of our common stock for awards made on or after May 25, 2022, the effective date of the Director Equity Plan, assuming our stockholders approve the Director Equity Plan. As of March 31, 2022, approximately 79,000 shares of our common stock remain available for issuance under the Original Plan. For the avoidance of doubt, any shares of our common stock that remain available for grant under the Original Plan prior to the effective date of the Director Equity Plan will not increase the shares of our common stock available for issuance under the Director Equity Plan above 500,000 shares.

We expect that the shares of our common stock available for issuance under the Director Equity Plan, estimated using the current equity value retainers and price of our common stock, will last the full ten (10) years. The annual equity retainer for our non-employee Directors is currently $135,000 for the independent Chairman of the Board, $110,000 for our non-employee Directors (pro-rated for Directors who have not completed one year of service) and $75,000 for newly-appointed non-employee Directors, subject to review and adjustment from time to time by the Board. The number of shares awarded to non-employee Directors may also vary from year to year depending on the price of our common stock at the time grants are made and at the time shares are awarded. We discuss our compensation approach to non-employee Director compensation, including annual retainers, on page 35 of this Proxy Statement under “Compensation of Non-Employee Directors.”

Because the Original Plan expires on May 24, 2022, if our stockholders do not to approve the Director Equity Plan, thereafter we will not be able to issue equity-based awards to our non-employee Directors under the Original Plan. Elimination of equity-based awards to our non-employee Directors would require a corresponding increase in alternative forms of compensation, including cash compensation, which the Board believes would diminish the goal of requiring non-employee Directors to establish and maintain a meaningful equity ownership interest in the Company and aligning the long-term interests of non-employee Directors with those of the Company’s stockholders.

The Director Equity Plan permits the same forms of equity-based awards as the Original Plan, including stock options, stock appreciation rights, restricted stock and restricted stock units. The purpose of the Director Equity Plan is to promote our interests and the interests of our stockholders by attracting and retaining qualified and experienced individuals for service as non-employee Directors, and to motivate those individuals to exercise their best efforts on behalf of the Company.

ADMINISTRATION. The Director Equity Plan is administered by the Board. Subject to the terms and conditions of the Director Equity Plan, the Board is authorized to, among other things:
HIBBETT® 2022 Proxy Statement - 83 -

Index

•determine those non-employee Directors who will be granted awards;

•determine whether, and to what extent, awards may be transferable by non-employee Directors to whom the Board has granted awards;

•determine whether an award is designated as a dollar value or in shares of our common stock;

•determine the amount and type of award to be granted to each non-employee Director;

•determine the terms and conditions of awards granted under the Director Equity Plan; and

•make all other determinations necessary or advisable to administer the Director Equity Plan.

STOCK OPTIONS. The Board may grant options to purchase shares of our common stock available for issuance under the Director Equity Plan. Any such options will be non-qualified stock options (for U.S. federal income tax purposes) and subject to a written award agreement. The purchase price per share of our common stock covered by an option may not be less than the fair market value of a share of our common stock on the first business day immediately preceding the date of the option grant, determined as the reported closing price of a share of our common stock on the Nasdaq Global Select Market on such business day. On March 31, 2022, the reported closing price of a share of our common stock on the Nasdaq Global Select Market was $44.34. If a non-employee Director elects to receive stock options as part of a dollar value award, the number of stock options granted to such non-employee Director will be equal to the designated dollar amount of the award divided by 33% of the fair market value of the underlying shares of our common stock on the first business day immediately preceding the date of grant. Stock options may be exercised only at such times and on such terms and conditions as may be specified by the Board in a non-employee Director’s award agreement. If the related award agreement so provides, a non-employee Director exercising a stock option may pay the purchase price through cash payments, by the delivery of shares of our common stock, by the net exercise of the options exercised or by such other methods of exercise as may be approved by the Board from time to time. Repricing of stock options after the date of grant is not permitted without prior stockholder approval.

STOCK APPRECIATION RIGHTS. The Board may award stock appreciation rights pursuant to the Director Equity Plan, and a non-employee Director may choose to receive stock appreciation rights as part of a dollar value award, alone or in tandem with stock options. The Board may impose such conditions upon the exercise of stock appreciation rights as it deems appropriate. When a stock appreciation right is exercisable, a non-employee Director may surrender all or a portion of his or her unexercised stock appreciation right and receive in exchange an amount equal to the excess of (i) the fair market value on the date of exercise of the common stock covered by the surrendered portion of the stock appreciation right over (ii) the fair market value of the common stock on the first business day immediately preceding the date the stock appreciation right was granted. Payment to the non-employee Director may be made in cash, shares of our common stock or a combination thereof. The Board may limit the amount that can be received when a stock appreciation right is exercised. Repricing of stock appreciation rights after the date of grant is not permitted without prior stockholder approval.

RESTRICTED STOCK. The Board may issue restricted stock pursuant to the Director Equity Plan. Any such issued shares of restricted stock may not be sold, transferred, pledged, or otherwise encumbered or disposed of until the restrictions on such shares specified in the related award agreement have lapsed or have been removed under the provisions of the Director Equity Plan, and if a non-employee Director holding restricted stock does not meet the required service period or does not meet other criteria specified in the related award agreement, such non-employee Director will forfeit any shares of restricted stock on which the restrictions have not lapsed or have not been otherwise removed. The Board establishes as to each share of restricted stock issued under the Director Equity Plan the terms and conditions upon which the restrictions on such shares shall lapse. Such terms and conditions may include, without limitation, the lapsing of such restrictions at the end of a specified period of time, or as a result of the disability, death or retirement of the recipient. A non-employee Director has the right to receive his or her
HIBBETT® 2022 Proxy Statement - 84 -

Index
allocable share of any cash dividends declared and paid in respect of his or her restricted stock, but only if, when and to the extent the restricted stock vests, and may vote his or her shares of restricted stock.

RESTRICTED STOCK UNITS. The Board may award restricted stock units pursuant to the Director Equity Plan. A restricted stock unit represents the right to receive one share of our common stock (or the fair market value thereof) upon the expiration of a restriction period specified by the Board in the related award agreement. The Board may condition the expiration of any such restriction period upon the non-employee Director’s continued service over a period of time or any other criteria as determined by the Board and specified in the related award agreement. During any such restriction period, the non-employee Director will have no rights as a stockholder with respect to the shares of our common stock underlying the restricted stock units. An award agreement granting restricted stock units may provide for the accrual of dividend equivalent rights, whether in cash or additional restricted stock units, provided that any such dividend equivalent rights will be paid to the non-employee Director only if, when and to the extent that the underlying restricted stock units vest.

AWARD LIMITS. Subject to adjustments that the Board may make upon future stock splits, share dividends and certain other transactions:

•The maximum number of shares of our common stock that may be issued in conjunction with awards granted under the Director Equity Plan is 500,000 shares. For the avoidance of doubt, any shares of our common stock that remain available for grant under the Original Plan prior to the effective date of the Director Equity Plan will not increase the shares of our common stock available for issuance under the Director Equity Plan above 500,000 shares.

•The value of awards to continuing non-employee Directors may not exceed $150,000 in any fiscal year.

•During a non-employee Director’s first year of service on the Board, an additional award with a value of up to $150,000 may be made to such non-employee Director.

The Board is empowered to set initial and annual awards at amounts less than the maximum levels described above.

ELIGIBLE DIRECTORS. All nine of our non-employee Directors are eligible to participate in the Director Equity Plan. No awards under the Director Equity Plan may be made to executive officers or other Company employees, even if they also serve on the Board.

OTHER TERMS AND CONDITIONS. Generally, awards may only be transferred upon death, but the Board may provide for broader transferability in the related award agreement. The Board also has the authority to determine the vesting and expiration of the awards.

SHARES TO BE ISSUED UNDER THE PLAN. The maximum number of shares of our common stock that may be issued in conjunction with awards granted under the Director Equity Plan on or after the effective date thereof is 500,000. For the avoidance of doubt, any shares of our common stock that remain available for grant under the Original Plan prior to the effective date of the Director Equity Plan will not increase the shares of our common stock available for issuance under the Director Equity Plan above 500,000 shares. The Board may, however, adjust this maximum amount to account for any future stock split, reverse stock split, stock dividend, combination, or reclassification of common stock or any similar transaction effected for which we do not receive any payment. When an award is forfeited or lapses without the delivery of shares, the shares of our common stock underlying the forfeited or lapsed award will again be available for future awards under the Director Equity Plan. Shares of our common stock tendered in payment for the exercise price or the related withholding obligation will not be available for future awards under the Director Equity Plan. No awards may be made on or after May 25, 2032, the tenth anniversary of the effective date of the Director Equity Plan, assuming our stockholders approve the Director Equity Plan.

HIBBETT® 2022 Proxy Statement - 85 -

Index
The potential dilution from the proposed share authorization under the Director Equity Plan is 3.8%, based on the total number of shares of our common stock outstanding as of March 31, 2022. Our average share usage rate over the three years ended January 29, 2022, calculated as equity-based awards granted under the Original Plan for the relevant year, divided by the weighted average shares of common stock outstanding for that year, was 0.32%.

CHANGE OF CONTROL. In the event of a Change of Control (as defined below) of the Company, the Board has discretion to accelerate the vesting or exercisability of any awards and to cash-out any and all outstanding awards, subject to the Board’s good faith determination and limitations imposed by the Internal Revenue Code of 1986, as amended. The Board also has the right to substitute or assume awards in connection with mergers, reorganizations, or certain other transactions.

For purposes of the Director Equity Plan, a “Change of Control” means: (i) the sale, lease, exchange or other transfer of all or substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a corporation that is not controlled by the Company, (ii) the approval by our stockholders of any plan or proposal for the liquidation or dissolution of the Company, (iii) a successful tender offer for our common stock, after which the bidding party holds more than 50% of our issued and outstanding common stock, or (iv) a merger, consolidation, share exchange, or other transaction to which the Company is a party and pursuant to which the holders of all of the shares of our common stock outstanding prior to such transaction do not hold, directly or indirectly, more than 50% of the outstanding shares of the surviving company after the transaction.

AMENDMENT. Generally, the Board may amend or terminate the Director Equity Plan at any time. We must obtain stockholder approval for any change that would require such approval under the listing standards of the Nasdaq Stock Market and any other legal, regulatory or tax requirement with which the Board must comply. However, no rights under an outstanding award may be impaired by such action without the consent of a non-employee Director holding an affected award.

Text of the Director Equity Plan

The preceding summary of the material terms of the Director Equity Plan is qualified in its entirety by reference to the complete text of the Director Equity Plan, a copy of which is attached as Appendix B to this Proxy Statement and incorporated into this Proxy Statement by reference. This Proxy Statement, as filed with the SEC on April 15, 2022, and our other filings made with the SEC from time to time may be found through our corporate website at www.hibbett.com by clicking “Investor Relations” under the “Corporate” menu selection.

United States Federal Income Tax Consequences of Awards Under the Director Equity Plan

The U.S. federal income tax consequences of participation in the Director Equity Plan we are submitting for approval are complex and subject to change. The following discussion, which has been prepared by our counsel, Bass, Berry & Sims PLC, is only a summary of the general rules applicable to the Director Equity Plan, and not a complete description of the U.S. federal income tax aspects. The summary is based on current provisions of the Internal Revenue Code of 1986, as amended (Code), and does not cover any state or local tax consequences of participation in the Director Equity Plan. Participants should consult their own tax advisors since a taxpayer’s particular situation could result in some variation of the rules described below.

NON-QUALIFIED OPTIONS. The grant of a non-qualified option (NQO) will not result in taxable income to the participant. The participant will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares acquired over the exercise price for those shares, and the Company will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

STOCK APPRECIATION RIGHTS. The grant of a stock appreciation right (SAR) will not result in taxable income to the participant. Upon exercise of an SAR, the amount of cash or the fair market value of shares received will be taxable to the participant as ordinary income, and a corresponding deduction will be allowed to the
HIBBETT® 2022 Proxy Statement - 86 -

Index
Company. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

RESTRICTED STOCK. A participant who has been granted a restricted stock award will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time, assuming that the restrictions constitute a “substantial risk of forfeiture” for U.S. federal income tax purposes. Upon the vesting of shares subject to an award, the holder will realize ordinary income in an amount equal to the then fair market value of those shares (less the amount paid, if any, for such shares), and the Company will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting.

A participant may elect, pursuant to Section 83(b) of the Code, to have the income recognized and measured at the date of grant of restricted stock and to have the applicable capital gain holding period commence as of that date. If a Section 83(b) election is made, the Company will be entitled to a corresponding deduction at the time of grant. Making a Section 83(b) can have adverse tax consequences in some circumstances, and participants should consult with their individual tax advisors prior to making any such election.

RESTRICTED STOCK UNITS. A participant who has been granted restricted stock units will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time. The participant will have compensation income at the time of the shares subject to the restricted stock unit award are made available to the participant in an amount equal to the cash and the then fair market value of the distributed shares, and the Company will have a corresponding deduction.

CODE SECTION 409A. A participant who is offered a choice among the forms of awards offered under the Director Equity Plan may be required to comply with the provisions of Section 409A of the Code. If applicable, Section 409A of the Code requires a participant to make an election prior to the calendar year for which the award is earned regarding: (i) the form of the award selected and (ii) the settlement terms relating to the award.

Benefits to Non-Employee Directors

All 500,000 shares of our common stock that may be issued in conjunction with awards granted under the Director Equity Plan will be allocated to non-employee Directors. No awards under the Director Equity Plan may be made to executive officers or other Company employees, even if they also serve on the Board. Our non-employee Directors are the only participants in the Director Equity Plan and accordingly have a significant interest in the approval of this proposal.

Currently, all of our non-employee Directors participate in the Original Plan and are eligible to participate in the Director Equity Plan should our stockholders approve the Director Equity Plan. Future awards under the Director Equity Plan will be made at the Board’s discretion subject to the terms and conditions of the Director Equity Plan, including limitations on the value of equity-based awards granted to non-employee Directors in any fiscal year. Accordingly, future awards under the Director Equity Plan are not determinable at this time but in no event shall the value of any such future awards exceed $150,000 in any fiscal year for continuing non-employee Directors; provided that a non-employee Director may receive an additional award with a value of up to $150,000 during his or her first year of service on the Board.

HIBBETT® 2022 Proxy Statement - 87 -

Index
The table below sets forth the value of awards to non-employee Directors under the Original Plan during the most recent fiscal year.

	2012 Non-Employee Director Equity Plan
	Fiscal 2022 Awards
Non-Employee Director	Stock Options(1)	Restricted Stock(2)	SARs(3)	RSUs(4)
Jane F. Aggers	$—	$—	$—	$110,000
Anthony F. Crudele	$—	$—	$—	$135,000
Karen S. Etzkorn	$—	$—	$—	$110,000
Terrance G. Finley	$110,000	$—	$—	$—
Dorlisa K. Flur	$—	$—	$—	$110,000
James A. Hilt	$—	$—	$—	$110,000
Linda Hubbard	$—	$—	$—	$75,000
Jamere Jackson	$—	$—	$—	$74,945
Lorna E. Nagler	$—	$—	$—	$110,000
Alton E. Yother	$—	$—	$—	$110,000
All Non-Employee Directors as a Group	$110,000	$—	$—	$944,945

(1) Mr. Finley received in Fiscal 2022 4,384 stock options in the corresponding value above.
(2) No non-employee Director chose restricted stock as their form of annual equity award in Fiscal 2022.
(3) The Company does not currently offer SARs as an option for the annual equity award to non-employee Directors.
(4) With the exception of Mr. Finley, all our non-employee Directors chose to receive restricted stock units as their form of equity in Fiscal 2022. Mr. Crudele received 1,776 restricted stock units in the corresponding value above. Ms. Aggers, Ms. Etzkorn, Ms. Flur, Mr. Hilt, Ms. Nagler and Mr. Yother received 1,447 restricted stock units in each case in the corresponding value above. Mr. Jackson received 986 restricted stock units in the corresponding value above. Ms. Hubbard received 790 restricted stock units in the corresponding value above.

See “Compensation of Non-Employee Directors” on page 35 of this Proxy Statement for detailed information on non-employee Director compensation during the most recent fiscal year.

Approval

The Director Equity Plan will be approved, so long as a quorum is present, if it receives the affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Abstentions shall be deemed a vote against this proposal. In contrast, broker non-votes are not counted as present and entitled to vote on the proposal for purposes of determining if the proposal receives an affirmative vote of a majority of the shares present and entitled to vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF
THE HIBBETT, INC. AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR EQUITY PLAN.

HIBBETT® 2022 Proxy Statement - 88 -

Index
PROPOSAL NUMBER 5

APPROVAL OF AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION
TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK
FROM 80,000,000 TO 160,000,000

Proposal

We are currently authorized to issue an aggregate of 81,00,000 shares of capital stock, consisting of 80,000,000 shares of common stock and 1,000,000 million shares of preferred stock, $0.01 par value per share (the preferred stock). The Board of Directors approved, and recommends that our stockholders approve, an amendment to the first paragraph of ARTICLE FOURTH of our Certificate of Incorporation, as amended (the Certificate of Incorporation) to increase the number of authorized shares of common stock from 80,000,000 to 160,000,000 (the Charter Amendment). The authorized preferred stock would remain 1,000,000 shares. The Charter Amendment will increase the aggregate number of shares of all classes of capital stock that the Company may issue to 161,000,000 shares.

Shares that have already been issued are referred to as “issued” or “issued and outstanding.” The difference between the total number of authorized shares and the number of issued shares is the number of shares that we may issue in the future without amending the Certificate of Incorporation. Delaware law and the rules and regulations of the Nasdaq Stock Market may require stockholder approval of issuances of shares of capital stock under certain circumstances.

As of March 31, 2022, our total number of shares of common stock outstanding on a fully diluted basis (including restricted stock awards and assuming that all outstanding stock options were exercised, all restricted stock units were vested, and all performance share units were vested) is 15,963,934 as reflected in the table below:

Number of Shares
Common shares outstanding	13,013,772
Common shares issuable upon exercise of outstanding options	152,305
Common shares issuable upon vesting of outstanding RSUs	592,390
Common shares issuable upon vesting of outstanding PSUs(1)	72,470
Common shares available for future issuance under equity plans(2)	2,132,997
Fully Diluted	15,963,934

(1)    Represents target number of PSUs that may be awarded if specified targets and service periods are met. The actual amount awarded may be more or less than this amount.
(2)    Assumes that the Amended and Restated Non-Employee Director Equity Plan is approved by our stockholders.

Accordingly, as of March 31, 2022, the total number of shares of common stock that were authorized, but not outstanding or reserved for issuance or held in treasury, was approximately 37.3 million. The Board believes it is in the best interests of the Company and our stockholders to increase our authorized shares of common stock in order to have additional shares available for use as the Board deems appropriate or necessary for future corporate needs.

Description of the Charter Amendment

The proposed amendment to the first paragraph of ARTICLE FOURTH of the Certificate of Incorporation, if approved by stockholders, would replace the first paragraph of such article with the following:

HIBBETT® 2022 Proxy Statement - 89 -

Index
“FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 161,000,000 shares, consisting of 160,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), and 1,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).”

Except for the amendment described above, no other changes are being made to the Certificate of Incorporation. The full text of the Certificate of Incorporation, a copy of which is filed as Exhibit 3.1 to our Current Report on Form 8-K, as filed with the SEC on May 31, 2012, as amended by that certain Certificate of Amendment to the Certificate of Incorporation, a copy of which is filed as Exhibit 3.1 to our Current Report on Form 8-K, as filed with the SEC on June 24, 2021, is incorporated into this Proxy Statement by reference.

Rationale for the Charter Amendment

The purpose of the proposal to adopt the Charter Amendment to increase the number of authorized shares of common stock is to provide the Company with greater flexibility in considering and planning for future business and financial needs. We believe that it is advantageous for us to have the ability to act promptly with respect to potential opportunities and that the proposed increase in the number of authorized shares of common stock is desirable in order to have the additional shares available, as needed, for possible financing transactions, future stock splits, strategic transactions or other general corporate purposes that are determined by the Board to be in the best interests of the Company and our stockholders. Having such additional authorized shares of common stock available for issuance in the future would better position us to take timely advantage of market conditions and would enable us to issue shares of common stock or other securities exercisable, exchangeable or convertible into common stock, without the expense and delay of a stockholders’ meeting, except as may be required by applicable law or regulations. The Board will determine the terms of any issuance of the additional shares of common stock.

At present, we have no definitive plans, understandings, agreements or arrangements to issue additional shares of newly authorized common stock for any purpose, other than in the ordinary course of business pursuant to our outstanding equity incentive plans; however, we believe that the adoption of the Charter Amendment will enable us to promptly and appropriately respond to business opportunities, to raise additional equity capital or to declare stock splits and stock dividends. Given the number of shares of common stock currently available for issuance, the Company may not be able to effect these business opportunities without first obtaining stockholder approval for an increase in the number of authorized shares of common stock. The cost, prior notice requirements and delay involved in obtaining stockholder approval at the time that corporate action may become necessary could eliminate the opportunity to effect the action or reduce the expected benefits.

The proposed amendment will not have any immediate effect on the rights of existing stockholders. If the amendment is approved, except as may be required by applicable law or by the rules of Nasdaq Stock Market or of any stock exchange on which our securities may be listed, the additional shares of common stock proposed to be authorized, together with existing authorized and unissued shares of common stock, generally will be available for issuance without any requirement for further stockholder approval. Future issuances of shares of common stock or securities convertible into or exchangeable for common stock could have a dilutive effect on our earnings per share, book value per share and the voting power and interest of current stockholders. The Board has no current plans to do so; however, shares of common stock could be issued in various transactions that would make a change in control of the Company more difficult or costly and, therefore, less likely. Although we could theoretically use the additional shares to make more difficult or to discourage an attempt to acquire control of the Company, the proposed amendment is not the result of any specific effort to obtain control of the Company by a tender offer, proxy contest or otherwise, and we have no present intention to use the increased shares of authorized common stock for anti-takeover purposes.

If the stockholders approve the proposed amendment, it will become effective upon the filing of a certificate of amendment setting forth the terms of the Charter Amendment with the Secretary of State of the State of Delaware. The additional shares of common stock authorized by the proposed Charter Amendment, if and when issued, would have the same rights and privileges as the shares of common stock currently authorized. The common stock has no preemptive rights to purchase common stock or other securities. In addition, our Certificate of Incorporation does not provide dissenters’ or appraisal rights to our stockholders in connection with the proposed
HIBBETT® 2022 Proxy Statement - 90 -

Index
increase in the number of authorized shares of common stock. The Board reserves the right to abandon or delay the filing of the Charter Amendment even if it is approved by our stockholders.

Approval

Proposal Number 5 will be approved if it receives the affirmative vote from the holders of a majority of our outstanding common stock entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as votes against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”
THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION
TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
FROM 80,000,000 TO 160,000,000.
HIBBETT® 2022 Proxy Statement - 91 -

Index
PROPOSAL NUMBER 6

APPROVAL OF AN AMENDMENT TO THE
HIBBETT, INC. 2016 EXECUTIVE OFFICER CASH BONUS PLAN

Proposal

On April 1, 2022, the Board approved and adopted, subject to stockholder approval, an amendment (the “Cash Bonus Plan Amendment”) to the Hibbett, Inc. 2016 Executive Officer Cash Bonus Plan (the “Cash Bonus Plan”). The Cash Bonus Plan Amendment would increase the amount of an incentive bonus payable to an eligible executive officer under the Cash Bonus Plan from $1,000,000 during any fiscal year to an amount not to exceed two times (2x) the Target Incentive Bonus Percentage (as defined below) multiplied by an eligible executive’s Base Salary (as defined below) during any fiscal year. We request and recommend that our stockholders approve the Cash Bonus Plan Amendment. All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Cash Bonus Plan.

Description of the Cash Bonus Plan Amendment

The proposed Cash Bonus Plan Amendment, if approved by stockholders, would do the following:

Section 1 of the Cash Bonus Plan would be amended to add the following definitions in appropriate alphabetical order and, as applicable, reordering and renumbering the existing defined terms:

“Base Salary” means the aggregate base annualized salary of an Eligible Executive from the Company and all affiliates of the Company at the time the Eligible Executive is eligible to receive an Incentive Bonus for the current fiscal year, exclusive of any commissions or other actual or imputed income from any Company provided benefits or perquisites, but prior to any reductions for salary deferred pursuant to any deferred compensation plan or for contributions to a plan qualifying under Section 401(k) of the Code or contributions to a cafeteria plan under Section 125 of the Code.

“Target Incentive Bonus Percentage” means the fixed target bonus percentage (e.g., as a percent of Base Salary) determined by the Committee for each Eligible Executive.

Section 4(c) of the Cash Bonus Plan would be replaced in its entirety with the following:

“c. The Incentive Bonus payable to an Eligible Executive with respect to any fiscal year shall not exceed two times (2x) the Target Incentive Bonus Percentage multiplied by an Eligible Executive’s Base Salary for such fiscal year; provided, however, that the maximum Incentive Bonus payable to any individual who becomes an Eligible Executive after the end of the 90-day period referred to in subsection (a) of this Section shall be reduced on a pro rata basis for the number of days during the fiscal year that the individual was not designated as an Eligible Executive.”

Except for the amendments described above, no other changes are being made to the Cash Bonus Plan.

The full text of the Cash Bonus Plan, a copy of which is filed as Exhibit 10.10 to our Annual Report on Form 10-K for the fiscal year ended January 29, 2022, as filed with the SEC on March 25, 2022, is incorporated into this Proxy Statement by reference. A description of the material terms of the Cash Bonus Plan (except as modified by the Cash Bonus Plan Amendment described above) is included in our definitive proxy statement for the 2016 annual meeting of stockholders, as filed with the SEC on April 21, 2016, which is incorporated into this Proxy Statement by reference.

HIBBETT® 2022 Proxy Statement - 92 -

Index
Rationale for the Cash Bonus Plan Amendment

We believe that our future success and our ability to remain competitive are dependent on our continuing efforts to attract, retain and motivate highly qualified personnel. Competition for these people in our industry is intense. The purpose of the Cash Bonus Plan is to enhance the Company’s ability to attract and retain highly qualified executives and to provide additional short-term financial incentives to those executives to promote our Company’s success.

The maximum Incentive Bonus that may be payable to any Eligible Executive under the Cash Bonus Plan is currently $1,000,000. That amount has not been increased since the adoption of the Company’s original executive officer cash bonus plan in 2006 and was not increased when the Cash Bonus Plan was adopted in 2016. Based on our review of market data, we believe that the proposed increase in the maximum Incentive Bonus payable to an Eligible Executive is reasonable and in line with compensation practices at our peer companies. We believe the proposed increase is necessary in order to adequately compensate our executive officers and remain competitive for highly qualified personnel. If stockholders do not approve the Cash Bonus Plan Amendment, the Board will reevaluate the appropriate means to provide short-term annual incentive compensation opportunities to our executive officers.

In addition, for Fiscal 2022, our Chief Executive Officer, Mr. Longo, would have received a cash bonus of $1,400,000 (or 200% of Mr. Longo’s base salary) based on pre-established performance goals for the Company. However, because the Cash Bonus Plan is limited to a $1,000,000 annual Incentive Bonus, Mr. Longo only received $1,000,000 of such award. If the Cash Bonus Plan Amendment is approved by our stockholders, the Company intends to award the remaining $400,000 of Incentive Bonus to Mr. Longo promptly following the effectiveness of such amendment. If stockholders do not approve the Cash Bonus Plan Amendment, Mr. Longo will not be awarded his Incentive Bonus under the Cash Bonus Plan that is in excess of the current maximum amount; however, the Compensation Committee retains discretion to consider other forms of awards, as necessary, to remain competitive for talent and reward exceptional performance.

New Plan Benefits

Except for the amount that will be payable to Mr. Longo as described above, because participants are selected annually for each performance period and because amounts payable under the Cash Bonus Plan are based on performance measures, performance goals, and award formulas established for each performance period, it cannot be determined at this time what amounts, if any, will be received by or allocated to any person or group of persons under the Cash Bonus Plan, as amended by the Cash Bonus Plan Amendment, if approved by the stockholders. If the Cash Bonus Plan, as amended by the Cash Bonus Plan Amendment, had been in effect for Fiscal 2022, the Company expects that, except for Mr. Longo, its award grants for Fiscal 2022 would not have been different from those actually made in that year under the Cash Bonus Plan.

The cash bonus awards earned under the Cash Bonus Plan for Fiscal 2022, Fiscal 2021 and Fiscal 2020 by our named executive officers are set forth under the heading “Non-Equity Incentive Plan Compensation” in the “Summary Compensation Table” on page 55 of this Proxy Statement. Further information regarding awards to, and payout of, performance-based compensation to our named executive officers is set forth under the heading “Annual Cash Compensation—Short-Term Incentive Compensation (Cash Bonus)” on page 46 of this Proxy Statement in the “Compensation Discussion and Analysis.”

HIBBETT® 2022 Proxy Statement - 93 -

Index
Approval

The Cash Bonus Plan Amendment will be approved, so long as a quorum is present, if it receives the affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Abstentions shall be deemed a vote against this proposal. Although broker non-votes will be treated as present for purposes of determining whether there is a quorum, broker non-votes will not be counted for purposes of determining the number of votes present and entitled to vote with respect to the proposal and will not otherwise affect the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”
THE APPROVAL OF AN AMENDMENT TO THE
HIBBETT, INC. 2016 EXECUTIVE OFFICER CASH BONUS PLAN.

HIBBETT® 2022 Proxy Statement - 94 -

Index
OTHER BUSINESS

Our Board knows of no other matters to be brought before the 2022 Annual Meeting other than as described in this Proxy Statement. However, if any other matters are properly brought before the meeting, the proxies named on the proxy card, or their substitutes, if any, will vote in accordance with their best judgment on such matters.

Submission of Stockholder Proposals for the 2022 Annual Meeting of Stockholders

How can stockholders submit a proposal for inclusion in our Proxy Statement for the 2023 Annual Meeting of Stockholders? To be included in our Proxy Statement for the 2023 Annual Meeting, stockholder proposals must comply with the requirements of Rule 14a-8 under the Exchange Act and be received at our corporate offices no later than December 15, 2022.

How can stockholders submit proposals to be raised at the 2023 Annual Meeting that will not be included in our Proxy Statement for the 2022 Annual Meeting? To be raised at the 2023 Annual Meeting, stockholder proposals must comply with our Bylaws. Our Bylaws provide that written notice of a stockholder proposal (other than a nomination proposal) must be received not less than 120 days, nor more than 150 days before the first anniversary of the date of the Company’s Proxy Statement in connection with the prior Annual Meeting of Stockholders. Since this Proxy Statement is being made available to you on or about April 15, 2022, stockholder proposals must be received at our principal executive offices between November 15, 2022 and December 15, 2022 in order to be raised at our 2023 Annual Meeting (assuming the date of such meeting does not change by more than 30 days from the anniversary date of this year’s Annual Meeting).

What if the date of the 2023 Annual Meeting is advanced or delayed by a certain period of time after the anniversary of this year’s Annual Meeting? Under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, if the date of the 2023 Annual Meeting changes by more than 30 days from the anniversary date of this year’s Annual Meeting, to be included in next year’s Proxy Statement, stockholder proposals must be received by us within a reasonable time before our solicitation is made.

However, under our Bylaws, if the date of the 2023 Annual Meeting has changed by more than 30 days prior to the anniversary date of this year’s Annual Meeting, stockholder proposals to be brought before the 2023 Annual Meeting must be delivered not less than 90 days before the date of the 2023 Annual Meeting.

Does a stockholder proposal require specific information? In accordance with our Bylaws, each written notice related to stockholder proposals must contain a complete list of all matters intended to be brought before the meeting. In addition, a brief description of any proposal, and the complete text of any resolutions to be presented, including the reasons for making a proposal must be contained in the notice. Certain informational requirements regarding proposing stockholders and any beneficial owner on whose behalf a stockholder proposal is made must also be included. Please refer to our Bylaws, which were filed as Exhibit 3.2 to our Current Report on Form 8-K on June 24, 2021, for a more detailed description regarding these procedures.

Can stockholders make nominations for the election of directors? Nominations for the election of directors may be made by any stockholder entitled to vote in the election of directors generally, provided that the notice requirements contained in our Bylaws are met. For the 2023 Annual Meeting, written notice regarding such nominations must be made at least 120 days in advance of such meeting. Certain informational requirements regarding nominating stockholders and any beneficial owner on whose behalf a nomination is made will apply. Stockholder nominee information must be provided, including, but not limited to, that which would be required by the federal securities laws in connection with the solicitation of proxies and any related party transactions or arrangements occurring within the past three years that each nominee has had or has with the nominating stockholder or any beneficial owner on whose behalf the nomination is made. Please refer to our Bylaws, which were filed as Exhibit 3.2 to our Current Report on Form 8-K on June 24, 2021, for a more detailed list of the requirements related to the submission of stockholder nominations.

HIBBETT® 2022 Proxy Statement - 95 -

Index
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules (effective for annual meetings after August 31, 2022), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 26, 2023.

What happens if we receive a stockholder proposal that is not in compliance with the time frames described above? If we receive notice of a matter to come before the 2023 Annual Meeting that is not in accordance with the deadlines described above, we will use our discretion in determining whether or not to bring such matter before the 2023 Annual Meeting. If such matter is brought before that meeting, then our proxy card for such meeting will confer discretionary authority upon the named proxies to vote on such matter.

Where should stockholder proposals be sent? Stockholder proposals (including those related to nominations) should be sent to Elaine V. Rodgers, Corporate Secretary, at our corporate offices located at 2700 Milan Court, Birmingham, Alabama 35211 by the appropriate deadlines set forth above.

Availability of Annual Report on Form 10-K

This Proxy Statement is being made available to stockholders together with our Annual Report on Form 10-K for the fiscal year ended January 29, 2022, as filed with the SEC, and is further available upon request of any stockholder. The exhibits to the Form 10-K will be furnished upon request and payment of the cost of reproduction. Such written request should be directed to Investor Relations, 2700 Milan Court, Birmingham, Alabama 35211. Our SEC filings are also available on our website at hibbett.com under the heading “Investor Relations.”

By Order of the Board of Directors,

Elaine V. Rodgers
Corporate Secretary

HIBBETT® 2022 Proxy Statement - 96 -

Index
APPENDIX A

NON-GAAP FINANCIAL MEASURES

Reconciliations of Non-GAAP financial measures. The following tables provide reconciliations of our consolidated statement of operations for the fifty-two week periods ended January 30, 2021 and February 1, 2020, each as reported on a GAAP basis, to a statement of operations for the same period prepared on a non-GAAP basis. There were no non-GAAP financial measures for the 52-weeks ended January 29, 2022.

GAAP to Non-GAAP Reconciliation
(Dollars in thousands, except per share amounts) (Unaudited)

	52-Week Period Ended January 30, 2021
		Excluded Amounts
	GAAP Basis (As Reported)	Acquisition Costs(1)	COVID-19(2)	Non-GAAP Basis (As Adjusted)	% of Sales
Cost of goods sold	$915,169	$—	$3,043	$912,126	64.2%
Gross margin	$504,488	$—	$3,043	$507,531	35.8%
Store operating, selling and administrative expenses	$356,856	$4,608	$15,743	$336,505	23.7%
Goodwill impairment	$19,661	$—	$19,661	$—	—%
Operating income	$98,388	$4,608	$38,447	$141,443	10.0%
Provision for income taxes	$23,686	$1,394	$11,645	$36,725	2.6%
Net income	$74,266	$3,214	$26,802	$104,282	7.3%

Basic earnings per share	$4.49	$0.19	$1.62	$6.30
Diluted earnings per share	$4.36	$0.19	$1.57	$6.12

1) Excluded acquisition amounts during the 52-week period ended January 30, 2021, related to the acquisition of City Gear, LLC, consist primarily of change in the valuation of contingent earnout and accounting and professional fees.
2) Excluded amounts during the 52-week period ended January 30, 2021, related to the COVID-19 pandemic, consist primarily of net non-cash lower of cost or net realizable value reserve charges in cost of goods sold and impairment costs (goodwill, tradename and other assets) in store operating, selling and administrative expenses.

APPENDIX A Page 1

Index

	52-Week Period Ended February 1, 2020
		Excluded Amounts
	GAAP Basis (As Reported)	Acquisition Costs(1)	Strategic Realignment(2)	Non-GAAP Basis (As Adjusted)	% of Sales
Cost of goods sold	$800,783	$956	$(1,120)	$800,947	67.6%
Gross margin	$383,451	$956	$(1,120)	$383,287	32.4%
Store operating, selling and administrative expenses	$318,011	$17,432	$2,031	$298,548	25.2%
Operating income	$36,117	$18,388	$911	$55,416	4.7%
Provision for income taxes	$8,984	$4,547	$225	$13,756	1.2%
Net income	$27,344	$13,841	$686	$41,871	3.5%

Basic earnings per share	$1.54	$0.78	$0.04	$2.36
Diluted earnings per share	$1.52	$0.77	$0.04	$2.33

1) Excluded acquisition amounts during the 52-week period ended February 1, 2020, related to the acquisition of City Gear, LLC consist primarily of the amortization of inventory step-up in cost of goods sold and change in the valuation of contingent earnout, legal, accounting and professional fees in store operating, selling and administrative expenses.
2) Excluded strategic realignment amounts during the 52-week period ended February 1, 2020, related to our accelerated store closure plan, consist primarily of gain on operating leases net of accelerated amortization on right-of-use assets in cost of goods sold and professional fees, impairment costs and loss on fixed assets in store operating, selling and administrative expenses.

About Non-GAAP Measures

This Proxy Statement, along with our Annual Report, includes certain non-GAAP financial measures, including adjusted net income, earnings per share, gross margin and SG&A expenses and operating income as a percentage of net sales. Management believes these non-GAAP financial measures are useful to investors to facilitate comparisons of our current financial results to historical operations and the financial results of peer companies, as they exclude the effects of items that may not be indicative of, or are unrelated to, our underlying operating results, such as expenses related to the COVID-19 pandemic in Fiscal 2021, the acquisition and integration of City Gear in both Fiscal 2021 and Fiscal 2020, and our accelerated store closure plan in Fiscal 2020. Costs related to the COVID-19 pandemic include impairment charges of goodwill, tradename and other assets and net lower of cost or net realizable value (LCM) inventory reserve charges and were specific to Fiscal 2021. Costs related to acquisition and integration of City Gear include amortization of inventory step-up value, professional service fees, changes in the valuation of the contingent earnout, and legal and accounting fees and expenses. Costs related to the strategic realignment plan included lease and equipment impairment costs, third party liquidation fees, store exit costs, and residual net lease costs.
While we use these non-GAAP financial measures as a tool to enhance our ability to assess certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, the information provided by GAAP financial statements. Consistent with this approach, we believe that disclosing non-GAAP financial measures to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP financial statements, allows for greater transparency in the review of our financial and operational performance. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

APPENDIX A Page 2

Index
APPENDIX B

HIBBETT, INC.
AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR EQUITY PLAN
(formerly the Hibbett Sports, Inc. 2012 Non-Employee Director Equity Plan)

1.    Purpose of the Plan

The purpose of the Plan is to promote the interests of the Company by attracting and retaining qualified and experienced individuals for service as Non-Employee Directors, and to motivate these individuals to exercise their best efforts on the Company’s behalf.

2.    Definitions

2.1    “1934 Act” means the Securities Exchange Act of 1934, as amended.

2.2    “Award” means a grant of an Option, Stock Appreciation Right, Restricted Stock, or Restricted Stock Unit under the Plan.

2.3    “Award Agreement” means the agreement or agreements between the Company and a Holder pursuant to which an Award is granted and which specified the terms and conditions of that Award, including the vesting requirements applicable to that Award, if any.

2.4    “Board” means the Board of Directors of the Company.

2.5    “Change in Control” means any of the following described in clauses (a) through (d) below: (a) the sale, lease, exchange or other transfer of all or substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a corporation that is not controlled by the Company, (b) the approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company, (c) a successful tender offer for the Common Stock of the Company, after which the bidding party holds more than 50% of the issued and outstanding Common Stock of the Company, or (d) a merger, consolidation, share exchange, or other transaction to which the Company is a party pursuant to which the holders of all of the shares of the Company outstanding prior to such transaction do not hold, directly or indirectly, more than 50% of the outstanding shares of the surviving company after the transaction.

2.6    “Code” means the Internal Revenue Code of 1986, as amended.

2.7    “Common Stock” means the common stock of the company, par value $0.01 per share, or such other class or kind of shares or other securities resulting from the application of Section 10.

2.8    “Company” means Hibbett, Inc., a Delaware corporation, and any successor thereto.

2.9    “Corresponding SAR” means a SAR that is granted in relation to a particular Option and that can be exercised only upon surrender to the Company, unexercised, of that portion of the Option to which the SAR relates.

2.10    “Fair Market Value” means on any given date, the closing price per share of Common Stock as reported for such day by the principal Stock Exchange on which Common Stock is traded (as determined by the Board) or, in the absence of reported sales on such date, on the next preceding day on which sales were reported (or in either case, such other price based on actual trading on the applicable date that the Board determines is appropriate). In the event there is no public market for the Common Stock on such date, the Fair Market Value shall be determined in good faith by the Board in a manner that complies with Section 409A of the Code.
APPENDIX B Page 1

Index

2.11    “Holder” means a Non-Employee Director who receives an Award.

2.12    “Initial Value” means, with respect to a Corresponding SAR, the option price per share of the related Option and, with respect to an SAR granted independently of an Option, the price per share of Common Stock as determined by the Board on the date of the grant; provided, however, that the price per share of Common Stock encompassed by the grant if an SAR shall not be less than Fair Market Value on the first business day immediately preceding the date of grant. Repricing of SARs (within the meaning of the rules of the principal Stock Exchange on which the Common Stock is traded) after the date of grant is not permitted.

2.13    “Non-Employee Director” means a member of the Board who is not an employee of the Company or its subsidiaries.

2.14    “Non-Qualified Option” means an Option not intended to be an incentive stock option as defined in Section 422 of the Code.

2.15    “Option” means the right granted from time to time under Section 6 of the Plan to purchase Common Stock for a specified period of time at a stated price.

2.16    “Plan” means this Hibbett, Inc. Amended and Restated Non-Employee Director Equity Plan, as amended from time to time (formerly the Hibbett Sports, Inc. 2012 Non-Employee Director Equity Plan).

2.17    “Restricted Stock” means Common Stock subject to a Restriction Period awarded by the Board under Section 8 of the Plan.

2.18    “Restricted Stock Units” means an Award granted pursuant to Section 9, in the amount determined by the Board, stated with reference to a specified number of shares of Common Stock or a specified dollar value, that in accordance with the terms of an Award Agreement entitles the holder to receive shares of Common Stock, upon the lapse of any Restriction Period.

2.19    “Restriction Period” means the period during which an Award of Restricted Stock awarded under Section 8 of the Plan or an Award of a Restricted Stock Unit awarded under Section 9 of the Plan is subject to forfeiture and is non-transferable. The Restriction Period shall not lapse with respect to any Restricted Stock or Restricted Stock Unit until any and all conditions, imposed under this Plan or under the Award Agreement, have been satisfied. The restrictions may be based upon time of service or performance goals or both.

2.20    “SAR” means an Award granted pursuant to Section 7, in an amount to be determined by the Board, that in accordance with the terms of an Award Agreement entitles the Holder to receive, with respect to each share of Common Stock encompassed by the exercise of such SAR, the excess, if any, of the Fair Market Value at the time of exercise over the Initial Value. References to “SARs” include both Corresponding SARS and SARs granted independently of Options, unless the context requires otherwise.

2.21    “Stock Exchange” means any stock exchange, national market system or other consolidated stock price reporting system on which prices for shares of Common Stock are quoted at any applicable time.

3.    Eligibility

All Non-Employee Directors are eligible to receive grants of Awards under the Plan.

APPENDIX B Page 2

Index
4.    Administration and Implementation of Plan

4.1    The Plan shall be administered by the Board, which shall have full power to interpret and administer the Plan and full authority to act in selecting the Non-Employee Directors to whom Awards will be granted, in determining whether, and to what extent, Awards may be transferable by the Holder, in determining the amount and type of Awards to be granted to each such Non-Employee Director, in determining whether the Award is designated as a dollar value or in shares, in determining the terms and conditions of Awards granted under the Plan and in determining the terms of the Award Agreements that will be entered into with Holders. Notwithstanding the discretion granted to the Board herein, the Board shall not make an annual Award to a continuing Non-Employee Director which exceeds more than $150,000 during a Company’s fiscal year. The Board may make an additional Award of up to $150,000 to a Non-Employee Director during his or her first year of service. For purposes of valuing Awards subject to the foregoing limitations, an Option shall be deemed to have a value equal to thirty-three percent (33%) of the Fair Market Value of the underlying shares on the first business day immediately preceding the date of grant. Unless the Board determines otherwise, the grant date of Awards under this Plan shall be: (a) for annual Awards, the same date as the annual grant of awards under the Company’s equity plan for awards to employees and (b) for new Non-Employee Directors, one (1) month after the date of the first board meeting attended by such director. Any interpretation by the Board of the terms and provisions of the Plan and the administration thereof, and all action taken by the Board, shall be final, binding and conclusive for all purposes and upon all Holders.

4.2    The Board’s powers shall also include, but not be limited to, the power to determine whether, to what extent and under what circumstances an Option may be exchanged for cash, Restricted Stock, or some combination thereof (except where such an exchange would constitute a “repricing” under the rules of the principal Stock Exchange on which the Common Stock is traded); to determine whether a Change in Control of the Company has occurred; and to determine, in accordance with Section 10, the effect, if any, of a Change in Control of the Company upon outstanding Awards.

4.3    The Board may grant the Non-Employee Director the discretion to choose the form of the Award, provided that such discretion complies with Code Section 409A and the applicable Treasury regulations including, in the case of RSUs, that such choice is made prior to the start of the calendar year in which the grant is made, if required.

4.4    The Board shall have the power to adopt regulations for carrying out the Plan and to make changes in such regulations as it shall, from time to time, deem advisable. The Board may amend any outstanding Awards without the consent of the Holder to the extent it deems appropriate; provided however, that in the case of amendments adverse to the Holder, the Board must obtain the Holder’s consent to any such amendment, except that such consent shall not be required if, as determined by the Board in its sole discretion, such amendment is required to either (a) comply with Section 409A of the Code or (b) prevent the Holder from being subject to any excise tax or penalty under Section 409A of the Code.

4.5    Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Board may allocate all or any portion of its responsibilities and powers to any of its committees or to one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Board at any time.

5.    Shares of Stock Subject to the Plan

5.1    Shares Subject to Plan: Subject to adjustment as provided in Section 10, the total number of shares of Common Stock available for the grant of Awards under the Plan shall be equal to an aggregate 500,000 shares of Common Stock subject to Awards made on or after May 25, 2022 (the “Share Reserve”). For the avoidance of doubt, any shares of Common Stock available for grant under the Plan prior to the Amendment and Restatement Effective Date (as defined below) shall not increase the Share Reserve
APPENDIX B Page 3

Index
above the 500,000 shares of Common Stock stated in the immediately preceding sentence. Any shares issued hereunder may consist, in whole, or in part, of authorized and unissued shares or treasury shares. If any Award granted hereunder is forfeited (in whole or in part) or such Award otherwise terminates (in whole or in part) without the issuance of the Common Stock subject to the Award, such Common Stock, to the extent of any such forfeiture or termination, shall be available again for grant under the Plan.

5.2    Assumed Plans: Any shares issued by the Company through the assumption or substitution of outstanding grants or shares from an acquired company shall not reduce the shares available under the Plan.

6.    Options

Options give a Non-Employee Director the right to purchase a specified number of shares of Common Stock from the Company for a specified time period at a fixed price. Options granted under the Plan will be Non-Qualified Stock Options and shall be subject to the following terms and conditions:

6.1    Option Grants: Options shall be evidenced by a written Award Agreement. Such Award Agreement shall conform to the requirements of the Plan, and may contain such other provisions or restrictions as the Board shall deem advisable. If the Award is designated as a dollar value, the number of Options issued to a Non-Employee Director shall equal (i) the dollar amount of the Award which is to be paid in Options divided by (ii) thirty-three percent (33%) of the Fair Market Value of the Common Stock on the first business day immediately preceding the date of grant.

6.2    Option Price: The price per share at which Common Stock may be purchased upon exercise of an Option shall be determined by the Board, but shall be not less than the Fair Market Value of a share of Common Stock on the first business day immediately preceding the date of grant. Repricing of Options (within the meaning of the rules of the principal Stock Exchange on which the Common Stock is traded) after the date of grant is not permitted.

6.3    Term of Options: An Award Agreement shall specify when an Option may be exercisable and the terms and conditions applicable thereto. The term of an Option shall in no event be greater than ten years. The Option shall expire, be forfeited and terminate at such times and in such circumstances as otherwise provided hereunder or under the Award Agreement.

6.4    Vesting of Options: The Option may be subject to such terms and conditions on the time or times when it may be exercised as the Board may deem appropriate. The vesting provisions of individual Options, as provided in the Award Agreement may vary. Unless otherwise determined by the Board, no Option shall become exercisable until such Option becomes vested.

6.5    Payment of Option Price: The full option price for shares of Common Stock purchased upon the exercise of any Option shall be paid at the time of such exercise; provided however that the Board may permit a Holder to elect to pay the option price by irrevocably authorizing a third party to sell shares of Common Stock acquired upon exercise of the Option and remit as soon as practicable to the Company a sufficient portion of the proceeds to pay the entire exercise price and any required tax withholding, if any, resulting from such exercise. The exercise price shall be payable in cash or by tendering, by either actual delivery of shares or by attestation, already-owned shares of Common Stock to the Board, and valued at Fair Market Value as of the day of exercise, or in any combination thereof, or by delivering to the Company a properly executed notice electing a net exercise of an Option for Fair Market Value as of the date of exercise in the manner as determined by the Board. Shares of Common Stock surrendered or sold in connection with a net exercise or similar process shall not be available for grant under the Plan.

APPENDIX B Page 4

Index
7.    Stock Appreciation Rights

Stock Appreciation Rights give a Non-Employee Director the right to receive, with respect to each share of Common Stock encompassed by the exercise of such SAR, the excess, if any, of the Fair Market Value at the time of exercise over the Initial Value of the SARs. SARs granted under the Plan shall be subject to the following terms and conditions:

7.1    SAR Awards: SARs shall be evidenced by a written Award Agreement. Such Award Agreement shall conform to the requirements of the Plan, and may contain such other provisions or restrictions as the Board shall deem advisable.

7.2    Number of SARs: All grants of SARs under the Plan shall be made by the Board. The Board will designate each Non-Employee Director to whom SARs are granted and will specify the number of shares of Common Stock covered by each Award.

7.3    Term of SARs: An Award Agreement shall specify when an SAR may be exercisable and the terms and conditions applicable thereto. The term of an SAR shall in no event be greater than ten years. The SAR shall also expire, be forfeited and terminate at such times and in such circumstances as otherwise provided hereunder or under the Award Agreement.

7.4    Vesting of SARs: The SAR may be subject to such terms and conditions on the time or times when it may be exercised as the Board may deem appropriate. The vesting provisions of individual SARs, as provided in the Award Agreement may vary. Unless otherwise determined by the Board, no SAR shall become exercisable until such SAR becomes vested.

7.5    Exercise of SARs: Subject to the provisions of this Plan and applicable Award Agreement, an SAR may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Board shall determine. An SAR granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the SAR could be exercised. A partial exercise of an SAR shall not affect the right to exercise the SAR from time to time in accordance with this Plan and the applicable Award Agreement with respect to the remaining shares subject to the SAR. The exercise of a Corresponding SAR shall result in the termination of the related Option to the extent of the number of shares with respect to which the SAR is exercised.

7.6    Settlement of SARs: In accordance with the Agreement, the amount payable as a result of the exercise of an SAR may be settled in cash, or a combination of cash and Common Stock. In the event the issuance of fractional shares is prohibited by the Board, a cash payment will be made in lieu of any such fractional share that would have been issued.

8.    Restricted Stock

An Award of Restricted Stock is a grant by the Company of a specified number of shares of Common Stock to a Non-Employee Director, which shares may be subject to forfeiture during a Restriction Period upon the happening of events or other conditions as specified in the Award Agreement. Such an Award of Restricted Stock shall be subject to the following terms and conditions:

8.1    Restricted Stock shall be evidenced by a written Award Agreement. Such Award Agreement shall conform to the requirements of the Plan and may contain such other provisions as the Board shall deem advisable. At the time of grant of an Award of Restricted Stock, the Board will determine the price, if any, to be paid by the Holder for each shares of Common Stock subject to the Award, and such price, if any, shall be set forth in the Award Agreement.

APPENDIX B Page 5

Index
8.2    Unless otherwise provided by the Board, upon determination of the number of shares of Restricted Stock to be granted to the Holder, the Board shall direct that a certificate or certificates representing that number of shares of Common Stock be issued to the Holder, or that an appropriate book entry be made, with the Holder designated as the registered owner. The certificate(s), if any, representing such shares shall bear appropriate legends as to sale, transfer, assignment, pledge or other encumbrances to which such shares are subject during the Restriction Period, and shall be deposited by the Holder together with a stock power endorsed in blank, with the Company, to be held in escrow during the Restriction Period.

8.3    During the Restriction Period, the Holder shall have the right to receive the Holder’s allocable share of any cash dividends declared and paid by the company on its Common Stock, but only if, when and to the extent that the underlying Restricted Stock vests, and to vote the shares of Restricted Stock.

8.4    The Board may condition the expiration of the Restriction Period upon the Holder’s continued service over a period of time with the Company or upon any other criteria, as specified in the Award Agreement. If the specified conditions are not attained, the Holder shall forfeit the portion of the Award with respect to which those conditions are not attained, and the underlying Common Stock shall be forfeited to the Company. Notwithstanding any provision contained herein to the contrary, the Board, in its sole discretion, may grant Awards of unrestricted shares of Common Stock under this Section 8 that are not subject to any Restriction Period.

8.5    At the end of the Restriction Period, if all such conditions have been satisfied, the restrictions imposed hereunder shall lapse with respect to the applicable number of shares of Restricted Stock as determined by the Board, and any legend described in Section 8.2 that is then no longer applicable, shall be removed and such number of shares delivered to the Holder (or, where appropriate, the Holder’s legal representative). Subject to Section 4, the Board may, in its sole discretion, accelerate the vesting and delivery of shares of Restricted Stock.

9.    Restricted Stock Units

An Award of Restricted Stock Units is a grant by the Company to a Non-Employee Director of a right to receive a specified number of shares of Common Stock (or the value thereof), which upon lapse of a Restriction Period as specified in the applicable Award Agreement, shall entitle the Holder to the shares of Common Stock subject to the Award (or the value thereof) to the following terms and conditions:

9.1    Restricted Stock Units shall be evidenced by a written Award Agreement. Such Award Agreement shall conform to the requirements of the Plan and may contain such other provisions as the Board shall deem advisable.

9.2    During the Restriction Period, the Holder shall not have any rights as a stockholder with respect to any shares of Common Stock underlying the Restricted Stock Units until such time as the shares of Common Stock have been so issued; provided, that an Award Agreement may provide for dividend equivalent rights, whether in cash or additional Restricted Stock Units, to accrue to the benefit of a Holder at such time as the record date for any dividends declared on the Common Stock; provided further, that any such dividend equivalent rights shall be paid to the Holder only if, when and to the extent that the underlying Restricted Stock Units vest.

9.3    The Board may condition the expiration of the Restriction Period with respect to a grant of Restricted Stock Units upon (i) the Holder’s continued service over a period of time with the Company or (ii) any other criteria, as specified in the Award Agreement. If the specified conditions are not attained, the Holder shall forfeit the portion of the Award with respect to which those conditions are not attained, and the underlying Common Stock shall be forfeited to the Company.

APPENDIX B Page 6

Index
9.4    At the end of the Restriction Period, if all such conditions have been satisfied, the Holder shall be entitled to receive a share of Common Stock (or the value thereof) for each share underlying the Restricted Stock Unit Award for which the Restriction Period lapsed, and such number of shares (or cash or other consideration) delivered to the Holder (or, where appropriate, the Holder’s legal representative). The Board may, in its sole discretion, accelerate the vesting of Restricted Stock Units.

10.    Changes in Capitalization; Changes of Control; Settlement of Awards

10.1    Adjustment for Changes in Capitalization: To prevent the dilution or enlargement of benefits or potential benefits intended to be made available under the Plan, in the event of any corporate transaction or event such as a stock dividend, extraordinary dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination or other similar corporate transaction or event affecting the Common Stock with respect to which Awards have been or may be issued under the Plan (any such transaction or event, a “Corporate Transaction”), then the Board shall, in such manner as the Board deems equitable: (A) make a proportionate adjustment in 1) the maximum number and type of securities as to which awards may be granted under this Plan, 2) the number and type of securities subject to outstanding Awards, 3) the grant or exercise price with respect to any such Award, and 4) the per individual limitations on the number of securities that may be awarded under the Plan (any such adjustment, an “Antidilution Adjustment”); provided, in each case, that with respect to all Options, no such adjustment shall be authorized to the extent that such adjustment violates the provisions of Section 409A of the Code or any successor provisions; and the number of shares of Common stock subject to any Award denominated in shares shall always be a whole number; or (B) cause any Award outstanding as of the effective date of the Corporate Transaction to be cancelled in consideration of a cash payment or alternate Award (whether from the Company or another entity that is a participant in the Corporate Transaction) or a combination thereof made to the Holder of such cancelled Award substantially equivalent in value to the fair market value of such cancelled Award. The determination of fair market value shall be made by the Board in its sole discretion, including a determination that the fair market value is zero. Any adjustments made hereunder shall be binding on all Holders.

10.2    Change of Control: In the event of a Change of Control of the Company, the Board may, on a Holder by Holder basis, take any of the following actions, either singly or in combination:

(a)    accelerate the vesting of all outstanding Options and/or SARs issued under the Plan that remain unvested or terminate the Options and/or SARs immediately prior to the date of any such Change in Control;

(b)    fully vest, and/or accelerate the Restriction Period of, any Awards;

(c)    terminate an Award prior to any such Change of Control;

(d)    cancel and/or redeem any outstanding Awards with respect to all Common Stock for which the Award remains unexercised or for which the Award is subject to forfeiture in exchange for a cash payment of an amount determined by the Board;

(e)    require that the Award be assumed by any successor corporation or that awards for shares of other interests in the Company or any other entity be substituted for such Award; or

(f)    take such other action as the Board shall determine to be reasonable under the circumstances provided, however, that no action shall be taken with respect to any Option or SAR that would create a modification, extension or renewal of such Option or SAR, except as may be permitted in applicable Treasury Regulations.

APPENDIX B Page 7

Index
The application of the foregoing provisions, including, without limitation, the issuance of any substitute Awards, shall be determined in good faith by the Board in its sole discretion and subject to Section 409A of the Code.

11.    Effective Date, Termination and Amendment

The amendment and restatement of the Plan is effective upon its approval by the stockholders of Hibbett, Inc. on May 25, 2022 (the “Amendment and Restatement Effective Date”). The Plan shall remain in full force and effect until the tenth anniversary of the Amendment and Restatement Effective Date or, if earlier, the date it is terminated by the Board. Except as otherwise determined by the Board and permitted under the Plan, Awards granted prior to the Amendment and Restatement Effective Date shall continue to be subject to the terms of the Plan as in effect prior to the Amendment and Restatement Effective Date. The Board shall have the power to amend, suspend or terminate the Plan at any time. Termination of the Plan pursuant to this Section 11 shall not affect Awards outstanding under the Plan at the time of termination. Amendments to this Plan shall be subject to stockholder approval to the extent such approval is required by applicable law or applicable requirements of the principal Stock Exchange on which the Common Stock is traded.

12.    Transferability

Except as otherwise permitted by the Board,

(a)    Awards under the Plan are not transferable except as designated by the Holder by will, by the laws of descent and distribution or by a beneficiary form filed with the Company.

(b)    Awards may be exercised or claimed on behalf of a deceased Holder or other person entitled to benefits under the Plan by the beneficiary of such Holder or other person if the Company has a valid designation of such beneficiary on file, or otherwise by the personal legal representative of such Holder or other person.

13.    General Provisions

13.1    No Implied Rights: Nothing in the Plan or any Award granted pursuant to the Plan shall be deemed to create any obligation on behalf of the Board to nominate any Non-Employee Director for re-election to the Board by the Company’s stockholders. Neither a Holder nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Holder shall have only a contractual right to the Common stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company shall be sufficient to pay any benefits to any person. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the Holder any rights as a stockholder of the Company prior to the date on which the individual fulfills all conditions of for the receipt of such rights.

13.2    Settlement of Awards: Subject to the provisions of the Plan, the obligation to make payments and distributions with respect to Awards may be satisfied through cash payments, the delivery of shares of Common Stock, the granting of replacement Awards, or combination thereof as the Board shall determine. In lieu of issuing a fraction of a share upon any exercise of an Award, the Company may pay to the Holder an amount equal to the fair market value of such fractional share. Satisfaction of any obligations under an Award, which is sometimes referred to as “settlement” of the Award, may be subject to such conditions, restrictions and contingencies as the Board shall determine. The Board may permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents, and may include converting such credits into deferred Common Stock equivalents
APPENDIX B Page 8

Index
provided that such rules and procedures satisfy the requirements of Section 409A of the Code. No deferral is permitted for Options or SARs.

13.3    Withholding: Holders shall be responsible to make appropriate provision for all taxes required to be withheld in connection with any Award or the transfer of shares of Common Stock pursuant to this Plan. Such responsibility shall extend to all applicable U.S. federal, state, local or non-U.S. withholding taxes. Subject to the provisions of applicable law, including the withholding provisions of the Code, the Board may condition the delivery of any discretion and subject it to such requirements as the Board may impose prior to the occurrence of any such withholding, may permit such withholding obligations to be satisfied through cash payment by the Holder, through surrender of shares of Common Stock which the Holder already owns, or through the surrender of shares of Common Stock to which the Holder is otherwise entitled under the Plan, in which latter case such surrendered shares shall not be available for grant under the Plan.

13.4    Governing Law: To the extent that Federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant hereto shall be governed by the law of the State of Delaware and construed accordingly.

13.5    Award Agreement: An Award under the Plan shall be subject to such terms and conditions, not inconsistent with the Plan, as the Board shall, in its sole discretion, prescribe. The terms and conditions of any Award to any Holder shall be reflected in such form of written documents as is determined by the Board. A copy of such document shall be provided to the Holder, and the Board may, but need not require that the Holder sign a copy of such document. Such document is referred to in the Plan as an “Award Agreement” regardless of whether any Holder signature is required.

13.6    Application of Code Section 409A: Notwithstanding anything to the contrary contained in this Plan, to the extent that the Board determines that any Award granted under this Plan is subject to Section 409A of the Code and unless otherwise specified in the applicable Award Agreement, the agreement evidencing such Award shall incorporate terms and conditions that are intended to avoid the consequences described in Section 409A(a)(1) of the Code, and to the maximum extent permitted under applicable laws (and unless otherwise stated in the applicable Award Agreement), this Plan and the Award Agreements shall be interpreted in a manner that results in their conforming to the requirements of Section 409A(a) of the Code and any U.S. Treasury Regulations or other interpretive guidance issued under Section 409A of the Code. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement provides otherwise, with specific reference to this Section 13.6), to the extent that a Holder holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” (as defined thereunder), no distribution or payment of any amount shall be made before a date that is six (6) months following the date of such Holder’s “separation from service” (as defined in Section 409A of the Code) or, if earlier, the date of the Participant’s death.
APPENDIX B Page 9

Index

Index